[MINNEQUA LOGO APPEARS HERE]

                           PROXY STATEMENT/PROSPECTUS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

      The board of directors of Minnequa Bancorp, Inc. has unanimously approved the sale of Minnequa to Zions Bancorporation. In the proposed transaction, Minnequa will merge into Zions and combine its banking operations with Zions. We unanimously recommend that our stockholders vote to approve the merger agreement. We will hold a special meeting for you to vote upon the merger agreement.

      As a result of the merger, you will receive a combination of Zions common stock and cash. You will receive approximately $3,650 in value for each share of Minnequa common stock that you own. This value will be 55% in Zions common stock and 45% in cash. Because the price of Zions common stock will vary prior to the closing date of the merger, the number of Zions shares and amount of cash you will receive will change, but you will receive a value of approximately $3,650 for each of your shares.

      Zions common stock trades under the symbol "ZION" on the Nasdaq National Market. On October 8, 2001, the last trading date before the printing of this document, the closing price per share of Zions common stock as reported on the Nasdaq National Market was $43.92.There is no public market for our shares.

      Various associates of our chairman, Mahlon T. White, own in excess of 78% of our common stock and have agreed to vote in favor of the merger agreement. Approval of the merger agreement is therefore assured. However, we encourage you to vote and to submit your proxy card to us. Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. No vote of Zions' stockholders is required.

      This document provides you with detailed information about the merger of Zions and Minnequa. We encourage you to read this entire document carefully. This document incorporates important business and financial information about Zions. See "Where You Can Find More Information" and "Documents Incorporated by Reference," below.

      Our special stockholders' meeting will be held at Minnequa Bank, 401 W. Northern Avenue, Pueblo, Colorado on November 6, 2001 at 10:00 a.m. local time.

      /s/ John A. Marvel

      John A. Marvel
      Vice President of
      Minnequa Bancorp, Inc.

      Neither the SEC nor any state securities commission has approved or disapproved of the Zions common stock to be issued in the merger under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

      The shares of Zions common stock offered by this document are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties. Neither the FDIC nor any other governmental agency insures or guarantees any loss to you of your investment value in the Zions common stock.

      Proxy Statement/Prospectus dated October 9, 2001, and first mailed to stockholders on or about October 9, 2001.

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                       WHERE YOU CAN FIND MORE INFORMATION

       Zions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Zions files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Zions' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, you may read and copy Zions' SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. Zions' Internet address is www.zionsbancorporation.com.

      This proxy statement/prospectus incorporates important business and financial information about Zions that is not included in or delivered with this document. See "Documents Incorporated by Reference" on page 40. This information is available without charge to you if you contact Clark B. Hinckley, Senior Vice President -- Investor Relations and Communications of Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111, telephone (801) 524-4787. In order to ensure timely delivery of documents, you should request information as soon as possible, but no later than October 30, 2001.

                             Minnequa Bancorp, Inc.
                            401 West Northern Avenue
                           Pueblo, Colorado 81004-3100

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that Minnequa Bancorp, Inc. ("Minnequa") will hold a special meeting of stockholders at The Minnequa Bank of Pueblo ("Minnequa Bank"), 401 W. Northern Avenue, Pueblo, Colorado on November 6, 2001 at 10:00 a.m. local time to consider and vote upon the Agreement and Plan of Reorganization by and among Minnequa, Minnequa Bank, Zions Bancorporation ("Zions"), a Utah corporation, Vectra Bank Colorado, National Association ("Vectra Bank"), and Mahlon T. White, dated as of July 10, 2001, which will approve the following actions described in the merger agreement:

o    Minnequa will merge with Zions, with Zions being the surviving corporation;

o Minnequa Bank, a wholly-owned subsidiary of Minnequa, will merge with and into Vectra Bank, a wholly-owned subsidiary of Zions, with Vectra Bank being the surviving bank; and

o Zions will issue an aggregate of approximately 550,000 shares of its common stock and an aggregate of approximately $20 million in cash to the former Minnequa stockholders upon completion of the merger.

     We will transact such other business as may properly come before our special meeting.

     We describe the merger agreement and the merger more fully in the attached proxy statement/prospectus, which includes a copy of the merger agreement as Appendix A. We have fixed the close of business on October 8, 2001 as the record date for determining the stockholders of Minnequa entitled to vote at our special meeting and any adjournments or postponements of the meeting. Only holders of record of Minnequa common stock at the close of business on the record date are entitled to notice of and to vote at our special meeting.

     The board of directors of Minnequa unanimously recommends that you vote "FOR" approval of the merger agreement and the merger. The affirmative vote of the holders of a majority of the outstanding shares of Minnequa common stock is required to approve the merger agreement and the merger. Under Colorado law, Minnequa stockholders are entitled to assert dissenters' rights and have the right to dissent to the merger agreement and thereby to receive a payment solely in cash for the fair value of their Minnequa shares.

     Your vote is important regardless of the number of shares you own. The Minnequa board requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. You may revoke any proxy that you deliver prior to our special meeting by delivering a written notice to Minnequa stating that you have revoked your proxy or by delivering a later-dated proxy at any time prior to our special meeting. Stockholders of record of Minnequa common stock who attend our special meeting may vote in person, even if they have previously delivered a signed proxy.


                                         By Order of the Board of Directors of
                                         Minnequa Bancorp, Inc.


                                         /s/John A. Marvel

                                         John A. Marvel
                                         Vice President


Pueblo, Colorado
October 9, 2001

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1
SUMMARY.......................................................................4
     Summary Financial Information............................................9
THE STOCKHOLDERS' MEETING....................................................10
     The Minnequa Special Meeting............................................10
PROPOSAL 1...................................................................12
ADOPTION OF THE MERGER AGREEMENT.............................................12
     Vote Required to Approve the Merger Agreement...........................12
     General.................................................................12
     Background of and Reasons for the Merger................................13
     Recommendation of the Minnequa Board and Minnequa's Reasons
     for the Merger..........................................................15
     Opinion of Minnequa's Financial Advisor.................................16
     Interests of Officers and Directors in the Merger That
     Are Different from Your Interests.......................................19
     Accounting Treatment....................................................22
     Dissenters' Rights......................................................22
     Inclusion of Common Stock on Nasdaq National Market.....................22
     Dividends...............................................................22
     Exchange of Minnequa Certificates; the Payment of
     Cash for Fractional Shares..............................................23
     Representations and Warranties..........................................23
     Conduct of Business Pending Completion of the Merger....................24
     Conditions to Complete the Merger.......................................25
     Termination and Termination Fees........................................26
     Survival of Certain Provisions..........................................27
     Restrictions on Resales by Affiliates...................................27
     Allocation of Costs and Expenses........................................28
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.....................................28
REGULATORY APPROVALS.........................................................31
RIGHTS OF DISSENTING STOCKHOLDERS............................................32
PRICE RANGE OF COMMON STOCK AND DIVIDENDS....................................34
COMPARISON OF STOCKHOLDERS' RIGHTS...........................................35
DESCRIPTION OF ZIONS CAPITAL STOCK...........................................37
     Authorized Capital Stock................................................37
     Registrar and Transfer Agent............................................38
OTHER MATTERS................................................................38
LEGAL MATTERS................................................................38
EXPERTS......................................................................38
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................39
DOCUMENTS INCORPORATED BY REFERENCE..........................................39
     Zions Bancorporation SEC Filings Incorporated by
     Reference into This Document............................................40

Appendix A - Agreement and Plan of Reorganization, dated as of July 10, 2001 Appendix B - Fairness Opinion of McDonald Investments Inc.
Appendix C - Rights of Dissenting Stockholders under Sections 7-113-101 through
             7-113-302 of the Colorado Business Corporation Act

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

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

        This document, provides you with detailed information about the merger agreement, the merger and related matters that we will submit for approval at the Minnequa special meeting of stockholders. We encourage you to read this entire document carefully.

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Minnequa and a prospectus of Zions. As a proxy statement, it's being provided to you because Minnequa's board of directors is soliciting your proxy for use at the special meeting of stockholders called to consider and vote on the proposed merger of Minnequa and Zions. As a prospectus, it's being provided to you because Zions is offering to exchange shares of its common stock as well as cash for your shares of Minnequa common stock if the merger is completed.

Q: WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?

A: Minnequa will merge with and into Zions, with Zions being the surviving corporation. Upon completion of this merger, the corporate existence of Minnequa will cease. Immediately following that merger, Minnequa Bank, Minnequa's wholly-owned subsidiary, will merge with and into Vectra Bank, Zions' wholly-owned subsidiary, and Vectra Bank will be the surviving bank.

Q: WHY IS MINNEQUA PROPOSING TO MERGE?

A: The Minnequa board of directors believes that this merger will strengthen the position of Minnequa in the financial services industry, which is rapidly changing, growing more competitive and consolidating. The Minnequa board is proposing this merger because the board has concluded that the merger is in the best interests of the Minnequa stockholders. In addition, following the merger, Zions and Vectra Bank can offer Minnequa's customers a broader array of financial services and products than Minnequa could offer on its own.

Q: WHAT WILL MINNEQUA STOCKHOLDERS RECEIVE FOR THEIR MINNEQUA SHARES?

A: Each Minnequa stockholder will receive a combination of Zions common stock and cash for each share of Minnequa common stock that he, she or it owns at the effective time of the merger. The merger consideration, as defined below, to be paid to the former Minnequa stockholders will have a value of $45,000,000, minus the amount by which certain transaction expenses, which we define below, exceed $690,000 plus any identifiable tax benefit associated with the portion of certain transaction expenses that exceed $690,000. We know that these transaction expenses will be approximately $2,446,010 before any associated tax benefits. We expect the tax benefit associated with the transaction expenses to be approximately $326,836. Therefore, the merger consideration payable to the Minnequa stockholders in the merger will be approximately $43,570,826. As a result, each of the 11,938 outstanding shares of Minnequa common stock, assuming this number of Minnequa shares is outstanding at the effective time of the merger and assuming the transaction expenses equal $2,446,010 before any associated tax benefits, would be exchangeable into the right to receive a combination of Zions common stock and cash equal in value to approximately

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

$3,650. Of this amount, approximately $2,007.50 would be payable in Zions common stock, excluding fractional shares of Zions common stock, and approximately $1,642.50 would be payable in cash, plus cash instead of any fraction of a share of Zions common stock. See "Adoption of the Merger Agreement and Approval of the Merger - The Merger Consideration, " on page 13 below.

Q: WILL A MINNEQUA STOCKHOLDER HAVE TO TAKE PART CASH AND PART ZIONS STOCK?

A: Yes. You will not be able to choose between receiving solely shares of Zions common stock or solely cash in exchange for your shares of Minnequa common stock. Upon completion of the merger, each Minnequa stockholder will receive a combination of Zions common stock and cash in exchange for the stockholder's shares of Minnequa common stock. Of your pro rata share of the merger consideration that you will receive upon completion of the merger, 55% will be payable in shares of Zions common stock and 45% will be payable in cash.

Q: WHAT HAPPENS WHEN THE MARKET PRICE OF ZIONS COMMON STOCK FLUCTUATES?

A: The market price of Zions common stock will fluctuate before and after the merger is completed. Because the number of shares of Zions common stock issuable by Zions in the merger is based on the average closing price, which we define below, of a share of Zions common stock during a specified period of time before the effective date of the merger, the number of shares of Zions common stock that each Minnequa stockholder will receive when the merger is completed will vary between now and the effective date of the merger.

   Because the value of the merger consideration is expected to be approximately $43,570,826, increases or decreases in the Zions share price will not affect the value of the Zions stock and cash that each Minnequa stockholder will receive in the merger but will affect only the number of shares of Zions stock that each Minnequa stockholder will receive in the merger. You can obtain current market prices for shares of Zions common stock as reported on the Nasdaq National Market under the symbol "ZION."

      On October 8, 2001, the last trading day before printing of this document, the closing sales price of Zions common stock on the Nasdaq National Market was $43.92. If the average closing price on the effective date of the merger equaled $43.92 and the value of the merger consideration equaled $43,570,826, then each of the 11,938 outstanding share of Minnequa common stock would have been exchangeable for 45 shares of Zions common stock and $1,673.60 in cash.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A: Our special meeting is scheduled to take place on November 6, 2001, at the time and place indicated in our notice of special meeting of stockholders at the beginning of this document. Please refer to the notice for the relevant information regarding our special meeting.

Q: HOW DO I VOTE?  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at our special meeting. In addition, you may attend our special meeting in person and vote, whether or not you have already signed and mailed your proxy card. If you sign and return your proxy but do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposal. If you abstain from voting or do not vote, that will have the effect of a vote against the proposal.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide your broker instructions on how to vote. Your broker cannot vote your shares without receiving voting instructions from you. Your broker will send you directions on how you can instruct your broker to vote. You should follow the directions provided by your broker. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE?

A: Yes. You may change your vote at any time before your proxy is voted at our special meeting. If your shares are held in your own name, there are three ways for you to revoke your proxy and change your vote:

     o You may send a later-dated, signed proxy card before our special meeting;

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

     o You may attend our special meeting in person and vote at our special meeting; merely attending our special meeting, however, will not revoke your proxy; you will need to complete a ballot in order to vote in person at our special meeting; we will provide ballots for those of our stockholders who wish to vote at our special meeting; and
     o    You may revoke any proxy by written notice to our vice president, John
          A. Marvel, prior to our special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: DO I HAVE DISSENTERS' RIGHTS?

A: Yes. Under Colorado law, you have the right to dissent from the merger and thereby to receive solely a cash payment for your shares of Minnequa common stock. The Colorado statutory scheme is very complicated. Failure to follow the statutory provisions precisely may result in your loss of your dissenters' rights under Colorado law. See "Rights of Dissenting Stockholders," below. We present the Colorado statutory provisions in their entirety in Appendix C to this document. Please read this document and Appendix C carefully.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect the merger to qualify as a reorganization for federal income tax purposes. In general, this means that you will realize gain, but not loss, to the extent that the amount of cash plus the value of the Zions common stock that you receive in the merger exceeds your basis in Minnequa common stock. The amount of gain that you will recognize will be the lesser of (1) the amount of your realized gain or (2) the amount of the cash that you received. Tax matters are very complicated and the federal, state and local tax consequences of the merger to you will depend on your particular facts and circumstances. We urge you to consult your tax advisor to fully understand the tax consequences of the merger to you.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We hope to complete the merger as quickly as possible after receipt of stockholder and regulatory approvals. We expect to complete the merger during the fourth quarter of 2001, shortly after receipt of stockholder approval.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A. Yes. Much of the business and financial information about Zions that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Zions with the Securities and Exchange Commission ("SEC"). This means that Zions may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Documents Incorporated by Reference" on page 40 for a list of documents that Zions has incorporated by reference into this document and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A. You should rely on the later filed document. Information in this document may update information contained in one or more of the Zions documents incorporated by reference. Similarly, information in documents that Zions may file after the date of this document may update information contained in this document or information contained in previously filed documents.

                                     SUMMARY

      This summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents that we refer to in "Where You Can Find More Information" above and "Documents Incorporated by Reference," below.

The Companies

Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111
(801) 524-4787

      Zions Bancorporation is a financial holding company organized under the laws of Utah in 1955, and registered under the Bank Holding Company Act of 1956, as amended. Zions and its subsidiaries own and operate six commercial banks with a total of 413 offices. Zions provides a full range of banking and related services through its banking and other subsidiaries, primarily in Utah, Idaho, California, Nevada, Arizona, Colorado and Washington.

      On December 31, 2000, Zions had total assets of approximately $21.9 billion, loans of approximately $14.4 billion, deposits of approximately $15.1 billion and shareholders' equity of approximately $1.8 billion. On June 30, 2001, Zions had total assets of approximately $23.5 billion, loans of approximately $16.5 billion, deposits of approximately $17.2 billion and shareholders' equity of approximately $2.2 billion. Active full-time equivalent employees totaled 7,738 at June 30, 2001.

      Zions focuses on maintaining community-minded banking by strengthening its core business lines of retail banking, small and medium-sized business lending, residential mortgage and investment activities. The banks provide a wide variety of commercial and retail banking and mortgage-lending financial services. Commercial loans, lease financing, cash management, lockbox, customized draft processing, and other special financial services are provided for business and other commercial banking customers. A wide range of personal banking services are provided to individuals, including bank card, student and other installment loans and home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit and 24 hour ATM access.

Vectra Bank Colorado, National Association
2000 South Colorado Boulevard
Suite 2-1200
Denver, Colorado 80222
(720) 947-7700

      Vectra Bank Colorado, National Association is a wholly-owned subsidiary of Zions. Vectra Bank, organized in 1998 to consolidate the businesses of several predecessor banks, is incorporated under the National Bank Act as a national bank and is a member bank of the Federal Reserve System. Through its 54 branches, Vectra Bank provides commercial banking services throughout the state of Colorado with offices in Denver, Adams, Alamosa, Arapahoe, Boulder, Douglas, El Paso, Jefferson, Larimer, Logan, Montezuma, Morgan, Routt, Saguache, and Weld Counties, Colorado, as well as in San Juan County, New Mexico. As of June 30, 2001, Vectra Bank had assets of approximately $2.3 billion, deposits of approximately $1.4 billion, loans of approximately $1.6 billion and stockholders' equity of approximately $393 million and is the sixth largest financial institution in Colorado as measured by Colorado deposits.

Minnequa Bancorp, Inc.
401 West Northern Avenue
Pueblo, Colorado 81004-3100
(719) 586-1300

      Minnequa Bancorp, Inc. is a one-bank holding company, incorporated on June 7, 1984. Minnequa owns 100% of the outstanding stock of The Minnequa Bank of Pueblo, a commercial bank. Minnequa is supervised by the Board of Governors of the Federal Reserve System.

The Minnequa Bank of Pueblo
401 West Northern Avenue
Pueblo, Colorado 81004-3100
(719) 586-1300

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

      Minnequa Bank is a wholly-owned subsidiary of Minnequa Bancorp. Minnequa Bank was chartered under Colorado law on March 3, 1902, serving the communities of Pueblo and Southeastern Colorado for over 99 years. Chartered by the Thatcher brothers, ancestors of the former majority stockholder, Mahlon T. White, this community bank has remained a family-owned institution for its entire existence. The Bank has five full-service banking offices strategically located throughout the greater Pueblo area. As of June 30, 2001, Minnequa Bank had assets of approximately $319.6 million, deposits of approximately $294.1 million, loans of approximately $199.9 million and stockholders' equity of approximately $23.5 million. Minnequa Bank is an FDIC-insured and Colorado-chartered commercial bank. Minnequa Bank's primary federal bank regulator is the FDIC.

The Merger

Nature of the Merger (see page 12)

      The merger will combine Zions and Minnequa. Zions will be the surviving corporation. After the merger, Zions will issue the merger consideration consisting of shares of Zions common stock and cash to the former stockholders of Minnequa.

      Immediately following the merger of Zions and Minnequa, we will also merge our banking subsidiaries, Vectra Bank and Minnequa Bank. We will accomplish the merger of these banks through the merger of Minnequa Bank into Vectra Bank. Vectra Bank will be the surviving bank.

What Minnequa Stockholders Will Receive as a Result of the Merger; What Is the Merger Consideration? (see page 13)

      The Minnequa stockholders will receive the merger consideration upon completion of the merger. Each Minnequa stockholder will receive a combination of shares of Zions common stock and cash in exchange for that stockholder's shares of Minnequa common stock. The merger consideration will have a value of $45,000,000 minus the amount by which certain transaction expenses exceed $690,000 plus any identifiable tax benefit associated with the portion of certain transaction expenses that exceed $690,000. Since the parties know that these transaction expenses will be approximately $2,446,010 before any associated tax benefits, the value of the merger consideration will be approximately $43,570,826 or approximately $3,650 for each of the 11,938 shares of Minnequa common stock outstanding, assuming that 11,938 Minnequa shares are outstanding on the effective date of the merger.

      Of the value of the merger consideration payable to each Minnequa stockholder, 55% of the merger consideration that each Minnequa stockholder will receive will be paid to each stockholder in Zions common stock, and 45% will be paid to each stockholder in cash. The market prices of Zions common stock will fluctuate between the date of this document and the date on which the merger takes place. Under the terms of the merger agreement, the fluctuation in the market price of Zions common stock will not change the value of the total merger consideration to be received by our stockholders, but will change only the number of shares of Zions common stock to be received by each of our stockholders.

Zions Plans to Continue Its Cash Dividend Policy Following the Merger (see page 22)

      The current annualized rate of cash dividends on the shares of Zions common stock is $0.80 per share. For illustrative purposes only, if we assume that the average closing price is $43.92 as was the closing price of Zions common stock on October 8, 2001, the last trading day before the printing of this document, and that the per share merger consideration is $3,650, then under those circumstances Zions would issue 45 shares of its common stock plus cash of approximately $1,673.60 for each share of Minnequa common stock,

      If we further assume a Zions annualized dividend rate of $0.80 per share of Zions common stock, then in these circumstances a former Minnequa stockholder would receive as a Zions stockholder following the merger an equivalent annualized dividend of $36.00 (45 Zions shares times $0.80 dividend per share) with respect to each share of Minnequa common stock surrendered in the merger. The current annualized rate of regular cash dividends on Minnequa common stock is $100.00 per share and $2.22 per 1/45th of a share.

      Following the merger, we expect that Zions will continue to pay quarterly cash dividends in a manner that is consistent with its past practices, subject to approval and declaration by its board. The payment of cash dividends by Zions in the future will depend on its financial condition, earnings, business conditions and other factors.

Tax Consequences of the Merger (see page 28)

      The merger has been structured to qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code. We will have no obligation to complete the merger unless we receive a legal opinion that the merger will qualify as a reorganization for federal income tax purposes. The legal opinion will not bind the Internal Revenue Service, which, however, could take a different view.

What We Need to Do Before the Merger is Complete (see page 25)

      Completion of the merger depends on a number of conditions being met, including the following:
     o approval of the merger by the required majority vote of the Minnequa stockholders;
     o approval by the Colorado Division of Banking. While we do not know of any reason why we would not be able to obtain this approval in a timely manner, we cannot be certain when or if we will get this approval; and
     o receipt by us of an opinion from the law firm of Duane, Morris & Heckscher LLP, counsel to Zions, to the effect that the U.S. federal income tax treatment of the merger to Minnequa stockholders, Minnequa and Zions will generally be as described in this document.

      Generally, Zions and Minnequa can waive conditions to completion of the merger. Some of these conditions, however, cannot be waived, including stockholder and regulatory approvals. We expect to complete the merger during the fourth quarter of 2001.

Terminating the Merger Agreement (see page 26)

         Zions or Minnequa may terminate the merger agreement without completing the merger by mutual consent, or if any of the following occurs:

     o if any of the representations or warranties of the other party was materially inaccurate when made, or in the event of a material breach or material failure by the other party of any of that party's covenants or agreements and that breached covenant or agreement has not been or cannot be cured within thirty days, and which inaccuracy, breach, or failure, if continued to the effective date of the merger, would result in any condition precedent to completion of the merger not being satisfied;
     o either Zions or Minnequa shall have determined in good faith that the merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of Colorado or Utah to restrain or invalidate the transactions contemplated by the merger agreement;
     o    the stockholders of Minnequa fail to approve the merger; or
     o    the merger is not completed by March 31, 2002.

Amending the Agreement

      Zions and Minnequa may amend the merger agreement at any time by mutual written agreement, except that after approval by our stockholders, no waiver or amendment can adversely change the amount and kind of consideration or prejudice the economic interests that our stockholders would receive in the merger.

Minnequa Stockholders Will Have the Right to Dissent to the Merger Agreement and the Merger (see page 32)

      Under Colorado law, the Minnequa stockholders will have dissenters' rights in connection with the merger. By following the Colorado statutory scheme, you may dissent to the merger agreement and the merger and thereby receive solely a cash payment for your shares of Minnequa common stock. To assert your rights successfully, you will need to follow the statutory requirements precisely. Failure to follow the precise requirements of Colorado law may result in the loss of your dissenters' rights.

Comparative per Share Market Price Information (see page 34)

      Shares of Zions common stock trade on the Nasdaq National Market. Shares of Minnequa common stock are not publicly traded. If we assume as we have assumed in earlier paragraphs of this document, for the purpose of providing Minnequa stockholders an illustration of the value of their Minnequa stock:

     o that each share of Minnequa common stock will be exchangeable on the effective date of the merger for a total of approximately $3,650 in value of Zions common stock and cash; and

     o that the average closing price of Zions common stock will be $57.56 as it was on July 9, 2001, the last full trading day prior to the public announcement of the signing of the merger agreement,

   then in those circumstances each share of Minnequa common stock would be convertible into the right to receive 35 shares of Zions common stock and approximately $1,642.50 in cash.

      Likewise,

     o if the average closing price of Zions common stock will be $43.92 as it was on October 8, 2001, the last trading day prior to the printing of this document,

   then in those circumstances each share of Minnequa common stock would be convertible into the right to receive 45 shares of Zions common stock and $1,673.60 in cash.

      Because the transaction expenses may be greater than $2,446,010 before any associated tax benefits on the effective date of the merger and thus the value of the merger consideration may be less than $43,570,826 on the effective date of the merger, the actual value of a share of Minnequa common stock on the effective date of the merger may be less than the approximate amount of $3,650 that we used in the above illustrations. Likewise, because the average closing price of Zions common stock will vary between the date of this document and the effective date of the merger, the number of shares to be received by each Minnequa stockholder will likely be different from the amounts that we used in the illustrations above.

      The market prices of Zions common stock will fluctuate between the date of this document and the date on which the merger takes place. Under the terms of the merger agreement, the fluctuation in the market price of Zions common stock will not change the value of the total merger consideration to be received by our stockholders, but will change only the number of shares of Zions common stock to be received by each of our stockholders. You can obtain current market quotations for Zions common stock from a newspaper, on the Internet, or by calling your broker.

Our Financial Advisor Believes the Merger Consideration Is Fair to Our Stockholders from a Financial Point of View (see page 16)

      We have received a written opinion from our financial advisor, McDonald Investments Inc., to the effect that, as of the date of this document, the merger consideration was fair to our stockholders from a financial point of view. We attach a copy of the McDonald opinion as Appendix B to this document. We recommend that each of our stockholders read the opinion carefully in its entirety to understand the assumptions made, matters considered, and limitations on the review undertaken by our financial advisor.

When We Expect the Merger to Close (see page 12)

      We expect completion of the merger as soon as practicable following receipt of all necessary regulatory approvals and following approval of the merger by our stockholders at our special stockholders meeting and satisfaction of all other conditions to the merger. We expect that the merger will close during the fourth quarter of 2001.

Our Reasons for the Merger (see pages 14 and 15)

      Zions and Minnequa are proposing to merge because each of us believes that by merging our two companies we can create a stronger, more visible, and more diversified banking franchise in Colorado under the leadership of Vectra Bank that will provide significant benefits to our stockholders and customers alike. We also believe that by bringing our customers and banking products together we can do a better job of growing our combined revenues than we could if we were not to merge. We believe that the merger will strengthen our position in the Pueblo region as a competitor in the financial services industry, which is rapidly changing, growing more challenging and competitive and becoming more consolidated.

We Recommend That Our Stockholders Adopt the Merger Agreement and Approve the Merger (see page 15)

      Our board of directors believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

Interests of Minnequa Officers and Directors in the Merger That Are Different from Your Interests (see page 19)

      Some of our officers and directors have interests in the merger that are different from, or in addition to, the interests that they have or would have as stockholders of Minnequa. The members of our board of directors knew about these additional interests, and considered them, when they approved the merger. The following represent the more salient of interests involved in the merger. For a more expansive discussion, see "Adoption of the Merger Agreement and Approval of the Merger -- Interests of Officers and Directors in the Merger That Are Different from Your Interests," below.

      Our chairman, Mahlon T. White, will enter into a non-competition agreement with Vectra Bank on the effective date of the merger. For a period of three years following the effective date of the merger, Mr. White will agree not to engage in the banking business in Pueblo County, Colorado, other than for Zions, Vectra Bank or their affiliates. In exchange for his performance under this agreement, Vectra Bank will agree to pay Mr. White $1,000,000. Although Mr. White is not a stockholder of Minnequa, various persons associated with Mr. White, including trusts created by Mr. White, own in excess of 78% of the outstanding Minnequa common stock.

      On the effective date of the merger, Mr. White and Vectra Bank will also enter into a consideration retention and payout agreement. Under this agreement, Vectra Bank will retain the $1,000,000 payable to Mr. White under his non-competition agreement with Vectra Bank. Upon completion of his three-year non-compete period, Vectra Bank will pay Mr. White the difference, if any, between $1,000,000 and 75% of the unexpected loss on a specified pool of Minnequa Bank loans.

      Additionally, John A. Marvel, our vice president and one of our directors and president of Minnequa Bank but not a stockholder of Minnequa, will enter into an employment agreement with Vectra Bank on the effective date of the merger. Under this agreement which will extend to July 10, 2002, Mr. Marvel will serve as an executive vice president of Vectra Bank and will receive a salary at an annualized rate of $220,000 and will participate in Vectra Bank's various employee benefit plans. Mr. Marvel will also agree not to compete with Zions, Vectra Bank or their affiliates for two years following the date he ceases to be employed by Vectra Bank. If Mr. Marvel's employment is terminated by Vectra Bank prior to July 10, 2002 without cause, Mr. Marvel would be entitled to continue to receive his salary at an annualized rate of $220,000 until July 10, 2002. Additionally, if his employment with Vectra Bank is terminated without cause or if his employment terminates on July 10, 2002, Vectra Bank will pay Mr. Marvel monthly compensation of $8,333.33 for each of the first twelve months following the date of termination of his employment with Vectra Bank, as compensation for his performance of his non-competition covenant.

      Under an agreement dated December 19, 1999 between Minnequa Bank and Mr. Marvel, the parties agreed that if Mr. Marvel retired after December 31, 2001, Mr. Marvel would receive a bonus. The agreement further provides that if Minnequa Bank were sold within the calendar year 2001, Mr. Marvel would receive a bonus of $50,000 in excess of the bonus he would receive if he retired after December 31, 2001. The compensation to be paid to Mr. Marvel under this agreement will be paid by Minnequa.

We Have Not Yet Received the Required Regulatory Approvals (see page 31)

      The merger and the bank merger have not yet received the required approval from the Colorado Division Banking. The Comptroller of the Currency has approved the merger. The Federal Reserve Board has waived the application and approval requirements of the Bank Holding Company Act in connection with the merger. The U.S. Department of Justice has not yet completed its review of the effect the transaction could have on competition.

Our Stockholders' Meeting

      We will hold our special meeting of stockholders at Minnequa Bank, 401 W. Northern Avenue, Pueblo, Colorado on November 6, 2001 at 10:00 a.m. local time.

                          Summary Financial Information

      The following table sets forth certain unaudited historical financial information for Zions. This information is based on the historical financial statements of Zions incorporated into this document by reference. Our stockholders should read the financial statements and the related notes with respect to Zions.


                                        Six Months
                                      Ended June 30,                               Years Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997          1996
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                        (unaudited)
                                                             (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income ........   $   450,855   $   385,590   $   803,378   $   741,489   $   573,942   $   369,604   $   297,099
  Provision for loan losses ..        25,007        11,462        31,811        17,956        14,034         5,930         4,825
  Net income .................       138,337        31,091       161,709       194,064       143,353       131,403       112,776

Per Share
  Net income basic ...........   $      1.53   $      0.36   $      1.87   $      2.29   $      1.77   $      1.95   $      1.71
  Net income diluted .........          1.51          0.36          1.86          2.26          1.75          1.92          1.69
  Cash dividends .............          0.40          0.49          0.89          0.72          0.54          0.47          0.43

Statement of Condition at
  Period End
  Assets .....................   $23,487,799   $21,458,435   $21,939,443   $20,280,900   $18,049,623   $10,793,596   $ 7,353,618
  Deposits ...................    17,170,084    14,513,983    15,069,983    14,061,939    14,220,910     7,830,011     5,301,234
  Long-term debt .............       616,681       420,099       419,550       453,471       453,735       258,566       251,620
  Shareholders' equity .......     2,197,722     1,633,984     1,778,884     1,659,838     1,452,631       856,606       568,749

                            THE STOCKHOLDERS' MEETING

                          The Minnequa Special Meeting

When and Where the Minnequa Special Meeting Will Be Held

      We will hold a special meeting of our stockholders at Minnequa Bank, 401
W. Northern Avenue, Pueblo, Colorado on November 6, 2001 at 10:00 a.m. local time.

What Will Be Voted on at the Minnequa Special Meeting

      Our stockholders will consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of July 10, 2001, among Zions, Vectra Bank, Minnequa, Minnequa Bank and Mr. Mahlon T. White, our chairman, under which, among other things:

     o Minnequa will merge with Zions, with Zions being the surviving corporation;

     o Zions will issue approximately 550,000 shares of its common stock and approximately $20 million in cash to the former Minnequa stockholders upon completion of the merger in exchange for all of their shares of Minnequa common stock; and

     o Minnequa Bank, our wholly-owned subsidiary, will merge with and into Vectra Bank, Zions' wholly-owned subsidiary, with Vectra Bank being the surviving bank.

      We may take action on the above matters at our special meeting, or on any later date to which our special meeting is postponed or adjourned.

      We are unaware of other matters to be voted on at our special meeting. If other matters do properly come before our special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying proxy card.

Stockholders Entitled to Vote

      We have set October 8, 2001 as the record date to determine which Minnequa stockholders will be entitled to vote at our special meeting. Only those of our stockholders who held their shares of record as of the close of business on the record date will be entitled to receive notice of and to vote at our special meeting. As of the record date, there were 11,938 outstanding shares of Minnequa common stock. Each Minnequa stockholder on the record date is entitled to one vote per share, which the stockholder may cast either in person or by properly executed proxy. As of the same date, our directors, executive officers and their affiliates owned a total of 9,681 shares of our common stock, representing approximately 81% of the shares of our common stock then issued and outstanding. Each of our directors and executive officers is expected to vote his or her shares in favor of the merger. Included in this amount are 9,341 shares of our common stock owned by associates of Mr. White, including charitable remainder trusts established by him, representing approximately 78% of our issued and outstanding shares of common stock. These associates have agreed with Zions to vote their shares in favor of the merger agreement and the merger. If these persons vote their shares in the manner in which they have agreed, approval of the merger agreement and the merger is assured.

Vote Required to Adopt the Merger Agreement

      The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at our special meeting is required to adopt the merger agreement and approve the merger.

      Stock exchange rules prohibit brokers who hold shares of Minnequa common stock in nominee or "street name" from giving a proxy without specific instructions from the beneficial owners of the shares. We will count these so-called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

      Abstentions and broker non-votes on the proposal to adopt the merger agreement will effectively count as votes against that proposal.

Voting Your Shares

      Our board is soliciting proxies from our stockholders. This will give you an opportunity to vote at our special meeting. Our board urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not either vote by proxy or attend the special meeting and vote in person, your vote will be counted as not present for quorum purposes and will effectively count as a vote against the proposal to adopt the merger agreement and approve the merger. If you vote by proxy, but make no specification on your proxy that you have otherwise properly executed, the named agent will vote "FOR" adoption of the merger agreement and approval of the merger.

      You may grant a proxy by dating, signing and mailing your proxy card. You may also cast your vote in person at the meeting.

      Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

      In person. If you attend our special meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at our special meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at our special meeting to vote your shares.

Establishing a Quorum of Stockholders

      If a majority of the total number of issued and outstanding shares of Minnequa common stock are present at our special meeting, either in person or by proxy, our special meeting will have the quorum of stockholders required for us to transact business.

Changing Your Vote

      Any of our stockholders giving a proxy may revoke the proxy at any time before the vote at our special meeting in one or more of the following ways:

     o delivering a written notice to our vice president, John A. Marvel, bearing a later date than the proxy;

     o    giving a later-dated proxy by mail; or

     o appearing in person and voting at our special meeting. Attendance at our special meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at our special meeting.

      You should send any written notice of revocation or subsequent proxy to John A. Marvel, vice president, Minnequa Bancorp, Inc., 401 West Northern Avenue, Pueblo, Colorado 81004-3100, Attention: Chief Executive Officer, or hand deliver the notice of revocation or subsequent proxy to the chief executive officer at or before the taking of the vote at our special meeting.

Solicitation of Proxies and Costs

      We will bear our own costs of solicitation of proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees may solicit proxies from our stockholders. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this document and related proxy materials to John A. Marvel, our vice president, via the Internet at johnm@minnequabank.com or by telephone at (719) 586-1311.

      Regardless of the number of shares you own, your vote is important to us. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

Recommendation of the Minnequa Board

      Our board of directors has unanimously approved the merger agreement, the merger and the related matters. Our board considered the fairness opinion of our financial advisor when it unanimously approved the merger agreement. We believe that the merger agreement, the merger and the related matters are in the best interests of Minnequa and our stockholders, and we recommend that our stockholders vote "FOR" adoption of the merger agreement and approval of the merger. See "Proposal 1 -- Adoption of the Merger Agreement and Approval of the Merger -- Recommendation of the Minnequa Board and Minnequa's Reasons for the Merger."

                                   PROPOSAL 1

           ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

      The following summary describes the material terms and provisions of the merger agreement and the merger. We have attached a copy of the merger agreement to this document as Appendix A and we have incorporated it into this document by reference. We urge all stockholders to read the merger agreement carefully in its entirety.

Vote Required to Approve the Merger Agreement

      The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding shares of Minnequa common stock entitled to vote at our special meeting is required to adopt the merger agreement and approve the merger.

General

      Under the merger agreement,

     o Minnequa will merge with and into Zions, with Zions being the surviving corporation, and the separate corporate existence of Minnequa will cease,

     o Zions will survive and will continue its corporate existence under the laws of the State of Utah under its existing charter and bylaws. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "Adoption of the Merger Agreement and Approval of the Merger -- Conditions to Complete the Merger," the merger of Minnequa with and into Zions will become effective on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Utah and the Secretary of State of the State of Colorado.

     o    Immediately following the completion of the Zions and Minnequa merger,

          o    Minnequa Bank will merge with and into Vectra Bank;

          o    the separate corporate existence of Minnequa Bank will cease; and

          o Vectra Bank will be the surviving bank in the bank merger and will continue its existence as a national bank under the laws of the United States under its current name, charter and bylaws.

     o Each share of Minnequa common stock issued and outstanding at the effective time of the merger will convert into the right to receive a pro rata portion of the merger consideration, consisting of shares of

          Zions common stock and cash. Upon completion of the merger, Zions will issue its stock and the cash to the former Minnequa stockholders.

     o Zions will issue an aggregate of approximately 550,000 shares of its common stock and an aggregate of approximately $20 million in cash to the former Minnequa stockholders at the effective time of the merger.

     o    We expect to complete the merger in the fourth quarter of 2001.

The Merger Consideration

      Upon completion of the merger, each former Minnequa stockholder will receive a combination of shares of Zions common stock and cash. We refer in this document to the total consideration payable to our stockholders in exchange for their shares of Minnequa common stock as the "merger consideration." The merger agreement defines the value of the merger consideration as $45,000,000 minus the amount by which "transaction expenses," which we define in this section below, exceeds $690,000 plus any identifiable tax benefit associated with the portion of these transaction expenses that exceed $690,000 as determined by Zions' independent auditors, Ernst & Young LLP. The merger consideration, which will be payable in a combination of Zions stock and cash, will be calculated by dividing the value of the merger consideration by the total number of shares of Minnequa common stock outstanding on the effective date of the merger. Of this per Minnequa share amount, 55% of the value of the merger consideration that each Minnequa stockholder will receive will consist of Zions stock, and 45% will consist of cash. No Minnequa stockholder will have a choice as to the nature of the merger consideration which that stockholder will receive in the merger. No stockholder will have a right to elect to receive solely shares of Zions common stock or solely cash. Each of our stockholders will receive a combination of Zions common stock and cash in exchange for that stockholder's shares of Minnequa common stock. The value of a share of Zions common stock will be the "average closing price," which we define below.

      The merger agreement defines:

     o average closing price as the average of the mean of the closing bid and asked prices of Zions common stock in the over-the-counter market as such prices are reported on the Nasdaq National Market as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the second trading day before the effective date of the merger;

     o transaction expenses as all pre-tax expenses incurred or to be incurred on or after April 1, 2001 with respect to (1) the engagement of The Wallach Company [now McDonald Investments Inc.] as our financial advisor and investment banker, (2) the engagement of Banner, Buxman, Kwitek & Ohlsen P.C. as our counsel in connection with the merger, (3) the engagement of McPherson, Breyfogle, Daveline & Goodrich, P.C. as our accountants in connection with the merger, and
          (4) the termination of the pension plan of Minnequa Bank, other than the charge to earnings of Minnequa or Minnequa Bank of $471,854, which represents the balance of the prepaid pension cost asset related to the pension plan, net of the reversal of the related deferred income tax liability.

      Zions will not issue fractional shares of its common stock in the merger. Rather, each of our stockholders who would be entitled to a fractional share of Zions common stock will receive an amount of cash equal to the product of the fraction times the average closing price.

      We anticipate that the transaction expenses will be approximately $2,446,010 before any associated tax benefits. We expect the tax benefit associated with the transaction expenses to be approximately $326,836. Consequently, the value of the merger consideration will be approximately $43,570,826. As of the date of this document, there are 11,938 shares of Minnequa common stock issued and outstanding. If 11,938 shares of our common stock are issued and outstanding on the effective date of the merger and if the value of the merger consideration equals $43,570,826 on that date, which we cannot guarantee, then each share of our common stock will be convertible into a combination of Zions common stock and cash with a value of approximately $3,650.

Background of and Reasons for the Merger

      From time to time over the past several years, management of Minnequa and Minnequa Bank have received inquiries concerning the possible sale of control of Minnequa and Minnequa Bank. Management declined to engage in serious acquisition discussions, however, deeming none of those inquiries to be of sufficient merit to warrant Minnequa's departing from its strategy of maintaining its independence and methodically building stockholder value.

      In 2000, Mahlon T. White, the chairman of the board and president of Minnequa, who had created four charitable remainder trusts to which he had transferred his majority interest in the stock of Minnequa, expressed to the Board his desire to withdraw from the banking industry and retire. Mr. White noted the fact that none of his three sons desired to continue the family's long history of involvement in banking in the State of Colorado. Therefore, on October 19, 2000, Minnequa formally engaged The Wallach Company, a division of McDonald Investments Inc., to approach a selected group of prospective purchasers and, if those contacts elicited sufficient interest in a purchase of Minnequa and Minnequa Bank as well as two other banking companies also owned by entities related to Mr. White, to assist in structuring and negotiating one or more possible business combinations, and to render its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be paid to stockholders in any such transaction or transactions.

      McDonald contacted twenty-nine potential merger candidates, including Zions, to determine their interest in Minnequa and the other two banking companies. Based on discussions with McDonald, a number of parties including Zions elected to receive additional information. Representatives of Zions and Vectra Bank discussed the three banks with representatives of McDonald on February 15, 2001, March 9, 2001, and March 29, 2001. Zions and three other interested parties also attended a management presentation. Ultimately, one party submitted a preliminary indication of interest for Minnequa on a stand-alone basis and two parties including Zions submitted a combined proposal for Minnequa and the other two banking companies. Zions submitted its proposal on April 6, 2001.

      On April 10, 2001, Minnequa's management, with the assistance of McDonald, reviewed the proposals and decided to proceed with discussions with Zions concerning a transaction for the acquisition of Minnequa. On April 11, 2001, in response to a request by McDonald to break down what Zions would be willing to offer for Minnequa alone and to clarify its indication of interest in other respects, Zions submitted a clarified proposal. It indicates a proposed price for all three banking companies, as well as a stand-alone offer for Minnequa. Each Zions offer contemplated that 55 percent of the price be paid in the form of Zions stock and 45 percent of the price be paid in cash.

      On May 7, 2001, Zions began an on-site due diligence review of the business of Minnequa and Minnequa Bank. Price discussions continued through the completion of the due diligence review and thereafter led to a final base offering price of $45 million.

      On June 14, 2001, counsel for Zions distributed a first draft of a proposed definitive agreement and plan of reorganization. Representatives of Zions, Vectra Bank, Minnequa, and Minnequa Bank negotiated the terms of this agreement during the following weeks. After negotiation of the terms of a definitive agreement was completed, the boards of directors of Minnequa and Minnequa Bank met on July 10, 2001, to review the proposed agreement and plan of reorganization and consider a proposal to approve formally a merger with Zions and Vectra Bank. At that meeting, the boards of directors of Minnequa and Minnequa Bank with the assistance of Minnequa's legal counsel discussed and analyzed a number of factors in determining whether to enter into a definitive agreement with Zions and Vectra Bank, including:

     o the obligation of the board of directors of Minnequa to maximize the benefit to Minnequa's stockholders;

     o    the wherewithal of Zions to complete the transaction;

     o    the tax consequences of the transaction to Minnequa's stockholders;

     o    the terms of the proposed definitive agreement; and

     o the effect of the proposed transaction on employees and customers of and the community served by Minnequa and Minnequa Bank.

      The boards of directors of Minnequa and Minnequa Bank determined that a transaction with Zions and Vectra Bank would produce the maximum benefit to Minnequa's stockholders compared to the other two indications of interest, primarily for the following reasons:

     o The value of the Zions offer for Minnequa exceeded the value of the other indication of interest for Minnequa on a stand-alone basis;

     o The valuation included in the indication of interest of Zions for Minnequa and the two other banking companies as a group was estimated to be lower than the value of the Zions transaction with Minnequa on a stand-alone basis when combined with stand-alone indications of interest for the other two banking companies;

     o The valuation of Minnequa included in the indication of interest of another party for Minnequa and the other two banking companies as a group was estimated to be comparable in value to the value of the Zions transaction; however, the indication of interest for the three banking companies as a group was contingent upon the proposed buyer's obtaining financing, and there were additional concerns about the proposed buyer's ability to successfully complete and integrate such a large transaction; and

     o Zions has a good history of completing acquisitions and successfully integrating acquired companies.

      The boards of directors of Minnequa and Minnequa Bank concluded that it is in the best interest of the stockholders of Minnequa to secure a purchaser of Minnequa and Minnequa Bank who will continue the leadership and strong tradition of the White Family in banking in Colorado. The boards of directors of Minnequa and Minnequa Bank concluded that Zions was likely to do so, which would benefit the stockholders, the Pueblo community, and the customers of Minnequa Bank. As a result, the boards of directors of Minnequa and Minnequa Bank authorized signing the definitive agreement and plan of reorganization with Zions and Vectra Bank.

      The Agreement and Plan of Reorganization was executed on July 10, 2001, and on July 11, 2001, Zions issued a press release announcing the agreement.

Recommendation of the Minnequa Board and Minnequa's Reasons for the Merger

      Our board believes that the merger is fair to, and in the best interest of, Minnequa and our stockholders. Accordingly, our board has unanimously approved the merger agreement and recommends that Minnequa stockholders vote FOR the approval and adoption of the merger agreement.

      In reaching our determination to approve and adopt the merger agreement and to recommend the merger agreement and the merger to our stockholders for their consideration and approval, our board of directors considered a number of factors, including, without limitation, the following:

     o the current condition and growth prospects of Minnequa, Minnequa's historical results of operations and its prospective results of operations were Minnequa to remain independent;

     o the economic, business and competitive climate for banking and financial institutions in Colorado;

     o the monetary value of the cash and stock offered to Minnequa shareholders by Zions was higher than the offer received for Minnequa on a stand-alone basis; was higher when combined with stand-alone indications of interest for the other two banking companies than Zions' indication of interest for all three banking companies combined; and was similar to the estimated valuation of Minnequa implicit in the offer received for all three holding companies that was contingent upon financing;

     o the potential market value, liquidity and dividend yield of Minnequa's common stock if Minnequa were to remain independent;

     o the greater financial and management resources and customer product offerings of Zions which could increase the competitiveness of the combined institution in Minnequa's market area and its ability to serve the depositors, customers and communities currently served by Minnequa; and

     o the historical results of operations and financial condition of Zions and the future prospects for Zions, including anticipated benefits of the reorganization.

      The Minnequa board unanimously recommends that our stockholders vote FOR approval of the merger agreement.

      The discussion in this section of the information and factors considered by our board is not intended to be exhaustive but includes all material factors considered by our board. In view of the wide variety of material factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, individual directors may have given differing weights to different factors.

      For the reasons cited above, our board of directors unanimously approved the merger agreement and believes the merger is fair to, and is in the best interest of, our stockholders. Accordingly, our board unanimously recommends that our stockholders vote "FOR" adoption of the merger agreement and approval of the merger.

Opinion of Minnequa's Financial Advisor

      Minnequa has received an opinion from McDonald Investments Inc. that, as of the date of this document, the merger consideration to be received from Zions is fair to Minnequa's stockholders from a financial point of view. The full text of McDonald's opinion dated as of the date of this document, which sets forth matters considered in connection with the opinion, is attached to this document as Appendix B and should be read in its entirety by Minnequa's stockholders. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

      The Minnequa board retained McDonald as its financial advisor on the basis of the firm's experience and expertise with the financial services and banking industry and with transactions similar to the merger.

      In arriving at its opinion, McDonald has reviewed and analyzed, among other things:

     o    the merger agreement;

     o certain financial statements and other financial information of Minnequa;

     o certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Minnequa furnished to McDonald by Minnequa for purposes of its analysis;

     o the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of Minnequa;

     o certain publicly available information concerning the trading of, and the trading market for, the common shares of Zions;

     o    certain other publicly available information concerning Zions;

     o certain publicly available information with respect to certain other companies that McDonald believes to be comparable to Minnequa, and the trading markets for those other companies' securities;

     o certain publicly available information concerning the nature and terms of certain other transactions that McDonald considered relevant to its inquiry; and

     o the economic, banking and competitive climate for banking institutions in Colorado. McDonald has also met with certain officers and employees of Minnequa to discuss the business and prospects of Minnequa, as well as other matters McDonald believes relevant to its inquiry.

      Neither Zions nor Minnequa imposed any limitations upon the scope of the investigation performed by McDonald in formulating its opinion. In rendering its opinion, McDonald did not independently verify the asset quality and financial condition of Zions or Minnequa, but instead relied upon the data provided by or on behalf of Zions and Minnequa to be true and accurate in all material respects. McDonald relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the fairness opinion. The fairness opinion is necessarily based on information as of the date of the opinion. The fairness opinion is directed only to the consideration to be received by Minnequa's stockholders for their shares if the merger is consummated and does not constitute a recommendation to any Minnequa stockholder as to how such stockholder should vote at the Minnequa special meeting.

      Following is a brief summary of the material analyses utilized by McDonald in arriving at its fairness opinion. This summary does not purport to be a complete description of the analyses performed by McDonald.

      IMPLIED ZIONS OFFER PRICE. The total gross offer price of $45,000,000 will be reduced by legal, accounting and investment banking transaction expenses in excess of $690,000 and certain other adjustments as described in the merger agreement, which is previously detailed in this document. The resulting net purchase price consideration will be approximately 45% in cash and 55% in Zions' common stock. The number of Zions' common shares to be received will be determined by dividing the total Zions' common stock consideration amount by the average closing price of Zions' common stock as measured during the 15 trading days prior to two days before closing. The implied multiple of the gross purchase price divided by trailing earnings of Minnequa for the twelve months ended March 31, 2001, was 15.1 times earnings. The implied multiple of the gross purchase price divided by book value at March 31, 2001 was 191.2%.

      COMPARISON WITH THE OTHER OFFERS. McDonald compared the Zions offer to the other offers received. The monetary value of the cash and stock offered to Minnequa stockholders by Zions was higher than the offer received for Minnequa on a stand-alone basis; was higher when combined with stand-alone indications of interest for the other two banking companies than Zions' indication of interest for all three banking companies combined; and was similar to the estimated valuation of Minnequa implicit in the offer received for all three holding companies that was contingent upon financing.

      ANALYSIS OF SELECTED NATIONAL BANK MERGERS. McDonald reviewed publicly available information on the seven bank merger and acquisition transactions known by McDonald to have occurred since January 1, 2000, for which McDonald believed the sellers, were similar to Minnequa in size, market characteristics, and financial performance. At March 31, 2001, Minnequa had assets of $315 million, equity to assets of 7.2%, and a return on assets of 0.98%. The average asset size of the banks acquired in the seven comparable transactions was $290 million, the average equity to assets was 8.0%, and the average return on assets was 1.0%. McDonald compared certain percentages and multiples implied by the Zions offer with comparable percentages and multiples for the seven comparable transactions. The price offered in the seven transactions as a multiple of twelve months trailing earnings ranged from 11.9 to 16.6 times as compared to
15.1 times associated with the Zions offer. The multiples of book value in these transactions ranged from 117.3% to 241.2%, as compared to the multiple of book value of 191.2%, associated with the Zions offer at the time of the signing of the definitive purchase agreement. McDonald is not aware of any other merger or acquisition transactions involving the sale of commercial banks that it believes are comparable to Minnequa and for which information is publicly available.

      ANALYSIS OF SELECTED COLORADO BANK MERGERS. McDonald reviewed publicly available information on the two bank merger and acquisition transactions in Colorado known by McDonald to have occurred since January 1, 1999, for which McDonald believed the sellers, were similar to Minnequa in size, market, and financial performance. At March 31, 2001, Minnequa had assets of $315 million, equity to assets of 7.2%, and a return on assets of 0.98%. The average asset size of the banks acquired in the two comparable transactions was $212 million, the average equity to assets was 7.8%, and the average return on assets was 1.3%. McDonald compared certain percentages and multiples implied by the Zions offer with comparable percentages and multiples for the two comparable transactions. The price offered in the two transactions as a multiple of twelve months trailing earnings were 12.3 and 15.5 times as compared to 15.1 times associated with the Zions offer. The multiples of book value in these transactions were 216.0% and 256.6%, as compared to the multiple of book value of 191.2%, associated with the Zions offer at the time of the signing of the definitive purchase agreement. McDonald is not aware of any other merger or acquisition transactions involving the sale of commercial banks that it believes are comparable to Minnequa and for which information is publicly available.

      COMPARISON OF SELECTED COMPARABLE COMPANIES. McDonald compared selected operating results of Minnequa to the publicly available corresponding data of certain other comparable publicly traded companies (the "Comparable Companies") which McDonald deemed to be relevant to the valuation of Minnequa. The comparable public company valuation approach is based on what the informed investor is willing to pay for the stock of comparative companies adjusted for control as if 100% of the common stock was acquired. The comparison of Minnequa to the Comparable Companies showed, among other things, that at or for the twelve months ended March 31, 2001 (i) Minnequa's return on average assets was 0.98% compared to a mean of 0.88% for the Comparable Companies; (ii) Minnequa's return on average equity was 13.6% compared to a mean of 9.4% for the Comparable Companies; (iii) Minnequa's equity to asset ratio was 7.2% compared to the Comparable Companies of 9.2%; and (iv) Minnequa's total assets were $315 million compared to a mean of $311 million for the Comparable Companies. The Comparable Company multiples have been adjusted for control using the average control premium of 31.0% associated with transactions from January 1, 2000 through March 31, 2001 involving banks with assets of between $200 million and $1 billion. This adjustment provides McDonald with control multiples to compare to the control multiples offered by Zions for 100% of Minnequa. Based on an analysis and stock price on June 29, 2001 of the Comparable Companies, the adjusted valuation multiples offered for the six Comparable Companies as a multiple of twelve months trailing earnings ranged from 14.5 to 20.4 times as compared to
15.1 times associated with the Zions offer. The adjusted multiples of book value for the Comparable Companies ranged from 139.8% to 229.5%, as compared to the multiple of book value of 191.2% associated with the Zions offer at the time of the signing of the definitive purchase agreement.

      DISCOUNTED DIVIDEND STREAM ANALYSIS. Using a discounted dividend stream analysis, McDonald estimated the present value of the future streams of after-tax cash flows that Minnequa could produce and distribute to stockholders ("dividendable net income"). In this analysis, McDonald assumed Minnequa continued to operate on a stand-alone basis. McDonald also assumed that Minnequa performed in accordance with the financial statements forecasts from 2001 through 2005, developed by McDonald using assumptions and guidance from Minnequa's senior management. McDonald estimated the terminal values for Minnequa Common Stock by using multiples of earnings, book value, and premium to assets times Minnequa's 2005 projected net income, book value, and total assets. The terminal multiples of 14.6 times earnings, 244.5% times book value, and 10.8% premium to assets were derived from average multiples for Colorado bank control transactions from January 1, 1993 through March 31, 2001. The dividendable net income stream and terminal values were then discounted to present values using a discount rate of 15.7% derived using the Capital Asset Pricing Model. This discount rate was calculated to reflect different assumptions regarding required rates of return of holders or prospective buyers of Minnequa's Common Stock. This discounted dividend stream analysis indicated a net present value range of $43 million to $53 million for Minnequa's common stock. As indicated above, this analysis was based on Minnequa senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the price at which any security may trade at the present or at any time in the future. McDonald noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      ZIONS STOCK TRADING HISTORY AND VALUATION. McDonald examined the history of trading prices for Zions compared to a select group of six other large regional bank holding companies who are active in acquisitions in the Rocky Mountain region. These were Banc One Corporation, Community First Bankshares, KeyCorp, TCF Financial Corporation, U.S. Bancorp, and Wells Fargo (the "Index Group"). McDonald also examined the valuation of Zions relative to the Index Group in relation to earnings, book value, dividend yield and other factors. For projected earnings McDonald used the average of published analysts' estimates. The analysis showed, among other things, that for the trailing 12-month period ended June 30, 2001, and projected 2001 and 2002 calendar years, based on stock prices at October 1, 2001, the price to earnings ratio for Zions was 16.8, 16.2, and 14.3 respectively, compared to 14.4, 13.6, and 10.9 for the Index Group, respectively. Based on Zions' stock price on October 1, 2001, the price to book value for Zions was 219.3% compared to 251.9% for the Index Group and the common dividend yield for Zions was 1.71% compare to 3.33% for the Index Group. As of October 1, 2001, the consensus of research analysts' projections of five years' earnings growth rate was 14.7% for Zions compared to 10.7% for the Index
Group. The return on average equity for the twelve months ended June 30, 2001, was 13.0% for Zions compared to 15.4% for the Index Group. The ratio of equity to assets for Zions was 9.4% compared to 8.2% for the Index Group.

      Based upon and subject to the foregoing and such other matters, as McDonald considers relevant, it is McDonald's opinion that as of the date hereof, the merger consideration is fair, from a financial point of view, to Minnequa's stockholders.

      McDonald believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by them could create an incomplete view of the process underlying the preparation of its fairness opinion. No company or transaction used in Minnequa comparable transaction analysis is identical to Minnequa, Zions or the merger. Accordingly, in its analysis McDonald used complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

      In the ordinary course of our business, McDonald may actively trade securities of Zions for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      COMPENSATION OF MCDONALD INVESTMENTS INC. Pursuant to a letter agreement with Minnequa dated October 19, 2000, McDonald will receive a fee equal to $460,000, plus costs and expenses. The fee is included in the transaction expenses referred to above. McDonald will be reimbursed on a monthly basis its reasonable out-of-pocket expenses incurred by McDonald in connection with its agreement with Minnequa. With the exception of its expense reimbursement, the fee payable to McDonald under its agreement will be payable only if the merger is completed.

      The fee payable to McDonald represents compensation for services rendered in connection with McDonald 's rendering financial advisory and investment banking services to Minnequa in connection with Minnequa's review of strategic alternatives available to it, including the merger of Minnequa with another entity or the sale of all or substantially all of Minnequa's assets. As a part of this agreement, McDonald will prepare and render an opinion as to the fairness of the transaction to the Minnequa stockholders from a financial point of view. Minnequa also has agreed to indemnify McDonald and its directors, officers, employees and controlling persons against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Interests of Officers and Directors in the Merger That Are Different from Your Interests

      In considering the recommendations of our board with respect to the merger, our stockholders should be aware that our officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. As described below, certain members of the management of Minnequa have entered into agreements relating to their employment with Vectra Bank that will provide employment and agreements relating to severance benefits following the merger. Our board was aware of these interests and considered them, among many other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.

      As of the record date, our directors, executive officers and their affiliates owned an aggregate of approximately 9,681 shares or approximately 81% of our outstanding common stock. Under the terms of the merger agreement, our directors, executive officers and their affiliates will receive the same consideration for their shares of our common stock as our other stockholders will receive in the merger for their shares of common stock.

      MINNEQUA STOCKHOLDER VOTING AGREEMENTS. When the parties signed the merger agreement, twelve stockholders of Minnequa representing approximately 78% of our issued and outstanding common stock entered into voting agreements with Zions. Of these twelve stockholders of Minnequa, six are members of the White family, four are charitable remainder trusts established by Mr. White for the benefit of members of the White family during their lifetimes, one is a trust established by Helen T. White, the mother of Mr. White, and one is an individual who also acts as trustee for the charitable trusts. Under the voting agreements, these stockholders agreed:

     o to vote all of the shares of Minnequa common stock they own beneficially, and over which they control the voting power, in favor of the merger agreement and the merger at any meeting of our stockholders called to consider and vote on the merger;

     o not to vote in favor of any transaction or agreement that would assist or facilitate the acquisition of control of Minnequa or its subsidiaries or any substantial portion of its or its subsidiaries' assets by any person other than Zions;

     o not to sell or otherwise transfer any of their shares of our common stock other than to Zions in connection with the merger; and

     o to resign from any position that the stockholder may hold as a director, officer, employee or consultant of Minnequa or Minnequa Bank effective not later than the completion of the merger, and to unconditionally release Minnequa and Minnequa Bank from all obligations to pay the stockholder for future services in connection with any director, officer, employee or consultant positions.

      The voting agreements, however, will not prohibit or otherwise interfere with the actions of any of the signing stockholders in their capacity as directors of Minnequa or Minnequa Bank.

      MINNEQUA BOARD OF DIRECTORS SUPPORT AGREEMENT. When the parties signed the merger agreement, our directors, individually and as a group, agreed to support the merger agreement and to recommend its adoption by our stockholders. Our directors also agreed, individually and as a group, not to solicit, negotiate or accept any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of Minnequa or Minnequa Bank from any person other than Zions. All of our directors' obligations under this agreement are subject to their fiduciary duties to our stockholders.

      JOHN A. MARVEL EMPLOYMENT AGREEMENT. Under the terms of the merger agreement, John A. Marvel, our vice president and one of our directors and president of Minnequa Bank but not a stockholder of Minnequa, will enter into an employment agreement with Vectra Bank at the effective time of the merger. Under his employment agreement, Mr. Marvel will serve as an executive vice president of Vectra Bank for a term ending on July 10, 2002, unless extended by written agreement of Mr. Marvel and Vectra Bank. Mr. Marvel will receive a salary at an annualized rate of $220,000 and will also receive other benefits including reimbursement for travel and other expenses, and will participate in Vectra Bank's various employee benefits plans such as medical insurance plans, disability insurance plans, accidental death or dismemberment insurance plans, life insurance plans and retirement plans.

      If Mr. Marvel's employment is terminated by Vectra Bank prior to July 10, 2002 without cause, as that term is defined in the employment agreement, Mr. Marvel would be entitled to continue to receive his salary at an annualized rate of $220,000 until July 10, 2002.

      In addition, for a period beginning with the commencement of Mr. Marvel's employment upon completion of the merger and ending two years following the date Mr. Marvel ceases to be employed by Vectra Bank for any reason, Mr. Marvel will be subject to a non-competition covenant:

     o not to engage in the banking business within Pueblo County, Colorado other than for Zions, Vectra Bank or their affiliates;

     o not to directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services to any entity engaged in the banking business within Pueblo County, Colorado other than Zions, Vectra Bank or their affiliates; and

     o not to directly or indirectly solicit or intentionally cause any employee, officer or director of Vectra Bank or its affiliates to engage in any of the above actions that Mr. Marvel is prohibited from doing.

      If Mr. Marvel's employment is terminated without cause, as that term is defined in the agreement, or if Mr. Marvel's employment term terminates on July 10, 2002, Vectra Bank will pay Mr. Marvel monthly compensation of $8,333.33 for each of the first twelve months following the termination date of his employment, as compensation for his performance of the non-competition covenant.

      JOHN A. MARVEL AGREEMENT WITH MINNEQUA BANK. Under an agreement dated December 19, 1999 between Minnequa Bank and Mr. Marvel, the parties agreed that if Mr. Marvel retired after December 31, 2001, Mr. Marvel would receive a bonus. This agreement also provides that if Minnequa Bank were sold within the calendar year 2001, Mr. Marvel would receive a bonus of $50,000 in excess of the bonus he would receive if he retired after December 31, 2001. The compensation to be paid to Mr. Marvel under this agreement will be paid by Minnequa.

      NON-COMPETITION AGREEMENT OF MAHLON T. WHITE AND RELATED AGREEMENT. Under the terms of the merger agreement, Mr. White, our chairman, will enter into a Non-Competition Agreement and a Consideration Retention and Payout Agreement with Vectra Bank at the effective time of the merger. For a period beginning with the effective date of the merger and ending three years following the effective date of the merger, Mr. White will agree:

     o not to engage in the banking business within Pueblo County, Colorado other than for Zions, Vectra Bank or their affiliates;

     o not to directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services to any entity engaged in the banking business within Pueblo County, Colorado other than Zions, Vectra Bank or their affiliates; and

     o not to directly or indirectly solicit or intentionally cause any employee, officer or director of Vectra Bank or its affiliates to engage in any of the above actions that Mr. White is prohibited from doing.

      In exchange for his performance of the covenant not to compete, Vectra Bank has agreed to pay Mr. White $1,000,000 at the time and in the manner specified in the Consideration Retention and Payout Agreement which Mr. White and Vectra Bank will enter into at the effective time of the merger.

      The Consideration Retention and Payout Agreement relates to the conditions and timing of the $1,000,000 payment to Mr. White under his non-competition agreement with Vectra Bank. The Consideration Retention and Payout Agreement provides that the $1,000,000 payment will be retained by Vectra Bank and will remain the property of Vectra Bank until the termination of Mr. White's three-year non-compete period. Upon completion of that period, Vectra Bank will pay Mr. White an amount equal to $1,000,000, minus 75% of the unexpected loss, which we define below, that would have been incurred by Vectra Bank during Mr. White's three-year non-compete period. The agreement defines unexpected loss as the sum of the amounts, if any, by which each of the charge-offs made by Vectra Bank and attributable to specified loans exceed the expected loss for each specified loan. If 75% of the unexpected loss as determined in the agreement is equal to or greater than $1,000,000, then Vectra Bank would not be obligated to make any payment to Mr. White. Likewise, if 75% of the unexpected loss is less than $1,000,000, then Vectra Bank would be obligated to pay Mr. White the difference between $1,000,000 and 75% of the unexpected loss so determined.

      TERMINATION OF THE MINNEQUA BANK PENSION PLAN. Minnequa Bank sponsors The Minnequa Bank of Pueblo Pension Plan. Under the terms of the merger agreement, the parties agreed that Minnequa, Minnequa Bank and Mr. White would initiate the termination of the pension plan. Minnequa provided notification of the pension plan's termination to all pension plan participants and beneficiaries on June 15, 2001. In addition, Minnequa has filed the Application for Determination for Terminating Plan with the Internal Revenue Service and the Standard Termination Notice with the Pension Benefit Guaranty Corporation (the "PBGC"). Following the merger, Zions will assume responsibility for complying with the requirements of the PBGC and the Internal Revenue Service with respect to termination of the pension plan and will use its commercially reasonable efforts to obtain a favorable determination from the Internal Revenue Service with respect to the termination and to avoid the issuance by the PBGC of a Notice of Noncompliance with respect to the termination.

      In conjunction with the termination, Minnequa, Minnequa Bank and Mr. White will obtain irrevocable commitments from an insurance company, selected in accordance with the fiduciary standards of Title I of ERISA, no later than the day before the effective date of the merger for all benefits payable from the pension plan on its termination. Neither Minnequa, Minnequa Bank, Mr. White nor Zions may permit any distribution to pension plan participants and beneficiaries until receipt of a favorable determination from the Internal Revenue Service with respect to termination of the pension plan. Upon receipt of that favorable determination, distributions to pension plan participants and beneficiaries of their accrued benefits under the pension plan will be made, either in the form of annuities or in actuarially equivalent lump-sum cash payments. At the time the assets are distributed from the pension plan in accordance with the termination provisions of the merger agreement, all officers and directors of Minnequa as a group will receive annuities or actuarially equivalent lump-sum cash payments of approximately $1,223,588, of which Mr. White will receive approximately $589,709 and Mr. Marvel will receive approximately $35,616.

      MINNEQUA BANK OBLIGATIONS TO MR. WHITE. Minnequa, Minnequa Bank and Mr. White have agreed with Zions that, prior to the effective date of the merger, they will cause all of the obligations of Minnequa Bank to Mr. White under the deferred compensation agreement between Minnequa Bank and Mr. White dated September 7, 1994, to be discharged in full and Minnequa Bank to be released from further liability and obligation under that agreement. The financial obligation under the deferred compensation agreement, amounting to $409,612, has been paid in full.

      INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS. The merger agreement provides that, after the effective time of the merger, neither Zions nor Vectra Bank will take any action to abrogate or diminish any right accorded under Minnequa's or Minnequa Bank's articles of incorporation or bylaws of any director or officer of Minnequa or Minnequa Bank to indemnification against losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or in connection with, any claim arising from events, actions or omissions by the director or officer that occurred prior to the merger. Following the merger, Zions and Vectra Bank will honor these obligations in accordance with their terms with respect to events, acts or omissions occurring prior to the effective time of the merger.

Management of Vectra Bank Following the Merger

      Under the terms of the merger agreement, Mr. Marvel, one of our directors and president of Minnequa Bank, will enter into an employment agreement with Vectra Bank. See "Interests of Officers and Directors in the Merger That Are Different from Your Interests," above. Following the merger, Mr. Marvel will serve as an executive vice president of Vectra Bank.

Accounting Treatment

      Zions will account for the merger as a purchase. Zions will record, at fair value, the acquired assets and assumed liabilities of Minnequa. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Zions will record goodwill. Zions will include in its results of operations the results of Minnequa's operations after the merger.

Dissenters' Rights

      Under Colorado law, our stockholders are entitled to assert their dissenters' rights in connection with the merger. The Colorado Business Corporation Act permits a stockholder to dissent to a merger and to receive cash equal to the fair value for that stockholder's shares in accordance with the procedures established by Colorado law. Our stockholders will be entitled under Colorado law to exercise their dissenters' rights with respect to the merger agreement. Since exercise and preservation of dissenters' rights are conditioned on strict observance of the applicable section of the Colorado Business Corporation Act, each of our stockholders who might wish to exercise his or her dissenters' rights should consult and strictly observe the Colorado statute, a copy of which we attach as Appendix C to this document. Failure by a stockholder to follow the statutory provisions precisely may result in loss of that stockholder's dissenters' rights under Colorado law. See "Rights of Dissenting Stockholders" and Appendix C to this document, where we set forth the statutory provisions.

Inclusion of Zions' Common Stock on Nasdaq National Market

      A condition to completing the merger requires that the Nasdaq shall have authorized the shares of Zions common stock to be issued in the merger to the former Minnequa stockholders for inclusion on the Nasdaq National Market. Zions will file the required application with the Nasdaq National Market shortly.

Dividends

      After the merger, Zions, subject to approval and declaration by the Zions board, plans to continue its current cash dividend policy and declare regularly scheduled quarterly cash dividends on the shares of its common stock consistent with Zions' past practices. The current annualized rate of cash dividends on the shares of Zions common stock is $0.80 per share.

      We have agreed not to declare or pay any dividends except for regular quarterly dividends in accordance with our past practice and in per share amounts not in excess of our historical per share dividend amounts. We expect to

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

continue to declare regularly scheduled cash dividends on our common stock until the merger closes, including regular quarterly cash dividends of $25.00 per share, subject to the terms of the merger agreement. The right of the holders of our common stock to receive dividends from us will end upon the completion of the merger when our separate corporate existence will cease. See "Price Range of Common Stock and Dividends."

      The merger agreement provides that Minnequa will coordinate with Zions dividend payments by us so that none of our stockholders receives more or less than one dividend payment in any quarter with respect to any shares of our common stock and shares of Zions common stock into which our shares are converted.

Exchange of Minnequa Certificates; the Payment of Cash for Fractional Shares

      As of the effective time, Zions will deliver to the exchange agent, Zions First National Bank, certificates representing the shares of Zions common stock and cash that are issuable in connection with the merger in exchange for shares of Minnequa common stock. At the closing of the merger, the exchange agent will deliver shares of Zions common stock and cash to those former stockholders of Minnequa or their agents who duly surrender their shares of Minnequa common stock and other transmittal materials to the exchange agent pursuant to applicable instructions.

      Zions will cause the exchange agent to send transmittal materials to all other former stockholders of Minnequa. The transmittal materials will inform these former Minnequa stockholders of the procedures for them to exchange their certificates representing Minnequa common stock for certificates representing shares of Zions common stock and cash due to them in the merger. The exchange agent will deliver to the holders of Minnequa common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of Zions common stock and cash to which these stockholders are entitled.

      Zions will not issue any fractional shares. Instead, Zions will pay each holder of Minnequa common stock who would otherwise be entitled to a fractional share of Zions common stock an amount in cash, without interest, calculated by multiplying such fraction by the average of the daily closing bid and asked prices per share for Zions common stock for the fifteen consecutive trading days on which shares of Zions are actually traded on the Nasdaq National Market ending on the second trading day preceding the effective time of the merger.

      Until properly surrendering their certificates, holders of unexchanged shares of our common stock will not be entitled to receive any dividends or distributions with respect to Zions common stock. After surrender of the certificates representing our common stock, the record holder of those shares will be entitled to receive any dividends or other distributions, without interest, which had previously become payable with respect to shares of Zions common stock represented by that certificate.

      Following the merger, Zions will provide our former stockholders with information as to how they might participate in Zions' dividend reinvestment plan.

Representations and Warranties

      The merger agreement contains representations and warranties made by Zions and/or Minnequa relating to the following matters:

     o due organization, corporate power, good standing and due registration as a bank holding company;

     o    capitalization;

     o    subsidiaries;

     o corporate power and authority to conduct business, own or lease properties and assets and enter into the merger agreement and related transactions;

     o non-contravention of certain organizational documents, agreements or governmental orders;

     o reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in the documents;

     o    consolidated financial statements;

     o    examinations by bank regulatory agencies;

     o    undisclosed liabilities;

     o    litigation and regulatory action;

     o    compliance with laws;

     o    material contracts;

     o    contractual defaults;

     o    brokers and financial advisers;

     o    tax and accounting matters;

     o    environmental matters;

     o    affiliates;

     o    absence of certain material changes and events;

     o    required regulatory approvals;

     o    vote required;

     o    fairness opinion;

     o    employee benefit plans; and

     o    deposit insurance.

Conduct of Business Pending Completion of the Merger

      The merger agreement contains various covenants and agreements that govern Zions' and Minnequa's actions prior to the effective time of merger. However, the following covenants and agreements may be waived by the party or parties entitled to the benefit of the particular covenant or agreement:

      CONDUCT OF BUSINESS. We have agreed that we and Minnequa Bank will conduct our respective businesses in the ordinary course of business in a manner consistent with past practices and use our respective reasonable best efforts to preserve intact our respective business organizations, and to keep available the services of our respective current officers, employees and consultants and to preserve our respective current business relationships.

      CAPITAL STOCK. We have agreed to restrictions on our ability to authorize, issue or make any distribution of our capital stock, or grant any options to acquire additional securities, or declare or distribute any stock dividend or authorize a stock split. We have agreed not to make any direct or indirect redemption, purchase or other acquisition of our capital stock.

      DIVIDENDS. We have agreed not to declare or pay any dividend except for regular quarterly dividends in accordance with past practice and in per share amounts not in excess of our historical per share dividend amounts. In addition, we have agreed that we will coordinate with Zions the declaration of any cash dividends with respect to our common stock and the record dates and payment dates of those dividends.

      COMPENSATION; EMPLOYMENT AGREEMENTS; BENEFIT PLANS. We have agreed not to:

     o increase in any manner the compensation or fringe benefits of any employee or enter into any agreement to increase in any manner the compensation or fringe benefits of any employee, except for increases in the ordinary course of business in accordance with past practices or as required by existing plans or agreements; or

     o create or modify (except to allow a one-time lump sum distribution election) any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee.

      MATERIAL CONTRACTS. We have agreed not to make any contract or agreement, incur any liability or obligation, or make any commitment or disbursement, acquire or dispose of any property or asset, pay or become obligated to pay any expense or engage in any transaction, except in the ordinary course of our business or to accomplish the transactions contemplated by the merger agreement.

      AMENDMENT OF CHARTER. We and Minnequa Bank have agreed not to amend our respective articles of incorporation or bylaws except as provided in the merger agreement.

      ACQUISITION PROPOSALS. We have agreed not to solicit or encourage any inquiries or the making of any proposal to acquire more than one percent of our common stock or any significant portion of our assets.

      REGULATORY APPLICATIONS AND FILINGS. We have agreed to cooperate and use our best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.

      CERTAIN OTHER COVENANTS. The merger agreement contains other covenants of the parties relating to:

     o    the preparation and distribution of this document;

     o our special stockholders' meeting and the recommendation of our board of directors that our stockholders vote to approve the merger agreement;

     o    cooperation in issuing public announcements;

     o    access to information;

     o    confidentiality; and

     o inclusion of the Zions common stock issuable to our stockholders for trading on the Nasdaq National Market.

Conditions to Complete the Merger

      The obligations of Zions or Minnequa to complete the merger are subject to the satisfaction or waiver, subject to compliance with applicable law, of conditions, including:

     o obtaining the vote of approval from our stockholders at our special stockholders' meeting;

     o    obtaining all governmental approvals required to complete the merger;

     o on the effective date of the merger, our net worth, as determined in accordance with generally accepted accounting principles but without regard to the change in unrealized gains and losses on securities (net of reclassification adjustment and tax effects) between March 31, 2001 and the effective date of the merger, being not less than the difference between $22,908,303 and the sum of (a) the amount by which $45,000,000 exceeds the merger consideration and (b) the amount of the charge to earnings of Minnequa or Minnequa Bank of the balance of the prepaid pension cost asset related to the Minnequa Bank pension plan, net of the reversal of the related deferred income tax liability and net of any tax benefit associated with that net charge to earnings;

     o our loan loss reserve on the effective date of the merger, as determined in accordance with generally accepted accounting principles, being not less than $2,987,192;

     o the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

     o the declaration of effectiveness of Zions' registration statement by the SEC and the absence of any stop order or proceedings seeking a stop order;

     o the delivery of an opinion of Duane, Morris & Heckscher LLP to Zions and Minnequa to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o the approval for inclusion on the Nasdaq National Market of the Zions common stock issuable to the former Minnequa stockholders upon completion of the merger; and

     o the execution of the non-competition agreement and the consideration retention and payout agreement between Mr. White and Vectra Bank.

      The obligations of each of Zions and Minnequa to complete the merger are further subject to satisfaction or waiver of the following conditions:

     o the representations and warranties of the other party in the merger agreement are to be true and correct in all material respects as of the closing date of the merger, except for representations and warranties made as of an earlier date which will be true and correct in all material respects as of that earlier date; and the other party has provided a certificate to that effect;

     o all of the covenants and obligations of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects and the other party has provided a certificate to that effect; and

     o all other required consents, waivers, approvals, authorizations or orders have been obtained and all required filings have been made to complete the merger.

Termination and Termination Fees

      The parties may terminate the merger agreement at any time prior to the effective time, whether before or after approval by our stockholders:

     o    by mutual written consent of the parties;

     o    by either Zions or Minnequa if any of the following occurs:

          o the merger has not occurred by March 31, 2002, unless the failure of the merger to have occurred by that date has been due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants or agreements in the merger agreement; or

          o the party seeking to terminate the merger agreement determines in good faith that the merger has become inadvisable or impracticable because certain governmental litigation has been instituted to restrain or invalidate the transactions contemplated by the merger agreement;

     o by Minnequa if any representation or warranty of Zions or Vectra Bank was materially inaccurate when made or if a material breach or material failure by Zions or Vectra Bank of any covenant or agreement of Zions or Vectra Bank has not or cannot be cured within thirty days after written notice of the breach or failure shall have been given to Zions or Vectra Bank, and which inaccuracy, breach, or failure, if continued to the effective date of the merger, would result in any condition precedent to completion of the merger not being satisfied; or

     o by Zions if any representation or warranty of Minnequa, Minnequa Bank or Mr. White was materially inaccurate when made or if a material breach or material failure by Minnequa, Minnequa Bank or Mr. White of any covenant or agreement of Minnequa, Minnequa Bank or Mr. White has not or cannot be cured within thirty days after written notice of the breach or failure shall have been given to Minnequa, Minnequa Bank or Mr. White, and which inaccuracy, breach, or failure, if continued to the effective date of the merger, would result in any condition precedent to completion of the merger not being satisfied.

      If the merger agreement is terminated as a result of any representation or warranty of a party being materially incorrect when made or as a result of the material breach or the material failure by a party of a covenant or agreement under the merger agreement, then the party whose representations and warranties were materially incorrect or who materially breached or materially failed to perform its covenant or agreement shall be liable to the other party in the amount of $500,000.

      If the preferences expressed by Zions in the merger agreement regarding the conversion by Minnequa Bank of its data processing system to a newer Fiserv system were that Minnequa Bank continue to operate under its current data processing system and if the merger agreement is terminated as a result of a material breach or material failure by Zions or Vectra Bank of any covenant or agreement under the merger agreement, then Minnequa Bank shall thereupon inform Fiserv of its desire to convert its data processing system to a newer Fiserv system, and Zions will be liable to Minnequa Bank in the amount of the lesser of $450,000 or the actual costs paid by Minnequa Bank to Fiserv to provide data processing service to Minnequa Bank from the period between the date of termination of the merger agreement and the date on which Fiserv completes the system conversion to a newer Fiserv system.

Survival of Certain Provisions

      IF THE MERGER AGREEMENT BECOMES EFFECTIVE. After the effective time of the merger, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

     o procedures for the issuance of Zions common stock and cash in exchange for our common stock;

     o    indemnification of our directors and officers; and

     o the employment agreement with Mr. Marvel and the non-competition and consideration retention and payout agreements with Mr. White.

      If the Merger Agreement Terminates before the Effective Time. If the merger agreement terminates before the effective time, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

     o confidentiality of information obtained in connection with the merger agreement;

     o    expenses incurred in connection with the proposed merger; and

     o    effect of termination.

Restrictions on Resales by Affiliates

      Zions has registered under the Securities Act the shares of its common stock issuable in the merger to the former Minnequa stockholders. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of Zions or Minnequa may trade the shares of Zions common stock that they receive in the merger freely without restriction.

      Following the merger and the issuance of shares of Zions common stock, any subsequent transfer of shares acquired in the merger by any person who was an affiliate of Minnequa at the time of submission of the merger agreement to the Minnequa stockholders for their consideration and vote or by a person who is an affiliate of Zions following the merger will, under existing law, require:

     o the further registration under the Securities Act of the shares of Zions common stock that the affiliate wishes to transfer;

     o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

     o the availability of another exemption from registration of the shares under the Securities Act.

      An "affiliate" of a person is defined as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that person. We expect these restrictions to apply to the directors and executive officers of Minnequa and to the holders of 10% or more of the Minnequa common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Zions will give stop transfer instructions to its transfer agent with respect to those shares of Zions common stock held by persons subject to these restrictions. Zions will place a legend on the certificates that it issues in the merger for those shares which will be held by former affiliates of Minnequa or affiliates of Zions. Zions has agreed to use commercially reasonable efforts to cause its legal counsel to deliver opinions of counsel with respect to the resale-ability of shares held by former affiliates of Minnequa within one business day of receipt by Zions of notice that an affiliate wishes to sell his or her shares of Zions common stock.

Allocation of Costs and Expenses

      The merger agreement provides that each party to the merger agreement will be responsible for paying its own expenses incurred in connection with the merger, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants. Nevertheless, the merger agreement expressly allocates certain specified expenses as follows:

     o the cost of printing and delivery of this proxy statement/prospectus will be deemed to be incurred by Minnequa;

     o the cost of registering the shares of Zions common stock issuable in the merger will be deemed to be incurred by Zions; and

     o the cost of procuring the tax opinion will be deemed to be incurred by Minnequa.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      We requested Duane, Morris & Heckscher LLP, counsel to Zions, to deliver an opinion to Zions and Minnequa as to the anticipated material United States federal income tax consequences of the merger. In rendering its opinion, Duane, Morris & Heckscher LLP assumed, among other things, that the merger and related transactions will take place as described in the merger agreement. Completion of the merger is conditioned upon the receipt of an opinion that the merger will qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code.

      The discussion below and the opinion of Duane, Morris & Heckscher LLP are based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder and administrative rulings and court decisions as of the date of this proxy statement/prospectus. The opinion of Duane, Morris & Heckscher LLP is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of Zions and Minnequa. No rulings have been, or will be, requested from the Internal Revenue Service as to the federal income tax consequences of the merger. In addition, the opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinion or that the positions reflected in the opinion will be upheld by the courts if challenged by the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders of Minnequa.

      To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which the Minnequa stockholders must receive a meaningful ownership interest in Zions as a result of the merger. Generally, this test will be considered satisfied if Minnequa stockholders in the aggregate exchange a substantial part of their Minnequa common stock for Zions common stock in the merger. For advance ruling purposes, the Internal Revenue Service has provided a safe harbor which requires the historic stockholders of the acquired entity exchange at least 50%, by value, of the total outstanding stock of the acquired entity for stock of the acquiring entity to satisfy the continuity of interest test. This safe harbor, however, merely indicates the level of continuity required by the Internal Revenue Service for the issuance of an advance ruling and does not represent the degree of continuity that is required to qualify as a reorganization. Relevant case law has permitted a lower percentage threshold (approximately 40%) for satisfaction of the continuity of interest test.

      The merger has been structured with the intent that 55% of the consideration provided in the merger will consist of Zions common stock. It is possible, however, that the value of the Zions common stock issued at the time of the merger could fall below this threshold since the value of the Zions common stock to be issued would be based on the average trading price of the stock during a 15-day trading period preceding the merger rather than based on the trading price of the stock on the date of the merger. If this average trading price is more than the trading price on the date that the merger is consummated, the continuity percentage would be less than 55%. In such a case, if the value of the Zions common stock to be issued in the merger (as valued on the date of the merger) as a percentage of the total merger consideration is less than the percentage threshold as permitted under relevant case law (approximately 40%), the merger would fail to qualify as a reorganization. If Zions and Minnequa elected to proceed with the merger although the merger failed to qualify as a reorganization, the transaction would be taxable to Minnequa and to the Minnequa stockholders. In such instance, a Minnequa stockholder would recognize gain (or loss) to the extent that the amount of cash plus the value of the Zions common stock received by that stockholder exceeds (or is less than) his or her basis in the Minnequa common stock. Minnequa would be treated as if it sold all of its assets in a taxable transaction.

      Assuming the merger is consummated in the manner described in this document and assuming the continuity of interest requirement is satisfied, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The following discussion sets forth the material U.S. federal income tax consequences of the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

      A Minnequa stockholder will realize gain to the extent that the amount of cash plus, as of the date of the merger, the fair market value of the Zions common stock that stockholder receives in the merger exceeds the stockholder's tax basis in the Minnequa common stock. Any gain realized by the stockholder will be recognized in the lesser of (1) the amount of realized gain or (2) the amount of the cash received by the stockholder. However, if a Minnequa stockholder's tax basis in the shares of Minnequa common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Zions common stock received, the Minnequa stockholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

      In the case of a Minnequa stockholder who recognizes gain on the exchange, if the exchange sufficiently reduces the stockholder's proportionate stock interest, as discussed below, the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the stockholder's proportionate stock interest, that gain will be taxable as a dividend to the extent of the stockholder's ratable share of accumulated earnings and profits of Minnequa, and the remainder, if any, of that recognized gain will be capital gain. Any recognized capital gain will be long-term capital gain if the stockholder's holding period for the shares of Minnequa common stock surrendered exceeds one year.

      The determination of whether the exchange sufficiently reduces a Minnequa stockholder's proportionate stock interest will be made in accordance with
Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under
Section 318, individuals are treated as constructively owning stock owned by specified members of the individual's family or by certain entities in which the individual or his family members have a beneficial interest and certain entities are treated as constructively owning stock owned by persons having a beneficial interest in the entity. For purposes of determining whether the exchange sufficiently reduces a stockholder's proportionate stock interest, a Minnequa stockholder is treated as if (1) all of that stockholder's shares of Minnequa common stock were first exchanged in the merger for Zions common stock, and (2) a portion of that Minnequa common stock was then redeemed for the cash actually received in the merger. The Minnequa stockholder's hypothetical stock interest in Zions (both actual and constructive) after hypothetical step (2) is compared to the Minnequa stockholder's hypothetical stock interest in Zions, both actual and constructive, after hypothetical step (1). Dividend treatment will apply unless (A) the stockholder's stock interest in Zions has been completely terminated, (B) there has been a "substantially disproportionate" reduction in the stockholder's stock interest in Zions (i.e., the interest after hypothetical step (2) is less than 80% of the interest after hypothetical step (1)), or (C) the exchange is not "essentially equivalent to a dividend." While the determination is based on a Minnequa's particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not "essentially equivalent to a dividend" and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority stockholder in a publicly held corporation and the stockholder exercises no control with respect to corporate affairs.

      Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend generally will depend upon the facts and circumstances of each Minnequa stockholder, you are strongly advised to consult your own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Internal Revenue Code and the effect of any transactions in Zions common stock or shares of Minnequa common stock by you.

      The basis of a Minnequa stockholder in the Zions common stock received in the merger will equal the stockholder's tax basis in the stockholder's shares of Minnequa common stock increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the Zions common stock received will include the holding period of the shares of Minnequa common stock surrendered in the merger.

Cash Received in Lieu of Fractional Shares

      A Minnequa stockholder who receives cash in lieu of a fractional Zions common share will be treated as having first received the fractional Zions common share in the merger then as having received cash in exchange for the fractional share interest. That stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional Zions common share and the portion of the basis in the shares of Minnequa common stock allocable to that fractional interest.

Cash Received by Dissenters

      Cash received by a Minnequa stockholder who has perfected dissenters' rights as to his or her Minnequa common stock will be treated as a distribution in redemption of such shares, subject to the provision of section 302 of the Internal Revenue Code.

Special Rules for Stockholders That Are Corporations

      To the extent that cash received in exchange for shares of Minnequa common stock is taxable as a dividend, as described above, to a Minnequa stockholder that is a corporation, that stockholder will be (1) eligible for a dividends received deduction, subject to applicable limitations, and (2) subject to the "extraordinary dividend" provisions of the Internal Revenue Code. Any cash that is taxable as a dividend to a corporate stockholder will constitute an extraordinary dividend. Consequently, the nontaxed portion of any dividend will reduce the tax basis of a Minnequa stockholder that is a corporation in the Zions common stock received in the merger, but not below zero, and will thereafter be taxable as capital gain.

Income Tax Rates

      Capital gain recognized in the merger by individuals and certain other noncorporate Minnequa stockholders who have held their shares of Minnequa common stock for more than one year generally will be subject to a U.S. federal income tax rate of 20%. Gain or dividend income otherwise recognized by Minnequa stockholders generally will be subject to a (1) maximum 39.6% U.S. federal income tax rate for individuals and certain other noncorporate stockholders, or
(2) maximum 35% U.S. federal income tax rate for corporations.

Material Federal Income Tax Consequences to Zions and Minnequa

      Neither Zions nor Minnequa will recognize gain or loss as a result of the merger.

Backup Withholding

      Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a Minnequa stockholder, (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any required information to the paying agent, (2) provides a certification of foreign status on Form W-8, or successor form, or (3) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact and otherwise complies with applicable requirements of the backup withholding rules. A Minnequa stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's U.S. federal income tax liability. Each Minnequa stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a substitute form W-9 (contained with the transmittal letter to be forwarded to you) and submitting it to the paying agent for the merger when you submit your Minnequa share certificates for exchange.

      This discussion and the opinion of Duane, Morris & Heckscher LLP do not purport to deal with all tax aspects of federal income taxation that may affect particular stockholders of Minnequa in light of their individual circumstances, and may not apply to holders subject to special treatment under the tax law (including dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, holders who hold their stock as part of a hedging transaction, straddle or conversion transaction, holders who do not hold their stock as capital assets and holders who acquired their stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

      Each stockholder of Minnequa is urged to consult his or her tax advisor as to the particular tax consequences to the stockholder of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.


                              REGULATORY APPROVALS

      Because Zions and Minnequa are bank holding companies registered under the Bank Holding Company Act, the merger is subject to the application and approval requirements of the Bank Holding Company Act. Since, however, the merger is part of a virtually simultaneous transaction in which Vectra Bank and Minnequa Bank are merging, and since the merger of the banks requires the prior approval of the Comptroller of the Currency under the Bank Merger Act and certain other requirements set forth in regulations of the Board of Governors of the Federal Reserve System are met, the application and approval requirements of the Bank Holding Company Act are subject to waiver by the Board of Governors. Zions has received such a waiver.

      Vectra Bank and Minnequa Bank have received the approval of the Comptroller of the Currency for the bank merger. In evaluating the application, the Comptroller of the Currency considered the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the bank merger. Among other things, the Comptroller of the Currency evaluated the capital adequacy of the combined bank after completion of the bank merger. In addition, under the

Community Reinvestment Act of 1977, the Comptroller of the Currency took into account the record of performance of Vectra Bank and Minnequa Bank in meeting the credit needs of their communities, including low- and moderate-income neighborhoods.

      The Comptroller of the Currency may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Comptroller of the Currency may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Comptroller of the Currency finds that the anticompetitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. In approving the bank merger, the Comptroller of the Currency concluded that the merger would have no or only minimal adverse impact upon competition.

      Under current law, the bank merger may not be completed until the Comptroller of the Currency has approved the merger and a period of 30 days, or fewer if prescribed by the Comptroller of the Currency with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Comptroller of the Currency, has expired. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Comptroller of the Currency, unless a court specifically orders otherwise.

      Zions and Vectra Bank have filed an application with the Colorado Division of Banking requesting certification that the merger complies with the interstate acquisition laws of Colorado. The application describes the terms of the merger, the parties involved, and the activities to be conducted by the combined bank as a result of the merger, and will provide other financial and managerial information. In evaluating the application, the Colorado Division of Banking will consider the financial and managerial resources and prospects of the existing and combined institutions and the likely structural effects of the merger on the business of banking in Colorado.

      The approval or waiver of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Minnequa stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

      Zions received the written confirmation of the Department of Financial Institutions of the State of Utah that the approval of that department will not be required to consummate the merger.

      Zions and Minnequa are not aware of any governmental approvals or requirements under banking laws and regulations whose receipt or satisfaction is necessary for the merger to become effective other than those described above. Zions and Minnequa intend to seek any other approval and to take any other action that may be required to effect the merger and the bank merger.

      The merger and the bank merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. There can be no assurance that any required approval can be obtained either prior to or after the special meeting or, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging those approvals. There can likewise be no assurance that the U.S. Department of Justice, the Attorney General of the State of Colorado, or private persons will not challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge, although Zions and Minnequa are aware of no reasonable basis for the merger to be challenged on antitrust grounds.


                        RIGHTS OF DISSENTING STOCKHOLDERS

      A holder of shares of Minnequa common stock is entitled to exercise the rights of a dissenting stockholder under the Colorado Business Corporation Act, ss. 7-113-101 et seq., to object to the merger agreement and make written demand that Minnequa pay in cash the fair value of that stockholder's shares of Minnequa common stock held as determined in accordance with those statutory provisions. The following summarizes the material provisions of Colorado law and is qualified in its entirety by reference to those statutory provisions, which we set forth in full in Appendix C to this document.

      Colorado law requires that holders of Minnequa common stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the merger agreement and the merger. The failure by a stockholder to follow the procedures on a timely basis and in the precise manner required by Colorado law may result in a loss of that stockholder's dissenters' rights.

      OVERVIEW. Holders of Minnequa common stock have the right under the Colorado Business Corporation Act to dissent from the merger agreement and the merger and obtain payment in cash of the fair value of their shares. Fair value means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent exclusion would be inequitable. If Minnequa and a stockholder who has exercised his or her right to dissent are not able to agree on a fair value, Minnequa (or its successor Zions following the merger) must petition a court in Pueblo County, Colorado for a determination of fair value. In the paragraphs that follow, we refer to a Minnequa stockholder who dissents to the merger agreement and the merger as a "dissenting stockholder."

      PROCEDURE FOR DISSENTING. A stockholder wishing to dissent from the merger agreement and the merger must deliver to Minnequa, before the vote is taken at the Minnequa special meeting, written notice of his or her intent to demand payment for his or her shares if the merger is completed. The written notice should be sent to Minnequa at 401 West Northern Avenue, Pueblo, Colorado 81004-3100 long enough before the vote is taken at the Minnequa special meeting so that Minnequa receives the notice before its special meeting. A stockholder wishing to dissent must also not vote in favor of the merger agreement and the merger. If a stockholder's written notice of intent to demand payment is not received by Minnequa before its special meeting, or if the stockholder votes in favor of the merger agreement and the merger, that stockholder will not have the right to dissent and will be required to participate in the merger. A vote by a stockholder at the Minnequa special meeting against the merger agreement and the merger will not constitute notice under Colorado law of an intent to exercise dissenters' rights.

      Within 10 days after the effective date of the merger, Minnequa (or its successor Zions) will deliver to each dissenting stockholder a written notice instructing the dissenting stockholder to demand payment and send his or her Minnequa common stock certificates to Zions. The notice will include a form for demanding payment and will show the deadline for submitting the payment demand form and the Minnequa common stock certificates. The form will also show the date that the merger was first announced to the news media or the stockholders, and the dissenting stockholder will be required to state whether or not he or she acquired his or her shares before that date.

      The dissenting stockholder must then properly complete and sign the payment demand form, and submit it to Minnequa (or its successor Zions) along with his or her Minnequa common stock certificates by the deadline shown in the notice from Minnequa (or its successor Zions). If the payment demand form and the Minnequa common stock certificates are not submitted by the deadline, the stockholder will no longer be a dissenting stockholder and will not be entitled to receive payment of the fair value of his or her shares under the dissenters' rights provisions of Colorado law. As a result, that stockholder will be required to participate in the merger. The payment demand form and Minnequa common stock certificates should be sent to Zions at One South Main, Suite 1380, Salt Lake City, Utah 84111.

      PAYMENT FOR SHARES. Within 30 days after receiving a dissenting stockholder's payment demand form and Minnequa common stock certificates, Zions will pay that dissenting stockholder Zions' estimate of the fair value of the Minnequa common stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for Minnequa as of the end of its most recent fiscal year, as well as the latest available interim financial information. Also accompanying the payment will be a statement of Zions' estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting stockholder's rights if such shareholder is dissatisfied with Zions' payment, and a copy of the relevant Colorado statute.

      If a dissenting stockholder estimates the fair value of his or her shares and the amount of accrued interest to be higher than the amount paid by Zions, the dissenting stockholder may send a notice to Zions demanding payment of the difference between the dissenting stockholder's estimate and the amount paid by Zions. The dissenting stockholder may reject Zions' offer to pay fair value and demand payment of the dissenting stockholder's estimate of the fair value of his or her shares and accrued interest. If a dissenting stockholder does not send a notice demanding payment within 30 days after Zions has made its payment or offer, the dissenting stockholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by Zions.

      COURT PROCEEDING TO DETERMINE FAIR VALUE. If a demand for payment remains unsettled for 60 days following Zions' receipt of the demand, Zions may petition a court in Pueblo County, Colorado to determine the fair value of the shares and accrued interest. Court costs will be paid by Zions unless the court finds that one or more dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case some or all court costs may be allocated to those dissenting stockholder or stockholders. Attorneys' and experts' fees may be assessed against Zions if the court finds that Zions did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or these fees may be assessed against one or more dissenting stockholders if the same acted arbitrarily, vexatiously or not in good faith.

      Holders of Minnequa common stock considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Minnequa common stock determined under Colorado law could be more than, the same as, or less than their pro rata share of the merger consideration that they are entitled to receive under the merger agreement if they do not seek appraisal of their Minnequa common stock.

      The foregoing discussion does not purport to be a complete statement of the procedures to be followed by holders of Minnequa common stock desiring to exercise their dissenters' rights. Since exercise of those rights requires strict adherence to the relevant provisions of the Colorado Business Corporation Act, each stockholder who may desire to exercise his or her dissenters' rights is advised individually to consult the law (as set forth in Appendix C to this document) and comply with the provisions of the statute.

      Holders of Minnequa common stock wishing to exercise their dissenters' rights are advised to consult their own counsel to ensure that they fully and properly comply with the requirements of Colorado law.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Zions common stock trades on the Nasdaq National Market under the symbol "ZION." Minnequa common stock is held by 102 stockholders of record. No established trading market exists for Minnequa common stock, and over the years little trading in Minnequa common stock has occurred. Reliable information concerning the prices at which Minnequa common stock has traded in private, negotiated transactions is not publicly available. On occasion, Minnequa has become aware of the trading price of its stock in private transactions. Information concerning those trading prices has been omitted based on Minnequa's belief that such prices are not necessarily representative of a fair market price for Minnequa common stock during any particular period. Since July 10, 2001, the date of execution and public announcement of the merger agreement, there have been no trades in Minnequa's common stock (excluding share reissuances by Minnequa at the request of particular stockholders).

      The following table reflects (1) the range of high and low sales prices of Zions common stock, and (2) the amount of cash dividends declared per share by each company:

                                                 Zions                 Minnequa
                                   ------------------------------      --------
                                      Sales Prices
                                   -------------------
                                     High       Low       Dividends    Dividends
                                   --------   --------   -----------   --------
1999
       First Quarter               $  68.31   $  57.00   $   0.14      $  15.00
       Second Quarter                 75.88      54.09       0.29         15.00
       Third Quarter                  64.41      49.00       0.29         15.00
       Fourth Quarter                 67.56      53.19       0.00(1)      15.00

2000
       First Quarter               $  59.75   $  36.44   $   0.29      $  15.00
       Second Quarter                 48.63      39.94       0.20         15.00
       Third Quarter                  51.75      41.06       0.20         15.00
       Fourth Quarter                 62.75      46.81       0.20         20.00

 2001
       First Quarter               $  62.44   $  46.94   $   0.20      $  25.00
       Second Quarter                 59.54      50.42       0.20         25.00
       Third Quarter                  60.04      50.23       0.20         25.00
       Fourth Quarter (through
          October 8, 2001)            53.61      43.91        --           --

(1) No dividend was declared during the fourth quarter of 1999 because Zions moved each of its quarterly dividend dates back, which resulted in the dividend that normally would have been declared in the fourth quarter of 1999 to be declared instead in January 2000 and paid in February 2000.

      The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Zions and its subsidiaries (and, prior to completion of the merger, of Zions and its subsidiaries insofar as Zions dividends are concerned and Minnequa and Minnequa Bank insofar as Minnequa dividends are concerned), applicable government regulations, and other factors deemed relevant by the Zions board (and by the respective boards of Zions and Minnequa prior to completion of the merger). Various federal and state laws limit the ability of affiliated banks to pay dividends to their parent corporations. The merger agreement restricts the cash dividends payable on Minnequa common stock, pending completion of the merger. See "Adoption of the Merger Agreement and Approval of the Merger -- Conduct of Business Pending Completion the Merger."

      On July 9, 2001, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of Zions common stock was $57.85 per share, the lowest sales price of Zions common stock was $57.05 per share and the last reported sales price of Zions common stock was $57.56 per share. On October 8, 2001, the most recent practicable date prior to the printing of this document, the last reported sales price of Zions common stock was $43.92 per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

      Upon completion of the merger, our stockholders will become stockholders of Zions. The rights of our stockholders are presently governed by Colorado law and our articles of incorporation and bylaws. After the merger the rights of former Minnequa stockholders will be governed by Utah law and the Zions articles of incorporation and bylaws. The following chart summarizes the material differences between the rights of holders of Minnequa common stock prior to the merger and after completion of the merger when the former Minnequa stockholders will be Zions stockholders. This summary does not purport to be complete and we qualify the summary in its entirety by reference to the Minnequa articles of incorporation and bylaws, the Zions articles of incorporation and bylaws, and the relevant provisions of Colorado and Utah law. You can obtain copies of the governing corporate instruments of Zions and Minnequa, without charge, by following the instructions listed under "Where You Can Find More Information."


--------------------------------- --------------------------------------------- -----------------------------------------------
                                             Minnequa Stockholders'                          Zions Stockholders'
                                                     Rights                                         Rights
================================= ============================================= ===============================================
Authorized and outstanding stock  Authorized:  100,000 shares of common         Authorized:  350,000,000 shares of common
                                  stock, no par value per share; 100,000        stock, no par value per share; 3,000,000
                                  shares on non-voting cumulative preferred     shares of preferred stock, no par value per
                                  stock, $100 par value per share.              share.

                                  Outstanding:  11,938 shares of common stock   Outstanding:  91,910,981 shares of common
                                  as of the date of this document; no shares    stock as of the date of this document; no
                                  of preferred stock.                           shares of preferred stock.
--------------------------------- --------------------------------------------- -----------------------------------------------
Preemptive rights                 No stockholder of Minnequa has been granted   No stockholder of Zions has been granted
                                  preemptive rights to acquire any shares of    preemptive rights to acquire any shares of
                                  Minnequa.                                     Zions.
--------------------------------- --------------------------------------------- -----------------------------------------------
Special meetings of stockholders  Special meetings of the stockholders may be   Special meetings may be called by the president
                                  be called at any time by the affirmative      or board of directors, or by the holders of at
                                  vote of a majority of the board of directors  least 10% of all shares entitled to be cast
                                  or by stockholders owning not less than 25%   on the issue proposed at the meeting.
                                  board of directors or holders of at least 10%
                                  of the outstanding stock.
--------------------------------- --------------------------------------------- -----------------------------------------------
Stockholder action by written     Stockholder action may be taken by written    Stockholder action may be taken by written
consent                           consent if signed by all of the               consent if signed by the holders of
                                  stockholders entitled to vote on the action.  outstanding shares having not less than the minimum number of votes necessary to
                                                                                authorize the action at a stockholders'
                                                                                meeting.
--------------------------------- --------------------------------------------- -----------------------------------------------
Inspection of voting lists of     Under Colorado law, a stockholder of record   Stockholders may inspect a list of
stockholders                      has a right to inspect the stockholders'      stockholders at the time and place of the
                                  list beginning the earlier of ten days        meeting and during the whole time of the
                                  before the meeting or two business days       meeting.  Utah law requires the stockholders
                                  after notice of the meeting is given and      list to be available for inspection beginning
                                  continuing through the meeting at the         on the earlier of ten days before the meeting
                                  corporation's principal office or at a        or two business days after notice of the
                                  place identified in the notice of the         meeting is given.
                                  meeting in the city where the meeting will
                                  be held.


--------------------------------- --------------------------------------------- -----------------------------------------------
Vacancies on the board of         Stockholders may fill vacancies at a          Stockholders may fill vacancies at a
directors and additional          stockholders' meeting.  By a vote of a        stockholders' meeting.  A vacancy can be
directors                         majority of the directors then in office,     filled by the remaining directors, and that
                                  the board of directors may fill any           director can serve for the remaining term of
                                  vacancies in the board of directors. Any the  of the predecessor director; a director
                                  director so chosen to fill a vacancy shall    appointed by the board to fill a vacancy created
                                  serve until the next annual meeting of the    by reason of an increase in the number of
                                  shareholders and until his or her successor   directors can serve only until the next election
                                  is elected and qualified.                     of directors by the stockholders.
--------------------------------- --------------------------------------------- -----------------------------------------------
Cumulative voting for directors   No such rights exist.                         No such rights exist.
--------------------------------- --------------------------------------------- -----------------------------------------------
Classification of the board of    The Minnequa board is comprised of one        The Zions board is divided into three classes
directors                         class, with all directors being elected       as nearly equal in size as possible, with
                                                                                directors in each class being elected for
                                                                                staggered three-year terms.
--------------------------------- --------------------------------------------- -----------------------------------------------
Removal of directors              Directors may be removed with or without      Stockholders, by a vote of two-thirds of the
                                  cause by a vote of the stockholders; a        outstanding shares, may remove a director.
                                  director may be removed only if the number    Removal may be for or without cause.
                                  of votes cast in favor of removal exceeds
                                  the number of votes cast against removal.
                                  A director may be removed by the stockholders
                                  only at a meeting called for the purpose of
                                  removing that director.
--------------------------------- --------------------------------------------- -----------------------------------------------
Liability of directors            There is no limitation for personal           Directors are not personally liable to Zions
                                  liability of directors to Minnequa or the     or its stockholders for monetary damages for
                                  stockholders for monetary damages for         breaches of fiduciary duty as a director,
                                  breach of the director's fiduciary duty to    except (1) for breach of the director's duty
                                  the corporation.                              of loyalty, or (2) for acts and omissions not
                                                                                in good faith or which involve intentional
                                                                                misconduct or a knowing violation of law,
                                                                                or for any transaction where the director
                                                                                received an improper personal benefit.
--------------------------------- --------------------------------------------- -----------------------------------------------
Indemnification of directors      A Minnequa director or officer is entitled    A Zions director, officer, employee or agent
and officers                      to indemnification if such person acted in    is entitled to indemnification to the full
                                  good faith and in a manner he or she          extent of Utah law if he or she acted in good
                                  reasonably believed to be in the best         faith and in a manner he or she reasonably
                                  interests of the corporation, and in          believed to be in, or not opposed to, the
                                  criminal actions, had no reasonable cause     best interest of Zions and, with respect to
                                  to believe that his or her conduct was        any criminal action or proceeding, had no
                                  unlawful.                                     reasonable cause to believe his or her
                                                                                conduct was unlawful.
--------------------------------- --------------------------------------------- -----------------------------------------------
Stockholders' dissenters' rights  Under Colorado law, a corporation whose       Under Utah law, a stockholder is not entitled
                                  common stock is listed on a national stock    to assert dissenters' rights if the
                                  exchange or on the National Market System     corporation's common stock is listed on a
                                  of Nasdaq or is held of record by more than   national securities exchange or on the
                                  2,000 stockholders are not entitled to        National Market System of Nasdaq or is held
                                  assert dissenters' rights. Minnequa does      of record by more than 2,000 stockholders.
                                  not meet any of these conditions. Thus,       Zions common stock is listed on the National
                                  Minnequa stockholders are entitled to         Market System of Nasdaq and is held of record
                                  assert dissenters' rights in specified        by more than 2,000 stockholders. Therefore,
                                  transactions, including mergers.              Zions' stockholders are not entitled to
                                                                                assert their dissenters' rights under Utah
                                                                                law.
--------------------------------- --------------------------------------------- -----------------------------------------------
Restrictions upon certain         Following approval by the board of            Certain business transactions with a person
business combinations             directors, the stockholders of a              who owns, directly or indirectly, over 10% of
                                  corporation may approve a merger by a         outstanding stock must be approved by a
                                  majority of all the votes entitled to be      majority vote of the continuing directors or
                                  cast on the matter.                           a stockholder vote of at least 80% of
                                                                                outstanding voting shares. Such business
                                                                                transactions include mergers, consolidations,
                                                                                sales of all or more than 20% of the corporation's
                                                                                assets, issuance of securities of the corporation,
                                                                                reclassifications that increase voting power
                                                                                of the interested shareholder, or liquidations,
                                                                                spin-offs or dissolution of the corporation.
                                                                                Zions is also subject to Utah's Control Shares
                                                                                Acquisitions Act, which limits the ability
                                                                                of persons acquiring more than 20% of Zions'
                                                                                voting stock to vote those shares absent approval
                                                                                of voting rights by the holders of a majority
                                                                                of all shares entitled to be cast, excluding
                                                                                all interested shares.
--------------------------------- --------------------------------------------- -----------------------------------------------

--------------------------------- --------------------------------------------- -----------------------------------------------
Stockholder Rights Plan           None.                                         Zions has a stockholder rights plan, which is
                                                                                designed to ensure that a potential acquiror
                                                                                of Zions will negotiate with the Zions board
                                                                                and that all Zions stockholders will be
                                                                                treated equitably in the event of a takeover
                                                                                attempt. The rights issued under the plan
                                                                                have certain anti-takeover effects.
--------------------------------- --------------------------------------------- -----------------------------------------------
Amendments to articles of         Amendments generally require approval by      Zions' Articles may be amended or repealed as
incorporation                     the board of directors and the approval by    permitted by Utah law, which permits an
                                  a majority of the outstanding stock           amendment of the articles of incorporation by
                                  entitled to vote upon the amendment.          approval by a majority of the board of
                                                                                directors and a majority of the outstanding
                                                                                common stock entitled to be cast. Zions'
                                                                                Articles further provide that amendment
                                                                                to Articles IX (regarding the classified
                                                                                board), X (regarding quorum requirements
                                                                                and management of Zions by the board), and
                                                                                XVI (regarding amendment of Zions' Articles)
                                                                                requires approval by two-thirds of the
                                                                                outstanding shares; and amendment of Article
                                                                                XVII (regarding business transactions with
                                                                                related persons) requires approval by 80%
                                                                                of the outstanding shares.
--------------------------------- --------------------------------------------- -----------------------------------------------
Amendments to bylaws              A majority of the directors or stockholders   Zions' board may amend, adopt or repeal
                                  holding a majority of the votes cast may      bylaws by the affirmative vote of two-thirds
                                  make, amend or repeal the bylaws.             of the directors and a majority vote of the
                                                                                shares voting on the matter; however, the
                                                                                bylaws require a two-thirds vote of the
                                                                                outstanding shares entitled to vote if the
                                                                                amendment or repeal would, among other
                                                                                things, restrict or limit the power or
                                                                                authority of the board or any officer of
                                                                                Zions; or would require the approval of
                                                                                the stockholders in order for the board
                                                                                or any officer to take any action; or would
                                                                                change the number of directors or quorum
                                                                                requirements.
--------------------------------- --------------------------------------------- -----------------------------------------------

                       DESCRIPTION OF ZIONS CAPITAL STOCK

Authorized Capital Stock

     The following statements are brief summaries of the material provisions of Zions' preferred stock and common stock and are qualified in their entirety by the provisions of Zions' articles of incorporation.

PREFERRED STOCK. The articles of incorporation authorize the issuance of 3,000,000 shares of preferred stock with no par value per share. There are no shares of Zions preferred stock outstanding. The Zions board is authorized by the articles of incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The Zions board has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional and or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no preemptive rights.

COMMON STOCK. Zions is authorized to issue 350,000,000 shares of common stock with no par value per share. As of the date of this document, there are approximately 91,910,981 shares of common stock of Zions outstanding. The holders of common stock of Zions are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of preferred stock. Shares of Zions common stock do not have cumulative voting rights. Holders of Zions common stock are entitled to receive dividends when and if declared by the Zions board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of preferred stock hereafter authorized, to receive pro rata the net assets of Zions. Holders of Zions common stock have no preemptive or conversion rights.

STOCKHOLDER RIGHTS PLAN. As of September 27, 1996, Zions adopted a Stockholder Rights Agreement, which we refer to as the "rights plan". In connection with that plan, the Zions board (1) declared a dividend of one right for each share of common stock held of record as of the close of business on October 11, 1996 and (2) authorized the issuance of one right to attach to each share of common stock issued after October 11, 1996, and prior to the occurrence of certain events described in the rights plan. The rights are attached to all common stock certificates that were outstanding on October 25, 1996, or have been issued since that date, and no separate rights certificates have been or will be distributed until the occurrence of certain events described in the rights plan. Until such separation, no right may be exercised or traded separately from the common stock certificate to which it is attached. Following separation, the rights may, depending upon the occurrence of certain events described in the rights plan, entitle the holders thereof to either purchase or receive additional shares of common stock. The rights will expire at the close of business on October 11, 2006, unless earlier redeemed by Zions in accordance with the terms of the rights plan.

     The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Zions on terms not approved by the Zions board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Zions board, as the rights may be redeemed by Zions prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of Zions common stock.

     The rights plan is designed to protect the interests of Zions' stockholders in the event of an unsolicited attempt to acquire Zions, including a gradual accumulation of shares in the open market. Zions believes the plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair the Zions board's ability to represent Zions' stockholders fully. Management believes that the rights should also deter any attempt by a controlling stockholder to take advantage of Zions through self-dealing transactions. The rights plan is not intended to prevent a takeover of Zions. Issuing the rights has no dilutive effect, does not affect reported earnings per share and does not change the way in which Zions' shares are traded. However, the exercise of rights by some but not all of Zions' stockholders would have a dilutive effect on non-exercising stockholders. Moreover, some may argue that the rights plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

Registrar and Transfer Agent

     Zions' registrar and transfer agent is Zions First National Bank, Salt Lake City, Utah.

                                  OTHER MATTERS

     Our board of directors is unaware of other matters to be voted on at our special meeting. If other matters do properly come before our special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons appointed in our proxies will vote, or not vote for those matters in their discretion the shares represented by proxies in the accompanying proxy card.

                                  LEGAL MATTERS

     The validity of the Zions common stock to be issued in connection with the merger and the material federal income tax consequences of the merger will be passed upon by Duane, Morris & Heckscher LLP, Washington, D.C.


                                     EXPERTS

     The consolidated financial statements of Zions appearing in the Zions Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income for each of the years in the two-year period then ended, of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated balance sheet and related statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Zions has used and incorporated by reference "forward-looking statements" in this document. Words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," "plans" or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. Zions has used these statements to describe our expectations and estimates in various sections of this document, including:

     o projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

     o descriptions of plans or objectives of management for future operations, products or services;

     o    forecasts of future economic performance; and

     o descriptions of assumptions underlying or relating to any of the foregoing.

     Factors that might cause such differences include, but are not limited to:

     o    the timing of closing the proposed merger being delayed;

     o competitive pressures among financial institutions increasing significantly;

     o economic conditions, either nationally or locally in areas in which Zions, Vectra and Minnequa conduct their operations, being less favorable than expected;

     o the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected;

     o expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; and

     o legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current and future operations.

     Zions disclaims any obligation to update any of these factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this document to reflect future events or developments, except as required by the federal securities laws. Zions' actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the factors listed in this section of this document. This list may not be exhaustive.

                       DOCUMENTS INCORPORATED BY REFERENCE

     Zions has filed a registration statement on Form S-4 to register with the SEC the Zions common stock to be issued to the holders of Minnequa common stock in the merger. This document is a part of that registration statement and constitutes a prospectus of Zions in addition to being a proxy statement of Minnequa for the Minnequa special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows Zions to "incorporate by reference" information into this document, which means that Zions can disclose important information to you by referring you to another document filed by Zions separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference into this document the documents set forth below that Zions has previously filed with the SEC. These documents contain important information about Zions, its finances and its common stock.

Zions Bancorporation SEC Filings Incorporated by Reference into This Document

     o    annual report on Form 10-K for the year ended December 31, 2000;

     o quarterly reports on Form 10-Q for the calendar quarters ended March 31, 2001 and June 30, 2001;

     o current reports on Form 8-K, filed with the SEC on April 16, 2001 and May 14, 2001;

     o the description of Zions common stock and rights set forth in Zions' registration statement on Form 10 and Form 8-A filed pursuant to
          Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions;

     o the description of Zions' common stock as set forth above under the caption "DESCRIPTION OF ZIONS CAPITAL STOCK."

     Zions hereby incorporates into this document by reference additional documents that Zions files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the effective time of the merger.

     Zions has supplied all information contained or incorporated by reference in this document relating to Zions, and Minnequa has supplied all information relating to Minnequa.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You can obtain documents incorporated by reference from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document without charge by requesting them in writing or by telephone at the following address:

     Zions Bancorporation
     One South Main, Suite 1380
     Salt Lake City, Utah 84111
     Attention: Mr. Clark B. Hinckley, Senior
      Vice President - Investor Relations and
      Communications
     Tel: (801) 524-4787
     e-mail at: cbhinckley@zionsbank.com

     This proxy statement/prospectus incorporates important business and financial information about Zions that is not included in or delivered with this document. In order to ensure timely delivery of documents, you should request information as soon as possible, but no later than October 30, 2001.

     You should rely only on the information contained or incorporated by reference in this document to vote on the Minnequa proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 9, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders nor the issuance of shares of Zions common stock in the merger shall create any implication to the contrary.

                                   APPENDIX A










                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              ZIONS BANCORPORATION,

                   VECTRA BANK COLORADO, NATIONAL ASSOCIATION,

                             MINNEQUA BANCORP, INC.,

                          THE MINNEQUA BANK OF PUEBLO,

                                       AND

                                 MAHLON T. WHITE









                            dated as of July 10, 2001

                                TABLE OF CONTENTS

Definitions.................................................................A-2

Combinations................................................................A-5
   2.1. Form of Combinations................................................A-5
   2.3. No Fractional Shares................................................A-6
   2.4. Dividends; Interest.................................................A-6
   2.5. Designation of Exchange Agent.......................................A-6
   2.6. Notice of Exchange..................................................A-7
   2.7. Voting Agreements...................................................A-7
   2.8. Employee Benefits...................................................A-7

Effective Date..............................................................A-7
   3.1. Shareholder Approval................................................A-7
   3.2. Federal Reserve Approval............................................A-7
   3.3. OCC Approval........................................................A-7
   3.4. Utah Commissioner Approval..........................................A-8
   3.5. Colorado Banking Board Approval.....................................A-8
   3.6. Other Regulatory Approvals..........................................A-8
   3.7. Expiration of Stays.................................................A-8
   3.8. Mutual Agreement....................................................A-8

Conditions Precedent to Performance of Obligations of the Parties...........A-8
   4.1. Regulatory Approvals................................................A-8
   4.2. Absence of Litigation...............................................A-8
   4.3. Registration Statement..............................................A-9
   4.4. Federal Income Taxation.............................................A-9
   4.5. Adverse Legislation.................................................A-9

Conditions Precedent to Performance of the Obligations of
Zions Bancorp and Vectra Bank...............................................A-9
   5.1. Approval by Shareholders of the Company.............................A-9
   5.2. Representations and Warranties; Performance of Obligations..........A-9
   5.3. Opinion of Company Litigation Counsel...............................A-10
   5.4. No Adverse Developments.............................................A-10
   5.5. Net Worth...........................................................A-10
   5.6. Loan Loss Reserve...................................................A-10
   5.7. CRA Rating..........................................................A-10
   5.8. Employment Agreement................................................A-10
   5.9. Affiliates Agreements...............................................A-11
   5.10. Non-Competition Agreement..........................................A-11
   5.11. Consideration Retention and Payout Agreement.......................A-11

Conditions Precedent to Performance of Obligations of the Company,
the Bank, and White.........................................................A-11
   6.1. Representations and Warranties; Performance of Obligations..........A-11
   6.2. No Adverse Developments.............................................A-11
   6.3. Status of Zions Bancorp Stock.......................................A-11

Representations and Warranties of the Company, the Bank, and White..........A-12
   7.1. Organization, Powers, and Qualification.............................A-12
   7.2. Execution and Performance of Agreement..............................A-12
   7.3. Absence of Violations...............................................A-12
   7.4. Compliance with Agreements..........................................A-13

   7.5. Binding Obligations; Due Authorization..............................A-13
   7.6. Absence of Default..................................................A-13
   7.7. Compliance with BHC Act.............................................A-13
   7.8. Subsidiaries........................................................A-14
   7.9. Capital Structure...................................................A-14
   7.10. Articles of Incorporation, Bylaws, and Minute Books................A-15
   7.11. Books and Records..................................................A-15
   7.12. Regulatory Approvals and Filings, Contracts, Commitments, etc......A-15
   7.13. Financial Statements...............................................A-16
   7.14. Call Reports; Bank Holding Company Reports.........................A-16
   7.15. Absence of Undisclosed Liabilities.................................A-16
   7.16. Absence of Certain Developments....................................A-17
   7.17. Reserve for Possible Credit Losses.................................A-17
   7.18. Tax Matters........................................................A-17
   7.19. Net Worth..........................................................A-18
   7.20. Examinations.......................................................A-18
   7.21. Reports............................................................A-19
   7.22. Transactions with Affiliates.......................................A-19
   7.24. Legal Proceedings..................................................A-19
   7.25. Absence of Governmental Proceedings................................A-19
   7.26. Federal Deposit Insurance..........................................A-19
   7.27. Other Insurance....................................................A-19
   7.28. Labor Matters......................................................A-20
   7.29. Employee Benefit Plans.............................................A-20
   7.30. Employee Relations.................................................A-22
   7.31. Fiduciary Activities...............................................A-22
   7.32. Environmental Liability............................................A-22
   7.33. Intangible Property................................................A-23
   7.34. Real and Personal Property.........................................A-23
   7.35. Loans, Leases, and Discounts.......................................A-23
   7.36. Material Contracts.................................................A-23
   7.37. Employment and Severance Arrangements. Schedule 7.37
         hereto sets forth..................................................A-24
   7.38. Material Contract Defaults.........................................A-24
   7.39. Capital Expenditures...............................................A-24
   7.40. Repurchase Agreements..............................................A-24
   7.41. Internal Controls..................................................A-24
   7.42. Dividends..........................................................A-24
   7.43. Brokers and Advisers...............................................A-24
   7.44. Interest Rate Risk Management Instruments..........................A-25
   7.45. COBRA Matters......................................................A-25
   7.46. Disclosure.........................................................A-25
   7.47. Regulatory and Other Approvals.....................................A-25

Covenants of the Company, the Bank, and White...............................A-26
   8.1. Rights of Access....................................................A-26
   8.2. Monthly and Quarterly Financial Statements; Minutes
        of Meetings and Other Materials.....................................A-26
   8.3. Extraordinary Transactions..........................................A-27
   8.4. Preservation of Business............................................A-27
   8.5. Comfort Letter......................................................A-27
   8.6. Affiliates Agreements...............................................A-28
   8.7. Shareholders' Meeting...............................................A-28
   8.8. Inconsistent Activities.............................................A-28
   8.9. COBRA Obligations...................................................A-28
   8.10. Updated Schedules..................................................A-29

   8.11. Subsequent Events..................................................A-29
   8.12. Employee Benefits..................................................A-29
   8.13. Aircraft Expenses..................................................A-30

Representations and Warranties of Zions Bancorp and Vectra Bank.............A-30
   9.1. Organization, Powers, and Qualification.............................A-30
   9.2. Execution and Performance of Agreement..............................A-30
   9.3. Binding Obligations; Due Authorization..............................A-30
   9.4. Absence of Default..................................................A-30
   9.5. Brokers and Advisers................................................A-31
   9.6. Books and Records...................................................A-31
   9.7. Financial Statements................................................A-31
   9.8. Absence of Certain Developments.....................................A-31
   9.9. Disclosure..........................................................A-32
   9.10. Regulatory and Other Approvals.....................................A-32

Covenants of Zions Bancorp and Vectra Bank..................................A-32
   10.1. Exchange Act Reports...............................................A-32
   10.2. Nasdaq Approval....................................................A-32
   10.3. Subsequent Events..................................................A-32
   10.4. Indemnification....................................................A-33
   10.5. Employee Benefits..................................................A-33

Closing.....................................................................A-33
   11.1. Place and Time of Closing..........................................A-33
   11.2. Events To Take Place at Closing....................................A-33

Termination, Damages for Breach, Waiver, and Amendment......................A-34
   12.1. Termination by Reason of Lapse of Time.............................A-34
   12.2. Grounds for Termination............................................A-34
   12.3. Effect of Termination..............................................A-34
   12.4. Waiver of Terms or Conditions......................................A-35
   12.5. Amendment..........................................................A-35

General Provisions..........................................................A-35
   13.1. Allocation of Costs and Expenses...................................A-35
   13.2. Mutual Cooperation.................................................A-35
   13.3. Form of Public Disclosures.........................................A-36
   13.4. Confidentiality....................................................A-36
   13.5. Claims of Brokers..................................................A-36
   13.6. Information for Applications and Registration Statement............A-36
   13.7. Standard of Materiality............................................A-37
   13.8. Adjustments for Certain Events.....................................A-37
   13.9. Counterparts.......................................................A-37
   13.10. Entire Agreement..................................................A-38
   13.11. Survival of Representations, Warranties, and Covenants............A-38
   13.12. Interpretation....................................................A-38
   13.13. Notices...........................................................A-38
   13.14. Choice of Law and Venue...........................................A-39
   13.15. Binding Agreement.................................................A-40

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

        THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the tenth day of July, 2001, among ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, VECTRA BANK COLORADO, NATIONAL ASSOCIATION ("Vectra Bank"), a national banking association organized under the laws of the United States, MINNEQUA BANCORP, INC. (the "Company"), a Colorado corporation having its principal office in Pueblo, Colorado, THE MINNEQUA BANK OF PUEBLO (the "Bank"), a banking corporation organized under the laws of the State of Colorado, and MAHLON T. WHITE ("White"), an adult resident of the State of Colorado

                                 WITNESSETH THAT

        WHEREAS, White is associated with various Persons who among themselves have beneficial ownership of and voting control over shares of the Company that constitute in the aggregate in excess of 78 percent of the outstanding voting stock of the Company;

        WHEREAS, the Company is a bank holding company and the sole shareholder of the Bank;

        WHEREAS, Zions Bancorp is a bank holding company and the sole shareholder of Vectra Bank;

        WHEREAS, Zions Bancorp desires to affiliate with the Company through the merger of the Company with and into Zions Bancorp, with Zions Bancorp to be the surviving corporation (the "Holding Company Merger") and, in addition, to cause the merger of the Bank with and into Vectra Bank, with Vectra Bank to be the surviving national banking association (the "Bank Merger");

        WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders, its customers and those of the Bank and the areas served by the Company and the Bank to become affiliated with Zions Bancorp through the Holding Company Merger and to cause the Bank Merger;

        WHEREAS, the respective boards of directors of Vectra Bank and the Bank have determined that it would be in the best interests of Vectra Bank or the Bank, as the case may be, its shareholders and customers, for Vectra Bank and the Bank to merge with each other;

        WHEREAS, the respective Boards of Directors of Zions Bancorp and the Company have agreed to cause the Holding Company Merger pursuant to the provisions of section 16-10a-1101 et seq. of the Utah Business Corporation Act and section 7-111-101 et seq. of the Colorado Business Corporation Act; and to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C.ss.215a) and section 7-111-101 et seq. of the Colorado Business Corporation Act;

        WHEREAS, the respective Boards of Directors of Vectra Bank and the Bank have agreed to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act and section 7-111-101 et seq. of the Colorado Business Corporation Act;

        WHEREAS, the parties intend that the Holding Company Merger and the Bank Merger qualify as one or more tax-free reorganizations under section 368(a) of the Code;

        WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Holding Company Merger and the Bank Merger and also to prescribe certain conditions to the Holding Company Merger and the Bank Merger; and

        WHEREAS, White desires to facilitate the Holding Company Merger and the Bank Merger;

        NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1.    DEFINITIONS

        For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

        "Affiliates Agreement" means a written agreement substantially in form and substance as that set forth as Exhibit I attached hereto, providing that a Person will not sell, pledge, transfer, or otherwise dispose of the shares of Zions Bancorp Stock to be received by such Person in the Holding Company Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

        "Average Closing Price" means the average of the mean of the closing bid and asked prices of Zions Bancorp Stock in the over-the-counter market as such prices are reported on the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Company shall agree, as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the second trading day before the Effective Date.

        "Bank" is defined in the preamble hereto.

        "Bank Common Stock" means the common stock of the Bank, $100.00 par value.

        "Bank Merger" is defined in the recitals hereto.

        "Bank Merger Agreement" means a merger agreement substantially in the form of Exhibit II attached hereto.

        "Banking Board" means the Colorado State Banking Board.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "BIF" means the Bank Insurance Fund of the FDIC.

        "Board of Governors" means the Board of Governors of the Federal Reserve System or, if applicable, the Federal Reserve Bank of San Francisco or the Federal Reserve Bank of Kansas City acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Real Estate" means any real property at any time held as collateral for any outstanding loan by the Company or the Bank.

        "Commissioner" means the Commissioner of Financial Institutions of the State of Utah.

        "Company" is defined in the preamble hereto.

        "Company Common Stock" means the shares of common stock of the Company, no par value.

        "Company Financial Statements" means the parent-only statement of condition of the Company as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related parent-only statement of income, parent-only statement of cash flows, and parent-only statement of changes in stockholders' equity of the Company for each of the periods then ended, and the notes thereto, and the consolidated statement of condition of the Bank as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, consolidated statement of cash flows, and parent-only statement of changes in stockholders' equity of the Bank for each of the periods then ended, and the notes thereto.

        "Company Plans" means all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, all employment, deferred compensation, consultant, bonus, or collective bargaining agreements, or group insurance contracts or all other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements, whether or not subject to ERISA, formal or informal, written or oral, legally binding or not, under which any current or former employee of the Company or the Bank has any present right to future benefits or payments or under which the Company or the Bank has any present or future liability.

        "Company Real Estate" means any real property at any time owned or leased by the Company or the Bank.

        "Consideration" means (a) $45,000,000, minus (b) the amount by which the Transaction Expenses exceed $690,000, plus (c) any identifiable tax benefit associated with the portion of the Transaction Expenses that exceed $690,000, as determined by E & Y.

        "E & Y" means Ernst & Young LLP.

        "Effective Date" is defined in article 3 of this Agreement.

        "Environmental Laws" means the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, and any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Hazardous Substance" means any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substance, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Law.

        "Holding Company Merger" is defined in the recitals hereto.

        "Holding Company Merger Agreement" means a merger agreement substantially in the form of Exhibit III attached hereto.

        "Insider," with reference to a Person, means an officer, director, or beneficial holder of 5 percent or more of the common stock of the Person and a Person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by any such Person.

        "IRS" means the Internal Revenue Service.

        "Knowledge" with reference to a party means actual knowledge possessed by that party or, if that party is not a natural person, any of its present executive officers.

        "Material Adverse Effect" with reference to a Person means a material adverse effect on the business, results of operations, financial condition or prospects of such Person and its subsidiaries taken as a whole (with specific reference, when used with reference to items normally expressed in dollars, to the dollar amounts described in section 13.7 of this Agreement) or a material adverse effect on such Person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Person the cause of which is (a) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any action or omission of the Company or the Bank taken with the prior written consent of Zions Bancorp or Vectra Bank, or of Zions Bancorp or Vectra Bank taken with the prior written consent of the Company or the Bank, or (d) any changes in general economic conditions affecting banks or their holding companies.

        "OCC" means the Office of the Comptroller of the Currency.

        "Old Certificate" means a certificate which, immediately prior to the effectiveness of the Holding Company Merger, had represented shares of Company Common Stock.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means The Minnequa Bank of Pueblo Pension Plan.

        "Person" means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

        "Registration Statement" means the registration statement to be filed by Zions Bancorp with the SEC pursuant to the Securities Act in connection with the registration of the shares of Zions Bancorp Stock to be used as consideration in connection with the Holding Company Merger.

        "Release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

        "Riegle Act" means the Riegle Community Development and Regulatory Improvement Act of 1994.

        "SAIF" means the Savings Association Insurance Fund of the FDIC.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Shareholder Meeting" means the meeting at which the shareholders of the Company meet to approve, ratify, and confirm the transactions contemplated by this Agreement.

        "Tax" means any federal, state, local, or foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock or franchise or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "Transaction Expenses" means all pre-tax expenses incurred or otherwise identified as to be incurred on or after April 1, 2001 with respect to (a) the engagement of The Wallach Company to represent the Company or the Bank to render financial advisory and investment banking services to the Company or the Bank,
(b) the engagement of Banner, Buxman, Kwitek & Ohlsen P.C. or any of its members or shareholders with respect to the transactions contemplated by this Agreement,
(c) the engagement of McPherson, Breyfogle, Daveline & Goodrich, P.C. or any of this members or shareholders with respect to the transactions contemplated by this Agreement, and (d) the termination of the Pension Plan, other than the charge to the earnings of the Company or the Bank of the balance of the prepaid pension cost asset related to the Pension Plan, net of the reversal of the related deferred income tax liability.

        "Unclaimed Shares" means shares of Zions Bancorp Stock which holders of Old Certificates are entitled to receive under this Agreement to the extent that the Old Certificates to which such shares of Zions Bancorp Stock relate have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Date.

        "Vectra Bank" is defined in the preamble hereto.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

        "White" is defined in the preamble hereto.

        "Zions Bancorp" is defined in the preamble hereto.

        "Zions Bancorp Stock" means the common stock of Zions Bancorp, no par value.

        "Zions Bank" means Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah.

        "Zions Bancorp Financial Statements" means the consolidated statement of condition of Zions Bancorp as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity of Zions Bancorp for each of the periods then ended, and the notes thereto, each as filed with the SEC.


2.    COMBINATIONS

        2.1. FORM OF COMBINATIONS.

             (a) Zions Bancorp and the Company will execute the Holding Company Merger Agreement. Subject to the provisions of the Holding Company Merger Agreement, the Company will be merged with and into Zions Bancorp in the Holding Company Merger with Zions Bancorp as the surviving corporation. The Company Common Stock shall be canceled and immediately converted into the right to receive, subject to the terms, conditions, and limitations set forth herein, such consideration as is provided in section 2.2 of this Agreement.

             (b) Vectra Bank and the Bank will execute the Bank Merger Agreement. Immediately following the effectiveness of the Holding Company Merger, and subject to the provisions of the Bank Merger Agreement, the Bank will be merged with and into Vectra Bank in the Bank Merger with Vectra Bank as the surviving national banking association. The shares of common stock of the Bank shall be canceled.

        2.2. CONSIDERATION FOR HOLDING COMPANY MERGER. Subject to the terms, conditions, and limitations set forth herein, upon surrender of his or her certificate or certificates in accordance with section 2.1 of this Agreement, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, a combination of Zions Bancorp Stock and cash. The value of such Zions Bancorp Stock and cash received for each such share of Company Common Stock will be calculated by dividing the Consideration by the total number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date. Subject to section 2.3 of this Agreement, 55 percent of the value of such Zions Bancorp Stock and cash will comprise Zions Bancorp Stock, and 45 percent of the value of such Zions Bancorp Stock and cash will comprise cash. For purposes of this section 2.2, the value of a share of Zions Bancorp Stock shall be the Average Closing Price.

        2.3. NO FRACTIONAL SHARES. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

        2.4. DIVIDENDS; INTEREST. No shareholder of the Company entitled to receive Zions Bancorp Stock in the Holding Company Merger will be entitled to receive dividends on his or her Zions Bancorp Stock until he or she exchanges his or her certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to such shareholders of the Company who are entitled to exchange and have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in section 2.5 of this Agreement) and, upon receipt from such a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (a) certificates representing his or her shares of Zions Bancorp Stock, (b) dividends declared thereon subsequent to the Effective Date (without interest),
(c) the cash value of any fractional shares determined in accordance with section 2.3 of this Agreement, and (d) the cash portion of the Consideration to which such shareholder is entitled.

        2.5. DESIGNATION OF EXCHANGE AGENT.

             (a) The parties of this Agreement hereby designate Zions Bank as Exchange Agent to effect the exchanges contemplated hereby.

             (b) Zions Bancorp will, on the Effective Date or as shortly thereafter as is administratively practicable, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash to be paid to holders of Company Common Stock in accordance with this Agreement.

             (c) If any share certificate representing shares of Zions Bancorp Stock is to be issued in a name other than that in which the corresponding Old Certificate surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall pay to Zions Bank any transfer or other taxes required by reason of the issuance of the share certificate representing shares of Zions Bancorp Stock in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of Zions Bank that such tax has been paid or is not payable.

             (d) At any time after the second anniversary of the Effective Date, Zions Bancorp may sell, for the accounts of any or all of the holders of record of Old Certificates and with or without notice to such holders, any or all Unclaimed Shares. Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as Zions Bancorp shall determine. If, in the opinion of counsel for Zions Bancorp, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act and applicable state laws. Zions Bancorp shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Zions Bancorp for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Zions Bancorp.

             (e) If any Old Certificates are not surrendered prior to the date on which such certificates or the proceeds of the sale of the Unclaimed Shares, as the case may be, would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Zions Bancorp (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither Zions Bancorp nor its agents or any other Person shall be liable to any former holder of Company Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.6. NOTICE OF EXCHANGE. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock except to such holders as shall have waived the notice required by this section 2.6, a notice specifying the Effective Date and notifying such holder to surrender his or her certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

        2.7. VOTING AGREEMENTS. On the date of this Agreement, each shareholder of the Company who is listed on Schedule 2.7 hereto shall enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit IV attached hereto, in which he or she agrees to vote all shares of Company Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transaction shall be considered.

        2.8. EMPLOYEE BENEFITS. If any employee of the Company or of the Bank becomes a participant in any employment benefit plan, practice, or policy of Zions Bancorp, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Date with the Company or the Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of the Company or the Bank that continue in effect following the Effective Date.


3.    EFFECTIVE DATE

        The Effective Date shall be the first Friday following the latest of:

        3.1. SHAREHOLDER APPROVAL. The day upon which the shareholders of the Company approve, ratify, and confirm the Holding Company Merger; or

        3.2. FEDERAL RESERVE APPROVAL. As applicable, the date thirty days following the date of the order of the Board of Governors approving the Holding Company Merger; or if, pursuant to section 321(a) of the Riegle Act, in connection with such an approval order the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or the date five days following the expiration of the period provided in section 225.12(d)(2)(v) of Regulation Y of the Board of Governors, 12 C.F.R. ss. 225.12(d)(2)(v), during which the Board of Governors may inform Zions Bancorp that an application to the Board of Governors is required in connection with the Holding Company Merger, if the Board of Governors has not so informed Zions Bancorp.

        3.3. OCC APPROVAL. The first to occur of (a) the date thirty days following the date of the order of the OCC approving the Bank Merger, or (b) if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

        3.4. UTAH COMMISSIONER APPROVAL. If such an order shall be required by law, the date five days following the date of the order of the Commissioner approving the transactions contemplated by this Agreement; or

        3.5. COLORADO BANKING BOARD APPROVAL. If such an order shall be required by law, the date five days following the date of the order of the Banking Board approving the transactions contemplated by this Agreement; or

        3.6. OTHER REGULATORY APPROVALS. The date five days following the date any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run; or

        3.7. EXPIRATION OF STAYS. Five days after any stay of the approvals of any of the Board of Governors, the OCC, the Commissioner, or the Banking Board of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

        3.8. MUTUAL AGREEMENT. Such other date as shall be mutually agreed to by Zions Bancorp and the Company.

4.    CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.

        The obligations of Zions Bancorp and the Company to consummate the Holding Company Merger and the obligations of Vectra Bank and the Bank to consummate the Bank Merger shall be subject to the conditions that on or before the Effective Date:

        4.1. REGULATORY APPROVALS. Orders, consents, and approvals, in form and substance reasonably satisfactory to Zions Bancorp and the Company, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement and the operation by Zions Bancorp of the business of the Company and the business of the Bank, pursuant to the provisions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied.

        4.2. ABSENCE OF LITIGATION. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Holding Company Merger or the Bank Merger, or which would reasonably be expected to restrict materially the operation of the business of the Company or that of the Bank or the exercise of any rights with respect thereto or to subject any of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to any party hereto or its subsidiaries, directors, or officers.

        4.3. REGISTRATION STATEMENT.

             (a) Effectiveness. The Registration Statement shall have become effective under the Securities Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Holding Company Merger.

             (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

        4.4. FEDERAL INCOME TAXATION. Zions Bancorp and the Company shall have received a written opinion of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to Zions Bancorp and the Company, applying existing law, that the Holding Company Merger and the Bank Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Zions Bancorp, the Company, and others.

        4.5. ADVERSE LEGISLATION. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of any of the material transactions contemplated by this Agreement impossible.


5. CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF ZIONS BANCORP AND VECTRA BANK.

        The obligations of Zions Bancorp and Vectra Bank hereunder that are to be performed on or after the Effective Date are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing unless not so permitted by law:

        5.1. APPROVAL BY SHAREHOLDERS OF THE COMPANY. The shareholders of the Company, acting pursuant to a proxy statement in form and substance satisfactory to Zions Bancorp and its counsel, shall have authorized, ratified, and confirmed the Holding Company Merger by not less than the requisite percentage of the outstanding voting stock of each class of the Company, in accordance with the applicable laws of the State of Colorado.

        5.2. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of the Company, the Bank, and White contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of the Company, the Bank, or White contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Company, the Bank, or White on or prior to the Effective Date shall have been so performed or met. On the Effective Date, White and two senior executive officers of each of the Company and the Bank, in their respective capacities as such, shall deliver to Zions Bancorp a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of the Company, the Bank, and White made in this Agreement.

        5.3. OPINION OF COMPANY LITIGATION COUNSEL. Zions Bancorp shall have received a favorable opinion from legal counsel handling litigation matters for the Company and the Bank, dated the Effective Date, substantially in form and substance as that set forth as Exhibit V attached hereto.

        5.4. NO ADVERSE DEVELOPMENTS.

             (a) During the period from March 31, 2001 to the Effective Date, none of the events described in clauses (a) or (b) of section 7.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

             (b) As of the Effective Date, except as otherwise consented to by Zions Bancorp, the capital structure of the Company and the capital structure of the Bank shall be as stated in section 7.9 of this Agreement.

             (c) As of the Effective Date, other than liabilities incurred in the ordinary course of business subsequent to March 31, 2001, there shall be no liabilities of the Company or the Bank which are material to the Company on a consolidated basis which were not reflected on the parent-only statement of condition of the Company as of March 31, 2001 or in the related notes to the parent-only statement of condition of the Company as of March 31, 2001, or the statement of condition of the Bank as of March 31, 2001 or in the related notes to the statement of condition of the Bank as of March 31, 2001, or Schedule 5.4(c) hereto.

             (d) No adverse action shall have been instituted or threatened by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending.

             (e) Zions Bancorp shall have received a certificate dated the Effective Date, signed by White and two senior executive officers of each of the Company and the Bank, in their respective capacities as such, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 5.4. The delivery of such individual's and officers' certificates shall in no way diminish the warranties and representations of the Company, the Bank, or White made in this Agreement.

        5.5. NET WORTH. On and as of the Effective Date, the net worth of the Company as determined in accordance with generally accepted accounting principles but without regard to the change in unrealized gains and losses on securities (net of reclassification adjustment and tax effects) between March 31, 2001 and the Effective Date shall not be less than the difference between $22,908,303 and the sum of (a) the amount by which $45,000,000 exceeds the Consideration and (b) the amount of the charge to the earnings of the Company or the Bank of the balance of the prepaid pension cost asset related to the Pension Plan, net of the reversal of the related deferred income tax liability and net of any tax benefit associated with such net charge to earnings.

        5.6. LOAN LOSS RESERVE. On and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $2,987,192.

        5.7. CRA RATING. The CRA rating of the Bank shall be no lower than "satisfactory."

        5.8. EMPLOYMENT AGREEMENT. John A. Marvel shall have entered into an employment agreement with Vectra Bank substantially in form and substance as that set forth as Exhibit VI attached hereto.

        5.9. AFFILIATES AGREEMENTS. Zions Bancorp shall have received an Affiliates Agreement:

             (a) not later than ten days after the date of this Agreement, from each person who, on the date of this Agreement, is an "affiliate" of the Company (as that term is used in section 8.6 of this Agreement), and

             (b) not later than ten days after any other person becomes an "affiliate" of the Company (as that term is used in section 8.6 of this Agreement), from such person.

        5.10. NON-COMPETITION AGREEMENT. White shall have entered into a Non-Competition Agreement with Vectra Bank substantially in form and substance as that set forth as Exhibit VII attached hereto.

        5.11. CONSIDERATION RETENTION AND PAYOUT AGREEMENT. White shall have entered into a Consideration Retention and Payout Agreement with Vectra Bank substantially in form and substance as that set forth as Exhibit VIII attached hereto.

6. CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE COMPANY, THE BANK, AND WHITE.

        The obligations of the Company, the Bank, and White hereunder that are to be performed on or after the Effective Date are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing unless not so permitted by law:

        6.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Zions Bancorp and Vectra Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp and Vectra Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp or Vectra Bank on or prior to the Effective Date shall have been so performed or met. On the Effective Date, a senior executive officer of each of Zions Bancorp and Vectra Bank, in their respective capacities as such, shall deliver to the Company a certificate to that effect. The delivery of such officers' certificates shall in no way diminish the warranties, representations, covenants, and obligations of Zions Bancorp and Vectra Bank made in this Agreement.

        6.2. NO ADVERSE DEVELOPMENTS. During the period from March 31, 2001 to the Effective Date, there shall not have been any Material Adverse Effect upon Zions Bancorp, nor shall Zions Bancorp and its subsidiaries, taken as a whole, have sustained any material loss or damage to their properties, whether or not insured, which materially affects their ability to conduct their business; and the Company shall have received a certificate dated the Effective Date signed by either the President or an Executive Vice President of Zions Bancorp to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp made in this Agreement.

        6.3. Status of Zions Bancorp Stock. The shares of Zions Bancorp Stock to be issued to the shareholders of the Company upon consummation of the Holding Company Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

7.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE BANK, AND WHITE.

        White, the Company (with respect to the Company and the Bank) and the Bank (solely with respect to itself) each represent and warrant to Zions Bancorp and Vectra Bank as follows:

        7.1. ORGANIZATION, POWERS, AND QUALIFICATION. Each of the Company and the Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of the Company and the Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on the Company or the Bank. Each of the Company and the Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on the Company or the Bank.

        7.2. EXECUTION AND PERFORMANCE OF AGREEMENT. Each of the Company and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

        7.3. ABSENCE OF VIOLATIONS.

             (a) Neither the Company nor the Bank is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance nor any order, rule, or regulation of any federal, state, local, or other governmental agency or body, in any material respect, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or
(iii), for such violations or defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company or the Bank; and neither the Company nor the Bank has received any claim or notice of violation with respect thereto.

             (b) Neither the Company nor the Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the FDIC, the SEC, any other banking or securities authority of the United States or the State of Colorado, or any other regulatory agency that relates to the conduct of the business of the Company or the Bank or their assets; and no such agreement, memorandum, order, condition, or decree is pending or threatened.

             (c) Each of the Company and the Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and with all other laws applicable to the operations of the Company and the Bank and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and the policies and practices of each of the Company and the Bank with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to its management.

             (d) The Bank has established a CRA policy which provides for (i) goals and objectives consistent with CRA; (ii) a methodology for self-assessment by the board of directors of the Bank; (iii) ongoing CRA training of all personnel of the Bank, including the members of its board of directors; and (iv) procedures whereby all significant CRA-related activity is documented; and the Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of the Bank.

        7.4. COMPLIANCE WITH AGREEMENTS. Neither the Company nor the Bank is in violation of any material term of any material security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of each of the Company and the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

        7.5. BINDING OBLIGATIONS; DUE AUTHORIZATION. Subject to the approval of its shareholders, this Agreement constitutes valid, legal, and binding obligations of each of the Company and the Bank, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of the Company and the Bank. Subject to approval by its shareholders of this Agreement, no other corporate proceedings on the part of either the Company or the Bank are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

        7.6. ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Company or the Bank. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Company or the Bank pursuant to any material agreement or instrument under which the Company or the Bank is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of the Company or the Bank in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which the Company or the Bank is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which the Company or the Bank or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any Person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

        7.7. COMPLIANCE WITH BHC ACT.

             (a) The Company is registered as a bank holding company under the BHC Act. All of the activities and investments of the Company conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

             (b) No Person, other than the Company, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

        7.8. SUBSIDIARIES.

             (a) Other than the Bank, which is a direct, wholly-owned subsidiary of the Company, the Company does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Bank. There are no other direct or indirect subsidiaries of the Company which are required to be consolidated or accounted for on the equity method in the financial statements of the Company or the financial statements of the Bank prepared in accordance with generally accepted accounting principles.

             (b) Except as specified in the previous subsection, neither the Company nor the Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any Person.

        7.9. CAPITAL STRUCTURE.

             (a) The authorized capital stock of the Company consists of 100,000 shares of non-voting cumulative preferred stock, $100.00 par value, of which, as of the date of this Agreement, none have been issued, and 100,000 shares of Company Common Stock, of which, as of the date of this Agreement, 11,938 shares have been duly issued and are validly outstanding, fully paid, and held by approximately 102 shareholders of record. Such shares of Company Common Stock are the only voting securities of the Company authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Company are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Company. No shares of Company Common Stock are held by the Company as treasury shares. None of the Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of the Company.

             (b) The authorized capital stock of the Bank consists of 11,250 shares of Bank Common Stock, of which, as of the date of this Agreement, 11,250 shares have been duly issued and are validly outstanding, fully paid, and all of which are held of record and beneficially by the Company directly, free and clear of any adverse claims. Such shares of Bank Common Stock are the only voting securities of the Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Bank. No shares of Bank Common Stock are held by the Bank as treasury shares. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Bank or under the terms of any agreement to which the Bank is a party or under which it is bound.

             (c) None of the shares of Company Common Stock or Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

             (d) As of the date of this Agreement, to the Knowledge of the Company, the Bank, and White, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either the Company or the Bank to vote or to dispose of his or its shares of capital stock of that entity.

             (e) The Company has not granted any shareholders' rights to dissent from any merger.

        7.10. ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Company and the Bank that have been provided to Zions Bancorp and certified by the Company as complete and true copies are true, correct, and complete copies thereof. The minute books of the Company and the Bank which have been made available to Zions Bancorp contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Company and the Bank since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Company and the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Company or the Bank.

        7.11. BOOKS AND RECORDS. The books and records of each of the Company and the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of the Company and the Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. The Company and the Bank have made all accruals in amounts which fairly report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of the Company and the Bank has filed all material reports and returns required by any law or regulation to be filed by it.

        7.12. REGULATORY APPROVALS AND FILINGS, CONTRACTS, COMMITMENTS, ETC. The Company has made available to Zions Bancorp originals or copies of the following documents relating to the Company and the Bank:

             (a) All regulatory approvals received since January 1, 1995, of the Company and the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

             (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Company or the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

             (c) All material contracts, agreements, leases, mortgages, and commitments to which the Company or the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

             (d) All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which the Company or the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

             (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which the Company or the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Company or the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Company or the Bank has any application pending for authorization to operate its businesses;

             (f) Any pending application, including any documents or materials related thereto, which has been filed by the Company or the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary;

             (g) A written description of the legal structure and business methods employed by the Bank in making investment securities, other investment products, and insurance available to its customers; and

             (h) All federal, state, and local tax returns, including any amended returns, filed by the Company or the Bank for the years 1994 through 2000, a copy of the most recent audit examination of each of the Company and the Bank by the IRS, and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent state or local tax agency examination, if any, of each of the Company and the Bank, and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to the Company or the Bank received from or entered into with the IRS or any other taxing authority since January 1, 1991 or that would have continuing effect after the Effective Date.

        7.13. FINANCIAL STATEMENTS. The Company has furnished to Zions Bancorp the Company Financial Statements. All of the Company Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects, and (b) are in accordance with the books and records of the Company and the Bank which have been maintained in accordance with generally accepted accounting principles or the requirements of financial institution regulatory authorities, as the case may be, and (c) fairly reflect the financial position of the Company and the Bank as of such dates, and the results of operations of the Company and the Bank for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items.

        7.14. CALL REPORTS; BANK HOLDING COMPANY REPORTS.

             (a) The Bank has made available to Zions Bancorp its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters dated March 31, 1998 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

             (b) The Company has furnished to Zions Bancorp (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 2000, and (ii) its semiannual report on Form FR Y-9SP as filed with the Board of Governors as of December 31, 2000.

        7.15. ABSENCE OF UNDISCLOSED LIABILITIES. At March 31, 2001, neither the Company nor the Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Company, except (a) as disclosed in the Company Financial Statements, or (b) as set forth on Schedule 7.15 hereto, or (c) for unfunded loan commitments made by the Company or the Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the Company Financial Statements are sufficient for the payment of all Taxes accrued in accordance with generally accepted accounting principles and unpaid at March 31, 2001. Since March 31, 2001, neither the Company nor the Bank has incurred or paid any obligation or liability that would be material on a consolidated basis to the Company, except
(x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 7.15 hereto, or (z) as expressly contemplated herein.

        7.16. ABSENCE OF CERTAIN DEVELOPMENTS. Since March 31, 2001, there has been (a) no Material Adverse Effect upon the Company, (b) no material deterioration in the quality of the consolidated loan portfolio of the Bank, and no material increase in the consolidated level of nonperforming assets or of non-accrual loans at the Bank or in the level of its consolidated provision for credit losses or of its consolidated reserve for possible credit losses; (c) no declaration, setting aside, or payment by the Company or the Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of the Company or the Bank, other than customary cash dividends paid by the Company or the Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (d) no repurchase by the Company of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Company or the Bank, which loss, destruction, or damage is not covered by insurance; and
(f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Company or the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Company or the Bank is a party, nor any other transaction by the Company or the Bank involving an amount in excess of $25,000 other than for fair value in the ordinary course of its business. Since March 31, 2001, (x) each of the Company and the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) the Bank has maintained the quality of its loan portfolio and that of each of its major components at approximately the same level as existed at March 31, 2001; and (z) the Bank has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 2000 and the first three months of 2001, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

        7.17. RESERVE FOR POSSIBLE CREDIT LOSSES. The Bank's consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Bank, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management periodically reevaluates the adequacy of such reserve based on portfolio performance, current economic conditions, and other factors.

        7.18. TAX MATTERS.

             (a) All Tax returns and reports required to be filed by or on behalf of the Company or the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 2000, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid. As of the date of this Agreement, except as set forth on Schedule 7.18 hereto, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to the Company or the Bank, except as reserved against in the Company Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

             (b) Neither the Company nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

             (c) To the extent any Taxes are due from, but have not yet been paid by, the Company or the Bank for the period or periods beginning January 1, 2001 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of the Company.

             (d) Deferred Taxes of the Company and the Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

             (e) The deductions of the Bank for bad debts taken and the reserve of the Bank for loan losses for federal income tax purposes at December 31, 2000, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

             (f) Other than liens arising under the laws of the State of Colorado with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Company or the Bank.

             (g) The Company and the Bank (A) have timely filed all information returns or reports required to be filed with respect to Taxes, including those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the
Code, (B) have properly and timely provided to all Persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such Persons under applicable law, and (C) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

             (h) The taxable year end of the Company for federal income tax purposes is, and since the inception of the Company has continuously been, December 31.

             (i) The Company and the Bank have in all material respects satisfied all federal, state, and local withholding tax requirements (and, to the Knowledge of the Company, the Bank, and White, all foreign withholding tax requirements) including income, social security, and employment tax withholding.

             (j) Neither the Company nor the Bank (A) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was the Company, or (B) has any liability for the Taxes of any Person (other than the Company and the Bank) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             (k) The Company has not made an election to be taxed under Subchapter S of the Code and corresponding provisions under any applicable state and local laws.

        7.19. NET WORTH. The net worth of the Company on the date of this Agreement, as determined in accordance with generally accepted accounting principles but without regard to the change in unrealized gains and losses on securities (net of reclassification adjustment and tax effects) since March 31, 2001, is not less than the difference between (a) $22,908,303 and (b) the amount of the charge to the earnings of the Company or the Bank of the balance of the prepaid pension cost asset related to the Pension Plan, net of the reversal of the related deferred income tax liability and net of any tax benefit associated with such net charge to earnings.

        7.20. EXAMINATIONS. To the extent consistent with law, the Company has heretofore disclosed to Zions Bancorp relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Company issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Bank issued by each of the Colorado Division of Banking and the Board of Governors. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

        7.21. REPORTS. Since January 1, 1998, each of the Company and the Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the FDIC, (c) the United States Department of the Treasury, (d) the Colorado Division of Banking, (e) the Banking Board, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

        7.22. TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 7.22 hereto, (a) none of the Insiders of the Company or the Bank has any ongoing material transaction with the Company or the Bank; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company or the Bank not in the ordinary course of business; and (c) all other extensions of credit by the Company or the Bank to any Insider have heretofore been disclosed in writing by the Company to Zions Bancorp.

        7.23. SEC REGISTERED SECURITIES. No equity or debt securities of the Company or the Bank are registered or required to be registered under the Securities Act or the Exchange Act.

        7.24. LEGAL PROCEEDINGS. Except as disclosed in the Company Financial Statements or as set forth on Schedule 7.24 hereto, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Company or the Bank has been served with process or otherwise been given notice) or, to the Knowledge of the Company, the Bank , and White, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a Material Adverse Effect upon the Company.

        7.25. ABSENCE OF GOVERNMENTAL PROCEEDINGS. Neither the Company nor the Bank is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the Knowledge of the Company, the Bank, and White, no such proceeding is threatened.

        7.26. FEDERAL DEPOSIT INSURANCE.

             (a) The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.), and the Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

             (b) The Bank is a member of and pays insurance assessments to the BIF, and its deposits are insured by the BIF. None of the deposits of the Bank are insured by the SAIF, and the Bank pays no insurance assessments to the SAIF.

        7.27. OTHER INSURANCE. Each of the Company and the Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither the Company nor the Bank is in default with respect to any such policy which is material to it.

        7.28. LABOR MATTERS. Neither the Company nor the Bank is a party to or bound by any collective bargaining contracts with respect to any employees of the Company or the Bank. Since their respective inceptions there has not been, nor to the Knowledge of the Company, the Bank, and White, was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Company or the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date of this Agreement, none of the Company, the Bank, nor White has Knowledge of any attempts to organize a collective bargaining unit to represent any of its employee groups.

        7.29. EMPLOYEE BENEFIT PLANS.

             (a) Schedule 7.29 hereto contains a complete list or brief descriptions of all Company Plans.

             (b) As to each of the Company Plans, the Company has delivered to Zions Bancorp complete copies of (i) the executed governing documents, including all Company Plan documents, the related trust agreements, insurance contracts and other funding vehicles, and a description of each unwritten Company Plan,
(ii) the most recent and prior two years' actuarial and financial reports if the Company Plan constitutes a "qualified plan" under section 401(a) of the Code,
(iii) the most recent and prior two years' Forms 5500 with all schedules, (iv) all IRS rulings and determination letters since January 1, 1996 and any open requests for such rulings and letters, (v) the three most recent PBGC Forms 1, and (vi) the summary plan description and any summary of material modifications thereto, if required to be furnished under ERISA, and all other material employee communications discussing any employee benefit, in each case in the form in use as of the date of this Agreement. Except as specifically provided in the foregoing documents delivered to Zions Bancorp or as set forth on Schedule 8.3(j) hereto, there are no amendments to any Company Plan that have been adopted or approved nor has the Company or the Bank undertaken to make any such amendments or to adopt or approve any new Company Plan. There are no outstanding loans from any Company Plan to any plan participant or other Person.

             (c) Except for funding obligations and liabilities to the PBGC pursuant to section 4007 of ERISA, all of which have been fully paid, neither the Company nor the Bank has any tax, penalty or other liability with respect to any Company Plan under ERISA, the Code, or applicable law, regulations and rulings. As to each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof, other than regular accruals and contributions.

             (d) Each Company Plan intended to be a qualified plan under the Code complies with ERISA and applicable provisions of the Code, both in form and in operation. The IRS has issued a favorable determination letter with respect to each such qualified plan and the related trust that has not been revoked, and, to the Knowledge of the Company, the Bank, and White, nothing has occurred since the date of such determination letter which cannot be remedied by timely amendment and which would adversely affect the qualified status of each such Company Plan. As of March 31, 2001, neither the Company nor the Bank had any material liability under any Company Plan which is not reflected on the Company Financial Statements as of such date (other than such normally unrecorded liabilities under the applicable Company Plan for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). Neither the Company nor the Bank nor any entity under common control under section 414(b),
(c), or (m) of the Code has or had any obligation to contribute to any multi-employer plan.

             (e) With respect to each Company Plan, the Company and the Bank have complied, and are now in compliance, both in form and operation, with all provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act, and all other laws and regulations applicable to such Company Plans (including funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of COBRA, and each Company Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances now exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or the Bank under ERISA or the Code. No non-exempt "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Company Plan, and no event has occurred which would subject the Company, the Bank, Zions Bancorp, or Vectra Bank to any material liability for any excise tax, tax on unrelated business taxable income, penalty, or fine under ERISA or the Code.

             (f) With respect to each Company Plan that is subject to Title IV of ERISA, the minimum funding requirements of section 302 of ERISA or section 412 of the Code, or section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; (ii) as of the Effective Date, the fair market value of the assets of each such Company Plan that is a defined benefit plan equals or exceeds the "accumulated benefit obligation" (within the meaning of Financial Accounting Standard No. 87) under such Company Plan, based upon the actuarial assumptions set forth in the most recent actuarial report for such Company Plan; (iii) all premiums to the PBGC have been timely paid in full;
(iv) no liability (other than for premiums to the PBGC not yet due and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been incurred by the Company or the Bank; (v) no reportable event has occurred within the meaning of section 4043(c) of ERISA with respect to any such Company Plan that is a defined benefit plan; (vi) there has been no event which would require disclosure under sections 4062(e), 4063(a) or 4041(e) of ERISA;
(vii) the PBGC has not instituted proceedings to terminate any such Company Plan, and no condition exists that presents a material risk that such proceedings will be instituted or that would constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Plan; and (viii) except as set forth in Schedule
7.29 hereto, neither the Company nor the Bank has taken any action to terminate such Company Plan.

             (g) Any bonding required under ERISA with respect to any Company Plan has been obtained and is in full force and effect, and no funds held by or under the control of the Company or the Bank are plan assets within the meaning of section 3 of ERISA.

             (h) Except as set forth on Schedule 7.29 hereto, the execution of and performance of the transactions contemplated by this Agreement will not, either alone or on the occurrence of any additional or subsequent events, result in any payment, acceleration, vesting, or increase in benefits with respect to any employee or former employee of the Company or the Bank. The execution of and performance of the transactions contemplated by this Agreement will not, either alone or on the occurrence of any additional or subsequent events, result in any payment, acceleration, vesting, or increase in benefits with respect to any employee or former employee of the Company or the Bank that would be an "excess parachute payment" under section 280G of the Code.

             (i) Except as set forth on Schedule 7.29 hereto, the Company and the Bank do not maintain, and have not maintained, any plan or arrangement that provides post-retirement medical benefits, post-retirement death benefits, or other post-retirement welfare benefits, other than to the extent required by
Part 6 of Title I of ERISA. Except as set forth on Schedule 7.29 hereto, the Company and the Bank do not maintain or contribute to, nor have they maintained or contributed to, any "welfare benefit fund" (within the meaning of section 419(e) of the Code).

             (j) Any Company Plan that is a "group health plan" (within the meaning of section 4980D(f)(1) of the Code) complies and has been administered in all material respects in accordance with the applicable requirements of Subtitle K of the Code, Part 7 of Title I of ERISA, and of section 4980B of the Code, Part 6 of Title I of ERISA and all other applicable laws.

             (k) Except as set forth in Schedule 7.29 hereto and except for group health continuation coverage as required by section 4980B of the Code or
Part 6 of Title I of ERISA or applicable state law, the Company and the Bank have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

             (l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations, and there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against any of the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans, or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in a material liability. No Company Plan is the subject of any pending or, to the Knowledge of the Company, the Bank, or White, any threatened governmental audit or investigation.

        7.30. EMPLOYEE RELATIONS. As of the date of this Agreement, each of the Company and the Bank is, to its Knowledge and to the Knowledge of White, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither the Company nor the Bank is engaged in any unfair labor practice. As of the date of this Agreement, no dispute exists between the Company or the Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Company or the Bank. Since the enactment of the WARN Act, neither the Company nor the Bank has effectuated (a) a "plant closing" (as defined by the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Bank, or (b) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of the Company or the Bank, nor has the Company or the Bank been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company or the Bank has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the execution of this Agreement.

        7.31. FIDUCIARY ACTIVITIES. The Bank engages and, since January 1, 1999, has engaged in (a) no fiduciary or custodial activity that would require its qualification or registration under the laws of any jurisdiction and (b) no advisory activity that would require it to register under the Investment Advisers Act of 1940.

        7.32. ENVIRONMENTAL LIABILITY.

             (a) To the Knowledge of the Company, the Bank, and White, neither the Company nor the Bank is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any Environmental Law.

             (b) Neither the Company, the Bank, nor, to the Knowledge of either of them or White, any borrower of the Company or of the Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Company or the Bank or, to the Knowledge of either of them or White, any borrower of the Company or of the Bank received any notification that any Hazardous Substance that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

             (c) No portion of the Company Real Estate has been used by the Company or the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the Knowledge of the Company, the Bank, and White, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Company Real Estate. In the course of its activities, neither the Company nor the Bank has generated or is generating any hazardous waste on any of the Company Real Estate in a manner which violates any Environmental Laws. There has been no Release of Hazardous Substances by the Company or the Bank on, upon, or into any of the Company Real Estate. In addition, to the Knowledge of the Company, the Bank, and White, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Company Real Estate that, through soil or groundwater contamination, may be located on any of such Company Real Estate.

             (d) With respect to the Collateral Real Estate, except as set forth on Schedule 7.32(d) hereto, neither the Company nor the Bank has since January 1, 1991 received notice from any borrower thereof or third party, and none of the Company, the Bank, nor White has any Knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

        7.33. INTANGIBLE PROPERTY. To the Knowledge of the Company, the Bank, and White, each of the Company and the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the Knowledge of the Company, the Bank, and White, no material product or service offered and no material trademark, service mark, or similar right used by the Company or the Bank infringes any rights of any other Person, and, as of the date of this Agreement, neither the Company nor the Bank has received any written or oral notice of any claim of such infringement.

        7.34. REAL AND PERSONAL PROPERTY. Except for property and assets disposed of in the ordinary course of business, each of the Company and the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either the Company or the Bank, its real and personal property and other assets, including those properties and assets reflected in the Company Financial Statements as of March 31, 2001, or acquired by the Company or the Bank subsequent to the date thereof. The leases pursuant to which the Company and the Bank lease real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either the Company or the Bank as lessee is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased as lessee by the Company and the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

        7.35. LOANS, LEASES, AND DISCOUNTS.

             (a) To the Knowledge of the Company, the Bank, and White, each loan, lease, and discount reflected as an asset of the Bank in the Company Financial Statements as of March 31, 2001, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $25,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $25,000, is subject to any asserted defense, offset, or counterclaim to the Knowledge of the Company, the Bank, or White.

             (b) Except as set forth on Schedule 7.35 hereto, neither the Company nor the Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any Person other than the Company or the Bank.

        7.36. MATERIAL CONTRACTS. Neither the Company nor the Bank nor any of the assets, businesses, or operations of either of them is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 7.36 hereto, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

        7.37. EMPLOYMENT AND SEVERANCE ARRANGEMENTS. SCHEDULE 7.37 HERETO SETS FORTH

             (a) all employment contracts granted by the Company or the Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to the Company or the Bank or any other event affecting the ownership, control, or management of the Company or the Bank; and

             (b) all employment and severance contracts, agreements, and arrangements between the Company or the Bank and any officer, director, consultant, or other management official of either of them.

        7.38. MATERIAL CONTRACT DEFAULTS. All contracts, agreements, leases, mortgages, or commitments referred to in section 7.12(c) of this Agreement are valid and in full force and effect on the date of this Agreement. As of the date of this Agreement and as of the Effective Date, neither the Company nor the Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

        7.39. CAPITAL EXPENDITURES. Except as set forth on Schedule 7.39 hereto, neither the Company nor the Bank has any outstanding commitments to make capital expenditures which in the aggregate exceed $25,000.

        7.40. REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which the Company or the Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

        7.41. INTERNAL CONTROLS. Each of the Company and the Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of the Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the FDIC. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

        7.42. DIVIDENDS. Neither the Company nor the Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

        7.43. BROKERS AND ADVISERS. Except as set forth on Schedule 7.43 hereto,
(a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Company, the Bank, or White in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Company, the Bank, or White, and (b) none of the Company, the Bank, nor White has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

        7.44. INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

             (a) Schedule 7.44 hereto contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound.

             (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and the Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the Knowledge of the Company, the Bank, and White, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        7.45. COBRA MATTERS. Schedule 7.45 hereto sets forth the name, address, telephone number, social security number, and date of Qualifying Event (as defined in section 603 of ERISA) of each individual covered under a group health plan that is subject to section 601 of ERISA and sponsored by the Company or the Bank or any of their subsidiaries who have experienced a Qualifying Event since January 10, 2000, together with documentation of compliance by the Company or the Bank, as the case may be, with applicable notice requirements.

        7.46. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Company, the Bank, or White hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company, the Bank, or White which reasonably might have a Material Adverse Effect upon the Company which has not been disclosed in the Company Financial Statements or a certificate delivered to Zions Bancorp by the Company, the Bank, or White. Copies of all documents referred to in this Agreement, unless prepared solely by Zions Bancorp, Vectra Bank, or third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

        7.47. REGULATORY AND OTHER APPROVALS. As of the date of this Agreement, none of the Company, the Bank, nor White has Knowledge of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a Material Adverse Effect upon the Company. As of the date of this Agreement, none of the Company, the Bank, nor White has Knowledge of any reason why all material consents and approvals shall not be procured from all other Persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date.

8.    COVENANTS OF THE COMPANY, THE BANK, AND WHITE.

        White, the Company (on behalf of itself and the Bank) and the Bank (on behalf of itself) each hereby covenant and agree as follows:

        8.1. RIGHTS OF ACCESS. In addition to any other rights of access provided to Zions Bancorp and Vectra Bank herein, until the Effective Date the Company and the Bank will give to Zions Bancorp and Vectra Bank and to their representatives, including their certified public accountants, E & Y, full access during normal business hours to all of the property, documents, contracts, books, and records of the Company and the Bank, and such information with respect to their business affairs and properties as Zions Bancorp or Vectra Bank from time to time may reasonably request.

        8.2. MONTHLY AND QUARTERLY FINANCIAL STATEMENTS; MINUTES OF MEETINGS AND OTHER MATERIALS.

             (a) The Company and the Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between April 1, 2001 and the Effective Date which it customarily prepared during the period between January 1, 1998 and March 31, 2001 and shall promptly provide Zions Bancorp with copies of all such financial statements and reports. Such financial statements and reports shall be verified by a senior executive officer of the reporting entity. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects (except that Consolidated Reports of Condition and Consolidated Reports of Income required to be filed by the Bank under federal law may be prepared in accordance with the official instructions applicable thereto at the time of filing).

             (b) The Company and the Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Date, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Date, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Company or the Bank, as the case may be.

        8.3. EXTRAORDINARY TRANSACTIONS. Without the prior written consent of Zions Bancorp, neither the Company nor the Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of customary periodic cash dividends paid by the Company or the Bank to holders of its common stock at such intervals and in such amounts as are in every case consistent with the amounts and intervals characteristic of that payer; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire such additional securities; (c) merge into, consolidate with, or sell or otherwise dispose of its assets to any other Person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or engage in any discussions concerning such a possible transaction except as explicitly contemplated herein; (d) convert the charter or form of entity of the Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $25,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of April 1, 2001, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law or as described on Schedule 8.3(j) hereto, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any Person, including any contract, agreement, or arrangement described in section 7.37(a) of this Agreement, except directly to facilitate the transactions contemplated by this Agreement; nor (l) purchase any loans or loan-participation interests from, or participate in any loans originated by, any Person other than the Company or the Bank.

        8.4. PRESERVATION OF BUSINESS. Each of the Company and the Bank will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) maintain the ratio of its loans to its deposits at approximately the same level as existed at March 31, 2001, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 2000 and the first three months of 2001, and will take no action to change to any material extent the percentage which its investment portfolio bears to its total assets, or to lengthen to any material extent the average maturity of its investment portfolio, or of any significant category thereof; (d) continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use its best efforts to preserve its business organization intact; except as otherwise consented to by Zions Bancorp, to keep available its present employees; and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; (g) not amend its articles of incorporation or bylaws; and (h) not grant or expand any shareholders' rights to dissent from any merger.

        8.5. COMFORT LETTER. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Date, the Company shall furnish Zions Bancorp with a letter from McPherson, Breyfogle, Daveline & Goodrich, P.C., the independent auditors of the Bank, in form and substance acceptable to Zions Bancorp, stating that a reading of the Bank's audited financial statements and the Company's unaudited parent-only financial statements of the same date and the latest available unaudited financial statements of the Company filed with the Board of Governors and unaudited financial statements of the Bank filed with the FDIC and inquiries of certain officials of the Company and the Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent statement of condition included in their most recent audit report with respect to the Bank did not cause them to believe that (i) such latest available unaudited financial statements are not stated on a basis consistent with that followed in the Bank's audited financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Company's capital stock or any change in long-term debt of the Company or the Bank or any decrease in the net assets of the Company or the Bank or the allowance for loan and lease losses of the Bank as compared with the respective amounts shown in the most recent Company financial statements filed with the Board of Governors and Bank audited financial statements, as applicable. The letter shall also cover such other matters pertaining to the Company's and the Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by Zions Bancorp.

        8.6. AFFILIATES AGREEMENTS.

             (a) The Company will furnish to Zions Bancorp:

                 (i) a list of all persons known to the Company who at the date of this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act, and

                 (ii) if different from the list required by section 8.6(a)(i) of this Agreement, a list of all persons known to the Company who at the date of the Shareholder Meeting may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act.

             (b) The Company will use commercially reasonable efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of the Company after the date of this Agreement, not later than ten days after such person becomes an "affiliate" of the Company) an Affiliates Agreement.

        8.7. SHAREHOLDERS' MEETING. The Company shall hold a meeting of its shareholders in accordance with the Colorado Business Corporation Act as promptly as possible after the effectiveness of the Registration Statement, after at least twenty business days' prior written notice thereof to the shareholders of the Company, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to shareholders, the board of directors of the Company shall approve this Agreement and recommend to its shareholders that it be adopted.

        8.8. INCONSISTENT ACTIVITIES. Unless and until the Holding Company Merger has been consummated or this Agreement has been terminated in accordance with its terms, none of the Company, the Bank, nor White will (a) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1 percent of the Company Common Stock or any capital stock of the Bank or any significant portion the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type); (b) afford any third party which may be considering any such transaction access to its properties, books or records except as required by mandatory provisions of law;
(c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Company, the Bank, or White becomes aware of any offer or proposed offer to acquire any shares of its capital stock or any significant portion of its assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement, the Holding Company Merger, or the Bank Merger, the Company, the Bank, or White, as applicable, shall immediately give notice thereof to Zions Bancorp.

        8.9. COBRA OBLIGATIONS. For all individuals covered under a group health plan that is subject to section 601 of ERISA and sponsored by the Company or the Bank, and who experience a "qualifying event" (as defined in section 603 of ERISA) within thirty days of the date of this Agreement, the Company or the Bank, as the case may be, shall remain responsible for providing all notices and election forms necessary to comply with ERISA and the Code and will take all steps necessary to implement elections pursuant to such notices.

        8.10. UPDATED SCHEDULES. Not less than fifteen business days prior to the Effective Date and as of the Effective Date, the Company, the Bank, and White will deliver to Zions Bancorp and Vectra Bank any updates to the schedules to its representations and warranties which may be required to disclose events or circumstances arising after the date of this Agreement. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the condition set forth in section 5.2 of this Agreement to Zions Bancorp's and Vectra Bank's obligations have been met, any such updated schedules delivered to Zions Bancorp and Vectra Bank shall be disregarded unless Zions Bancorp and Vectra Bank shall have agreed to accept any changes reflected in such updated schedules.

        8.11. SUBSEQUENT EVENTS. Until the Effective Date, each of the Company, the Bank, and White will immediately advise Zions Bancorp and Vectra Bank in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it or he obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Date) would make the performance by the Company, the Bank, or White of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Date) would cause a condition to Zions Bancorp's or Vectra Bank's obligations under this Agreement not to be fully satisfied.

        8.12. EMPLOYEE BENEFITS.

             (a) The Company, the Bank, and White shall cooperate with Zions Bancorp and Vectra Bank in all respects necessary to satisfy the reporting and disclosure requirements of the Code and ERISA with respect to all Company Plans that have a plan year that begins or ends on any day during the calendar year in which the Effective Date occurs.

             (b) The Company, the Bank, and White shall cause the assets and liabilities allocable to the employees of The First National Bank of Durango to be spun off from The WhiteBanks 401(k) Plan before the Effective Date to a 401(k) plan to be established by The First National Bank of Durango before the Effective Date in accordance with the requirements of section 414(l) of the Code.

             (c) The Company, the Bank, and White shall cause the assets and liabilities allocable to the employees of the Bank of Monte Vista to be spun off from The WhiteBanks 401(k) Plan before the Effective Date to a 401(k) plan to be established by the Bank of Monte Vista before the Effective Date in accordance with the requirements of section 414(l) of the Code.

             (d) The Company, the Bank, and White shall, no later than August 15, 2001, cause (i) the Pension Plan to be terminated, (ii) the Standard Termination Notice (PBGC Form 500) to be filed with the PBGC with respect to the Pension Plan, (iii) the Application for Determination for Terminating Plan (Form
5310) to be filed with the IRS with respect to the Pension Plan, and (iv) appropriate notification to be given to all Pension Plan participants and beneficiaries with respect to the termination of the Pension Plan. The Company, the Bank, and White shall cause irrevocable commitments (which may be subject to interest rate adjustments) to be obtained from an insurance company, selected in accordance with the fiduciary standards of Title I of ERISA, upon the expiration of sixty days from the date the filing is made with the PBGC (but no later than the day before the Effective Date) for all benefits payable from the Pension Plan on its termination. Notwithstanding the foregoing, the Company, the Bank,

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and White shall not permit any distribution to be made to Pension Plan participants and beneficiaries until receipt of a favorable determination from the IRS with respect to the termination of the Pension Plan.

             (e) The Company, the Bank, and White shall, no later than the day immediately preceding the Effective Date, cause all of the obligations of the Bank to White under the Deferred Compensation Agreement between the Bank and White dated September 7, 1994 to be discharged in full and the Bank to be released from further liability and obligations under such agreement.

        8.13. AIRCRAFT EXPENSES. On or before the Effective Date, the Company, the Bank, and White shall cause the Agreement dated January 1, 1990 between Flying Winds, Inc. and the Bank relating to certain aircraft expenses to be terminated as of the Effective Date without penalty to the Company or the Bank.


9.    REPRESENTATIONS AND WARRANTIES OF ZIONS BANCORP AND VECTRA BANK.

        Zions Bancorp (with respect to itself and Vectra Bank) and Vectra Bank (solely with respect to itself) each represent and warrant to the Company, the Bank, and White as follows:

        9.1. ORGANIZATION, POWERS, AND QUALIFICATION. Each of Zions Bancorp and Vectra Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of Zions Bancorp and Vectra Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on Zions Bancorp. Each of Zions Bancorp and Vectra Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on Zions Bancorp.

        9.2. EXECUTION AND PERFORMANCE OF AGREEMENT. Each of Zions Bancorp and Vectra Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

        9.3. BINDING OBLIGATIONS; DUE AUTHORIZATION. This Agreement constitutes the valid, legal, and binding obligations of each of Zions Bancorp and Vectra Bank enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of Zions Bancorp and Vectra Bank. No other corporate proceedings on the part of either of them are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

        9.4. ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms of this Agreement will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Zions Bancorp or Vectra Bank. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Zions Bancorp or Vectra Bank pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor, or
(b) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the transactions contemplated by this Agreement are approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which Zions

Bancorp or Vectra Bank is subject and which is material to its operations, or
(c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any Person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

        9.5. BROKERS AND ADVISERS.

             (a) There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp or Vectra Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of either of them.

             (b) Neither Zions Bancorp nor Vectra Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

        9.6. BOOKS AND RECORDS. The books and records of each of Zions Bancorp and Vectra Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of Zions Bancorp and Vectra Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Each of Zions Bancorp and Vectra Bank has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of Zions Bancorp and Vectra Bank has filed all material reports and returns required by any law or regulation to be filed by it.

        9.7. FINANCIAL STATEMENTS. Zions Bancorp has furnished to the Company the Zions Bancorp Financial Statements. Each of the consolidated balance sheets included in the Zions Bancorp Financial Statements complied as to form in all material respects with applicable accounting requirements (including accounting requirements of financial institution regulatory authorities) and the published rules and regulations of the SEC with respect thereto, fairly presented the consolidated financial position of Zions Bancorp and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the Zions Bancorp Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of Zions Bancorp and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied, and the accounting requirements of financial institution regulatory authorities, during the periods involved, except as may be noted therein.

        9.8. ABSENCE OF CERTAIN DEVELOPMENTS. Since March 31, 2001, there has been (a) no Material Adverse Effect with respect to Zions Bancorp, and (b) no material deterioration in the quality of the loan portfolio of Zions Bancorp or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its provision for credit losses or its reserve for possible credit losses.

        9.9. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by Zions Bancorp or Vectra Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Zions Bancorp or Vectra Bank which might have a Material Adverse Effect upon Zions Bancorp which has not been disclosed in the Zions Bancorp Financial Statements or a certificate delivered by Zions Bancorp to the Company. Copies of all documents referred to in this Agreement, unless prepared solely by the Company, the Bank, White, or third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

        9.10. REGULATORY AND OTHER APPROVALS. As of the date of this Agreement, neither Zions Bancorp nor Vectra Bank has Knowledge of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Date of the business of Zions Bancorp as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of Zions Bancorp, could have a Material Adverse Effect upon Zions Bancorp. As of the date of this Agreement, neither Zions Bancorp nor Vectra Bank has Knowledge of any reason why all material consents and approvals shall not be procured from all other Persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Date of the business of Zions Bancorp as such business is carried on immediately prior to the Effective Date.

10.   COVENANTS OF ZIONS BANCORP AND VECTRA BANK.

     Zions Bancorp (on behalf of itself and Vectra Bank) and Vectra Bank (on behalf of itself) each hereby covenant and agree as follows:

        10.1. EXCHANGE ACT REPORTS. From the date of this Agreement to the Effective Date, Zions Bancorp shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to the Company.

        10.2. NASDAQ APPROVAL. Zions Bancorp shall use its commercially reasonable efforts to cause the shares of Zions Bancorp Stock to be issued in the Holding Company Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Date.

        10.3. SUBSEQUENT EVENTS. Until the Effective Date, Zions Bancorp and Vectra Bank will immediately advise the Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Date) would make the performance by Zions Bancorp or Vectra Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Date) would cause a condition to the Company's, the Bank's, or White's obligations under this Agreement not to be fully satisfied.

        10.4. INDEMNIFICATION. Following the Effective Date neither Zions Bancorp nor Vectra Bank will take any action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of the Company or the Bank as they existed immediately prior to the Effective Date to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including reasonable attorneys' fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Date. To the extent not provided by the foregoing, following the Effective Date and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of the Company or the Bank to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank shall survive the Effective Date and, following the Holding Company Merger and the Bank Merger, to the extent permitted by law, Zions Bancorp and Vectra Bank will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Date.

        10.5. EMPLOYEE BENEFITS. Zions Bancorp shall assume responsibility for complying with the requirements of the PBGC and the IRS after the Effective Date with respect to the termination of the Pension Plan and shall use commercially reasonable efforts to obtain a favorable determination from the IRS with respect to the Pension Plan's termination and to avoid the issuance by the PBGC of a Notice of Noncompliance with respect to the Pension Plan's termination. Zions Bancorp shall not permit any distribution to be made to Pension Plan participants and beneficiaries until receipt of a favorable determination from the IRS with respect to the termination of the Pension Plan.


11.   Closing.

        11.1. PLACE AND TIME OF CLOSING. Closing shall take place at a mutually agreeable location within the State of Colorado, or at such other place as the parties choose, or (if the parties shall be unable to agree on such a location or place) at the office of Vectra Bank located at 2000 South Colorado Boulevard, Suite 2-1200, Denver, Colorado, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

        11.2. EVENTS TO TAKE PLACE AT CLOSING. At the Closing, the following actions will be taken:

             (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

             (b) the Holding Company Merger and the issuance of shares and delivery of cash incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares and delivery of cash incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and then

             (c) the Bank Merger shall be effected.

12.   TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.

        12.1. TERMINATION BY REASON OF LAPSE OF TIME. This Agreement may be terminated by any party on or after March 31, 2002, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Date shall have occurred on or before such date, or (b) the failure of the Effective Date to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement, or to the failure of its affiliated party, to perform or observe its covenants and agreements as set forth herein.

        12.2. GROUNDS FOR TERMINATION. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Company):

             (a) by mutual consent of the parties hereto;

             (b) by Zions Bancorp, upon written notice to the Company given at any time (i) if any of the representations and warranties of the Company, the Bank, or White contained in section 7 of this Agreement was materially incorrect when made, or (ii) in the event of a material breach or material failure by the Company, the Bank, or White of any covenant or agreement of the Company, the Bank, or White contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to the Company, the Bank, or White, as the case may be, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in section 5 of this Agreement not being satisfied;

             (c) by the Company, upon written notice to Zions Bancorp given at any time (i) if any of the representations and warranties of Zions Bancorp or Vectra Bank contained in section 9 of this Agreement was materially incorrect when made, or (ii) in the event of a material breach or material failure by Zions Bancorp or Vectra Bank of any covenant or agreement of Zions Bancorp or Vectra Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Zions Bancorp or Vectra Bank, as the case may be, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in section 6 of this Agreement not being satisfied; or

             (d) by either Zions Bancorp or the Company upon written notice given to the other if the board of directors of either Zions Bancorp or the Company shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Holding Company Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Colorado or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement.

        12.3. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to the provisions of section 12.1 or section 12.2 of this Agreement, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, Vectra Bank, the Company, the Bank, or their respective directors or officers or shareholders, or White, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in section 13.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination, (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the amount of $500,000 to the other party or parties hereto that are not affiliated with it (it being understood and agreed for the purposes of the preceding clause that Zions Bancorp and Vectra Bank are parties that are affiliated with each other and that the Company, the Bank, and White are parties that are affiliated with one another), and (c) if the preferences expressed by Zions Bancorp on the subject treated in section 13.2(d) of this Agreement were that the Bank continue to operate under its current data processing system until the Effective Date, and if this Agreement is terminated as a result of the material breach of material failure by Zions Bancorp or Vectra Bank of a covenant or agreement hereunder, then (i) the Bank shall thereupon inform Fiserv, Inc. of its desire immediately to convert its data processing system to a newer Fiserv, Inc. system, and (ii) Zions Bancorp shall be liable to the Bank in the amount of the lesser of $450,000 or the actual costs paid by the Bank to Fiserv, Inc. to provide data processing service to the Bank from the period between the date of termination of this Agreement and the date on which Fiserv, Inc. completes the system conversion to a newer Fiserv, Inc. system.

        12.4. WAIVER OF TERMS OR CONDITIONS. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

        12.5. AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that, except as specifically provided herein or as may be approved by such shareholders, this Agreement may not be amended after the action by shareholders of the Company in any respect that would prejudice the economic interests of such Company shareholders or any of them.

13.   GENERAL PROVISIONS.

        13.1. ALLOCATION OF COSTS AND EXPENSES. Except as provided in this section 13.1, each party hereto shall pay its own fees and expenses, including the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section 13.1, (i) the cost of printing and delivering the proxy statement and other material to be transmitted to shareholders of the Company shall be deemed to be incurred on behalf of the Company, (ii) the cost of registering under federal and state securities laws the stock of Zions Bancorp to be received by the shareholders of the Company shall be deemed to be incurred on behalf of Zions Bancorp, and (iii) the cost of procuring the tax opinion referred to in section 4.4 of this Agreement shall be deemed to be incurred on behalf of the Company.

        13.2. MUTUAL COOPERATION.

             (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and (after a reasonable opportunity for review by counsel to the other parties) in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable (following such reasonable opportunity for review) shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

             (b) Zions Bancorp shall promptly prepare and file with the SEC the Registration Statement. Zions Bancorp and the Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each party will supply in a timely fashion such information concerning such party as shall be necessary or appropriate for inclusion in the Registration Statement and the proxy statement to be distributed to shareholders of the Company.

             (c) Subject to the terms and conditions herein provided, and except in each case as may be required by applicable law, no party shall take any action or omit to take any action which taking of action or omission of action is intended or may reasonably be expected to result in any of its or his representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Date, or in any of the conditions to the obligations of any unaffiliated party hereunder not being satisfied, or in a violation of any provision of this Agreement.

             (d) After the date of this Agreement, the Company shall coordinate with Zions Bancorp the record dates and payments dates relating to the declaration of any cash dividends in respect of Company Common Stock, to assure that holders of Company Common Stock shall not receive two cash dividends, or fail to receive one cash dividend, for any quarter with respect to their shares of Company Common Stock and shares of Zions Bancorp Stock any such holder receives in exchange therefor in the Holding Company Merger.

             (e) With regard to the upcoming decision of the Bank whether to convert its data processing system to a newer Fiserv, Inc. system, the Company and the Bank agree that (i) during the twenty-business-day period following the date of this Agreement they will consult with Zions Bancorp with regard to the preferences of Zions Bancorp and (ii) thereafter follow the preferences expressed by Zions Bancorp within such twenty-business-day period on this subject.

        13.3. FORM OF PUBLIC DISCLOSURES. Zions Bancorp and the Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

        13.4. CONFIDENTIALITY. Zions Bancorp, Vectra Bank, the Company, the Bank, and their respective subsidiaries and White shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, Vectra Bank, the Company, the Bank, nor their respective subsidiaries nor White shall use any of such information for any other purpose, including the competitive detriment of any other party. Zions Bancorp and Vectra Bank, on the one hand, and the Company, the Bank, and White, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms of this Agreement, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound be the terms of this section 13.4. The confidentiality agreement contained in this section 13.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

        13.5. CLAIMS OF BROKERS.

             (a) Except as otherwise provided in this Agreement, each of the Company, the Bank, and White shall indemnify, defend, and hold Zions Bancorp and Vectra Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or him or on its or his behalf with respect to Zions Bancorp or Vectra Bank.

             (b) Each of Zions Bancorp and Vectra Bank shall indemnify, defend, and hold the Company, the Bank, and White harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to the Company or the Bank.

        13.6. INFORMATION FOR APPLICATIONS AND REGISTRATION STATEMENT.

             (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each Person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 13.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

             (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 13.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

        13.7. STANDARD OF MATERIALITY. The terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of:

             (a) the Company, when the term is used with reference to the Company or the Bank, or

             (b) Zions Bancorp, when the term is used with reference to Zions Bancorp or Vectra Bank,

in any case as of March 31, 2001, as determined in accordance with generally accepted accounting principles.

        13.8. ADJUSTMENTS FOR CERTAIN EVENTS. Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, per-share amounts, and exchange ratios referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

        13.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart of this Agreement to produce or account for the other counterpart.

        13.10. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter of this Agreement. Any previous agreements or understandings among the parties regarding the subject matter of this Agreement are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any Person, other than Zions Bancorp, Vectra Bank, the Company, the Bank, and their respective shareholders and White any rights or remedies under or by reason of this Agreement.

        13.11. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The respective representations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and shall survive the Effective Date until the second anniversary thereof. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

        13.12. INTERPRETATION. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a Person are also to its successors and assigns; except as the context may otherwise require, "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision of this Agreement or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "article," "section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision of this Agreement or an "Exhibit" or "Schedule" hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

        13.13. NOTICES. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp or Vectra Bank:

      Zions Bancorporation
      One South Main, Suite 1380
      Salt Lake City, Utah 84111

      Attention:      Mr. Harris H. Simmons
                      President and Chief Executive Officer

With a required copy to:

      Brian D. Alprin, Esq.
      Duane, Morris & Heckscher LLP
      1667 K Street, N.W., Suite 700
      Washington, D.C. 20006

If to the Company or the Bank:

      Minnequa Bancorp, Inc.
      401 West Northern Avenue
      Pueblo, Colorado 81004-3100

      Attention:      Mr. John A. Marvel
                      President

With a required copy to:

      Donald J. Banner, Esq.
      Banner, Buxman, Kwitek & Ohlsen, P.C.
      Post Office Box 1423
      Pueblo, Colorado 81002-1423

If to White:

      Mr. Mahlon T. White
      Post Office Box 2097
      Pueblo, Colorado 81004

With a required copy to:

      Donald J. Banner, Esq.
      Banner, Buxman, Kwitek & Ohlsen, P.C.
      Post Office Box 1423
      Pueblo, Colorado 81002-1423


        All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

        13.14. CHOICE OF LAW AND VENUE. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of law thereof. The parties hereby designate Denver County, Colorado to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

        13.15. BINDING AGREEMENT. This Agreement shall be binding upon the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                             ZIONS BANCORPORATION

                             By: /s/ Harris H. Simmons
                                 ---------------------
                                 Harris H. Simmons
                                 President and Chief Executive Officer



                             VECTRA BANK COLORADO, NATIONAL ASSOCIATION

                             By: /s/ Bruce K. Alexander
                                 ---------------------
                                 Bruce K. Alexander
                                 President and Chief Executive Officer



                             MINNEQUA BANCORP, INC.

                             By: /s/ Mahlon T. White
                                 ---------------------
                                 President



                             THE MINNEQUA BANK OF PUEBLO

                             By: /s/ John A. Marvel
                                 ---------------------
                                 Vice President



                             MAHLON T. WHITE
                             /s/ Mahlon T. White
                             ---------------------

        The undersigned members of the Board of Directors of Minnequa Bancorp, Inc. (the "Company"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of the Company.

        The undersigned do hereby, individually and as a group, until the Effective Date or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or The Minnequa Bank of Pueblo.



/s/ Mahlon T. White                      /s/ Vernon K. Cochran
---------------------                    ---------------------
Mahlon T. White, Director                Vernon K. Cochran, Director


/s/ Bob Johnston, Jr.                     /s/ John A. Marvel
---------------------                     --------------------
Bob Johnston, Jr., Director              John A. Marvel, Director

                                   APPENDIX B


September ___, 2001


PERSONAL AND CONFIDENTIAL

The Board of Directors
Minnequa Bancorp, Inc.
401 West Northern
Pueblo, Colorado 81004

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Minnequa Bancorp, Inc. (the "Company"), of the consideration to be received by the Company's shareholders pursuant to the Agreement and Plan of Reorganization, dated as of July 10, 2001 (the "Agreement"), by and among the Company, Vectra Bank of Colorado, National Association ("Vectra Bank"), The Minnequa Bank of Pueblo (the "Bank"), Mahlon T. White and Zions Bancorporation ("Zions Bancorp").

        You have advised us that, under the terms and conditions of the Agreement, and subject to the terms and conditions set forth therein, at the effective time, (i) the Company will be merged with and into Zions Bancorp, and Zions Bancorp will be the surviving corporation, and (ii) the Bank will be merged with and into Vectra Bank, and Vectra Bank will be the surviving national banking association (collectively, the "Merger"). All of the Company's common shares issued and outstanding immediately prior to the effective time of the Merger will be exchanged, in the aggregate, for $45,000,000, payable in $24,750,000 of registered common shares of Zions Bancorp and $20,250,000 in cash, subject to certain adjustments described in the Agreement (the "Merger Consideration").

        McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, (ii) certain financial statements and other financial information of the Company; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of the Company; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company, and the trading markets for such other companies' securities; (vi) certain publicly available information concerning the trading of, and the trading market for, the common shares of Zions Bancorp; (vii) certain other publicly available information concerning Zions Bancorp; (viii) certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry; and (ix) the economic, banking and competitive climate for banking institutions in Colorado. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry.

        In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Zions Bancorp contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Zions Bancorp, nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions of the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

        It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by the Company's shareholders pursuant to the Agreement and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

        In the ordinary course of our business, we may actively trade securities of Zions Bancorp for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger.

        We have acted as a financial adviser to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances.

        Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Company's shareholders.

                                         Very truly yours,



                                         McDONALD INVESTMENTS INC.

                                   APPENDIX C

                        COLORADO BUSINESS CORPORATION ACT
                               Dissenters' Rights


        7-113-101 DEFINITIONS. -- For purposes of this article:

        1. "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

        3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

        4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

        5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

        6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

        7. "Shareholder" means either a record shareholder or a beneficial shareholder.

        7-113-102 RIGHT TO DISSENT.-- 1. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party if:

        (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

        (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

        (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

        (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

        1.3. A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders, at the time of:

        (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

        (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

        (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

        1.8. The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

        (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

        (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

        (c) Cash in lieu of fractional shares; or

        (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

        2.

        2.5. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

        3. A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

        4. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

        2. A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

        3. The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

        7-113-201 NOTICE OF DISSENTERS' RIGHTS.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

        2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

        7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

        (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

        (b) Not vote the shares in favor of the proposed corporate action.

        2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

        3. A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

        7-113-203 DISSENTERS' NOTICE.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

        2. The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

        (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

        (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

        (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

        (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

        (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

        (g) Be accompanied by a copy of this article.

        7-113-204 PROCEDURE TO DEMAND PAYMENT.--1. A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

        (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

        (b) Deposit the shareholder's certificates for certificated shares.

        2. A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

        3. Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

        4. A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

        7-113-205 UNCERTIFICATED SHARES.--1. Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

        2. In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

     7-113-206 PAYMENT.--1. Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

        2. The payment made pursuant to subsection (1) of this section shall be accompanied by:

        (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

        (b) A statement of the corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

        (e) A copy of this article.

        7-113-207 FAILURE TO TAKE ACTION.--1. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        2. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

        7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--1. The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

        2. An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

        7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

        (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

        (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

        (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

        2. A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

        7-113-301 COURT ACTION.--1. If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

        2. The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

        3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

        4. The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

        5. Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

        7-113-302 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under Section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

        2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

        (b) Against either the corporation or one of more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

ARTICLE VI of Zions' bylaws provides as follows:

                                 INDEMNIFICATION

Section 6.01 Indemnification of Directors. (a) Permitted Indemnification. Pursuant to Section 16-10a-902 of the Act, unless otherwise provided in the Articles of Incorporation as permitted by Section 16-10a-909 of the Act, the Corporation may indemnify any individual, made a party to a proceeding because such individual is or was a director of the Corporation, against liability incurred in the proceeding if the Corporation has authorized the payment in accordance with Section 16-10a-906 of the Act and a determination has been made in accordance with the procedures set forth in Section 16-10a-906(2) of the Act that the director has met the applicable standards of conduct as set forth below and in Section 16-10a-902 of the Act: (i) the individual's conduct was in good faith; (ii) the individual reasonably believed that his or her conduct was in, or not opposed to, the Corporation's best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

(b) Limitation on Permitted Indemnification. As provided in Section 16-10a-902(4) of the Act, the Corporation shall not indemnify a director under
Section 6.01(a) above: (i) in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation; or
(ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in the director's official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.

(c) Indemnification in Derivative Actions Limited. Indemnification permitted under Section 6.01(a) and Section 16-10a-902 of the Act in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.

(d) Mandatory Indemnification. As set forth in Section 16-10a-903 of the Act, unless limited by the Articles of Incorporation, the Corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which the director was a party because the director is or was a director of the Corporation, against reasonable expenses incurred by the director in connection with the proceeding or claim with respect to which the director has been successful.

Section 6.02 Advance Expenses for Directors. Pursuant to the provisions of
Section 16-10a-904 of the Act, if a determination is made, following the procedures of Section 16-10a-906(b) of the Act, that a director has met the following requirements, and if an authorization of payment is made, following the procedures and standards set forth in Section 16-10a-906 of the Act, then unless otherwise provided in the Articles of Incorporation, the Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if: (i) the director furnishes the Corporation a written affirmation of the director's good faith belief that the director has met the applicable standard of conduct described in Section 16-10a-902 of the Act; (ii) the director furnishes to the Corporation a written undertaking, executed personally or on such director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 16-10a-901 through 909 of the Act.

Section 6.03 Indemnification of Officers, Employees, Fiduciaries, and Agents. Unless otherwise provided in the Articles of Incorporation, and pursuant to
Section 16-10a-907 of the Act: (i) an officer of the Corporation is entitled to mandatory indemnification under Section 16-10a-903 of the Act, and is entitled to apply for court-ordered indemnification under Section 16-10a-905 of the Act, in each case to the same extent as a director; (ii) the Corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the Corporation to the same extent as to a director; and (iii) the Corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by the Articles of Incorporation, these Bylaws, action of the Board of Directors, or contract.

Section 6.04 Insurance. As provided in Section 16-10a-908 of the Act, the Corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the Corporation would have power to indemnify such person against the same liability under Article VII of these Bylaws or Sections 16-10a-902, 903 or 907 of the Act. Insurance may be procured from any insurance company designated by the Board of Directors, whether the insurance company is formed under the laws of this state or any other jurisdiction, including any insurance company in which the Corporation has an equity or any other interest through stock ownership or otherwise.

Section 6.05 Scope of Indemnification. The indemnification and advancement of expenses authorized by this Article is intended to permit the Corporation to indemnify to the fullest extent permitted by the laws of the State of Utah any and all persons whom it shall have power to indemnify under such laws from and against any and all of the expenses, disabilities, or other matters referred to in or covered by such laws. Any indemnification or advancement of expenses hereunder, unless otherwise provided when the indemnification or advancement of expenses is authorized or ratified, is intended to be applicable to acts or omissions that occurred prior to the adoption of this Article, shall continue as to any party during the period such party serves in any one or more of the capacities covered by this Article, shall continue thereafter so long as the party may be subject to any possible proceeding by reason of the fact that such party served in any one or more of the capacities covered by this Article, and shall inure to the benefit of the estate and personal representatives of such person. Any repeal or modification of this Article or of any Section or provision hereof shall not affect any right or obligation then existing. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and each party covered hereby.

Section 6.06 Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Article shall be in addition to any other rights which a party may have or hereafter acquire under any applicable law, contract, order, or otherwise.

Section 6.07 Severability. If any provision of this Article shall be held to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Article shall not be affected or impaired thereby, but shall, to the fullest extent possible, be construed so as to give effect to the intent of this Article that each party covered hereby is entitled to the fullest protection permitted by law.

Article XVIII of Zions Bancorporation's Articles of Incorporation provides as follows:

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

Item 21. Exhibits and Financial Statements.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

-----------    -----------------------------------------------------------------
Exhibit No.    Description
-----------    -----------------------------------------------------------------
2.1            Agreement and Plan of Reorganization by and among Zions
               Bancorporation, Vectra Bank Colorado, National Association,
               Minnequa Bancorp, Inc., The Minnequa Bank of Pueblo, and Mahlon
               T. White dated as of July 10, 2001 (included as Appendix A in the
               Proxy Statement/Prospectus included in this Registration
               Statement)
-----------    -----------------------------------------------------------------
3.1            Zions' Restated Articles of Incorporation, dated November 8,
               1993, incorporated by reference to Exhibit 3.1 of Form S-4, filed on November 22, 1993, File No. 333-51145
-----------    -----------------------------------------------------------------
3.2            Articles of Amendment to Restated Articles of Incorporation of
               Zions Bancorporation, dated April 30, 1997, incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter ended June
               30, 1997, File No. 0-2610
-----------    -----------------------------------------------------------------
3.3            Articles of Amendment to Restated Articles of Incorporation of
               Zions Bancorporation, dated April 24, 1998, incorporated by reference to Exhibit 3 of Form 10-Q for the quarter ended June
               30, 1998, File No. 0-2610
-----------    -----------------------------------------------------------------
3.4            Articles of Amendment to Restated Articles of Incorporation of
               Zions Bancorporation, dated April 25, 2001, incorporated by reference to Exhibit 3.7 of Form S-4, filed on July 13, 2001,
               File No. 333-65156
-----------    -----------------------------------------------------------------
3.5            Restated Bylaws of Zions Bancorporation, dated January 19, 2001, incorporated by reference to Exhibit 3.4 of Form S-4, filed on
               February 5, 2001, File No. 333-54986
-----------    -----------------------------------------------------------------
4              Shareholder Protection Rights Agreement, dated September 27,
               1996, incorporated by reference to Exhibit 1 of Form 8-K, filed
               October 12, 1996, SEC File No. 0-2610
-----------    -----------------------------------------------------------------
5              Opinion of Duane, Morris & Heckscher LLP as to the validity of
               Zions' securities being registered
-----------    -----------------------------------------------------------------
8              Opinion of Duane, Morris & Heckscher LLP as to material federal income tax matters
-----------    -----------------------------------------------------------------
10.1           Agreement of Merger by and between Zions Bancorporation and
               Minnequa Bancorp, Inc., dated as of July 10, 2001
-----------    -----------------------------------------------------------------
10.2           Agreement of Merger by and between Vectra Bank Colorado, National
               Association and The Minnequa Bank of Pueblo, dated as of July 10,
               2001
-----------    -----------------------------------------------------------------
10.3           Directors Support Agreement, dated as of July 10, 2001, included as a part of the Agreement and Plan of Reorganization by and among Zions Bancorporation, Vectra Bank Colorado, National
               Association, Minnequa Bancorp, Inc., The Minnequa Bank of Pueblo,
               and Mahlon T. White dated as of July 10, 2001, incorporated by reference to Exhibit 2.1 above
-----------    -----------------------------------------------------------------
10.4           Voting Agreement, dated as of July 10, 2001, by and between Zions
               Bancorporation and various stockholders of Minnequa Bancorp, Inc.
-----------    -----------------------------------------------------------------
10.5           Form of Employment Agreement between Vectra Bank Colorado,
               National Association and John A. Marvel
-----------    -----------------------------------------------------------------
10.6           Form of Non-Competition Agreement between Vectra Bank Colorado,
               National Association and Mahlon T. White
-----------    -----------------------------------------------------------------
10.7           Form of Consideration Retention and Payout Agreement between
               Vectra Bank Colorado, National Association and Mahlon T. White
-----------    -----------------------------------------------------------------

-----------    -----------------------------------------------------------------
23.1           Consent of Ernst & Young LLP
-----------    -----------------------------------------------------------------
23.2           Consent of KPMG LLP
-----------    -----------------------------------------------------------------
23.3           Consent of McDonald Investments Inc.
-----------    -----------------------------------------------------------------
23.4           Consents of Duane, Morris & Heckscher LLP (included in Exhibits 5 and 8)
-----------    -----------------------------------------------------------------
24.1           Power of Attorney (contained on signature pages to this
               Registration Statement)
-----------    -----------------------------------------------------------------
99.1           Form of Proxy for Minnequa Bancorp, Inc. Special Meeting of
               Stockholders
-----------    -----------------------------------------------------------------
99.2           Opinion of McDonald Investments Inc. as to the fairness of the exchange ratio to the stockholders of Minnequa Bancorp, Inc.
               (attached as Appendix B to the Proxy Statement/Prospectus
               included in this Registration Statement)
-----------    -----------------------------------------------------------------

        (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22.  Undertakings.

        The undersigned registrant hereby undertakes as follows:

        (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (6) to respond to requests for information that is incorporated by reference into the Document pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

        (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (8) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (9) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.